   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1994

                                                  REGISTRATION NO. 33-54475
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                      COLUMBIA/HCA HEALTHCARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     8062                    75-2497104
     (STATE OR OTHER           (PRIMARY STANDARD               (I.R.S.
      JURISDICTION         INDUSTRIAL CLASSIFICATION    EMPLOYER IDENTIFICATION
   OF INCORPORATION OR           CODE NUMBER)                   NO.)
      ORGANIZATION)


                            201 WEST MAIN STREET
                         LOUISVILLE, KENTUCKY 40202
                                (502) 572-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              STEPHEN T. BRAUN
                  SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                     COLUMBIA/HCA HEALTHCARE CORPORATION
            201 WEST MAIN STREET LOUISVILLE, KENTUCKY 40202 (502)
                                   572-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
    LINDA M. ROBISON                               MICHAEL JOSEPH
 WEIL, GOTSHAL & MANGES                       DYER, ELLIS, JOSEPH & MILLS
700 LOUISIANA, SUITE 1600                    600 NEW HAMPSHIRE AVENUE, N.W.
   HOUSTON, TEXAS 77002                         WASHINGTON, D.C. 20037

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      COLUMBIA/HCA HEALTHCARE CORPORATION

       CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM                                                                             PROSPECTUS CAPTION
 ----                                                                             ------------------
                      A. INFORMATION ABOUT THE TRANSACTION

  1.  Forepart of Registration Statement and Outside Front Cover
       Page of Prospectus..........................................        Cover Page
  2.  Inside Front and Outside Back Cover Pages of Prospectus......        Available Information, Documents Incor-
                                                                            porated By Reference, Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
       Information.................................................        Summary, Certain Considerations, The Merger

  4.  Terms of the Transaction.....................................        The Merger, The Merger Agreement,
                                                                            Description of Columbia Capital Stock,
                                                                            Comparative Rights of Stockholders
  5.  Pro Forma Financial Information..............................        Unaudited Pro Forma Condensed Combined
                                                                            Financial Statements
  6.  Material Contacts with the Company Being Acquired............        The Merger
  7.  Additional Information Required for Reoffering by Persons and
       Parties Deemed to be Underwriters...........................        *
  8.  Interests of Named Experts and Counsel.......................        Legal Matters, Experts
  9.  Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities..................................        *

                      B. INFORMATION ABOUT THE REGISTRANT
 10.  Information with Respect to S-3 Registrants..................        *
 11.  Incorporation of Certain Information by Reference............        Documents Incorporated By Reference
 12.  Information with Respect to S-2 or S-3 Registrants...........        *
 13.  Incorporation of Certain Information by Reference............        *
 14.  Information with Respect to Registrants Other than S-3 or
       S-2 Registrants.............................................        *

                C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information with Respect to S-3 Companies....................        Documents Incorporated By Reference
 16.  Information with Respect to S-2 or S-3 Companies.............        *
 17.  Information with Respect to Companies Other than S-3 or S-2
       Companies...................................................        *

                      D. VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or Authorizations are to be
       Solicited:
       1.  Date, Time and Place Information........................        Summary
       2.  Revocability of Proxy...................................        The Special Meeting
       3.  Dissenters' Rights of Appraisal.........................        The Special Meeting
       4.  Persons Making the Solicitation.........................        General Information, The Special Meeting
       5.  Interest of Certain Persons in Matters to be Acted Upon
            and Voting Securities and Principal Holders Thereof....        The Merger, The Merger Agreement, The
                                                                            Special Meeting, Approval of 1994
                                                                            Restricted and Nonqualified Stock
                                                                            Option Plan, Approval of Directors
                                                                            Nonqualified Stock Option Plan,
                                                                            Approval of Director Options
       6.  Vote Required for Approval...............................       The Special Meeting
       7.  Directors and Executive Officers, Executive Compensation,
            and Certain Relationships and Related Transactions......       Documents Incorporated By Reference,
                                                                            Election of Directors, Compensation of
                                                                            Executive Officers
 19.  Information if Proxies, Consents or Authorizations are not to be
       Solicited or in an Exchange Offer............................        *

- -------
*Indicates that Item is not applicable or answer is in the negative.

[MEDICAL CARE LETTERHEAD]

                                                              July 29, 1994

To the Stockholders of Medical Care America, Inc.:

  Enclosed are a Notice of Special Meeting of Stockholders, a Proxy Statement and Prospectus, and a Proxy for a Special Meeting of Stockholders (the "Special Meeting") of Medical Care America, Inc. ("MCA") to be held on September 1, 1994, at 9:00 a.m., Dallas, Texas time, at the Westin Hotel, Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas.

  At the Special Meeting you will be asked to consider and vote on a proposal to approve and adopt a Merger Agreement pursuant to which a wholly-owned subsidiary of Columbia/HCA Healthcare Corporation ("Columbia") will be merged with and into MCA, which will thereupon become a subsidiary of Columbia. The terms of the Merger Agreement provide that holders of MCA Common Stock owned as of the effective time of the merger will receive a specified number of shares of Columbia Common Stock for each share. You will also be asked to consider proposals to (a) approve MCA's 1994 Restricted and Nonqualified Stock Option Plan, (b) approve the June 1993 grant of stock options to MCA's non-employee directors, (c) approve MCA's Directors Nonqualified Stock Option Plan, and (d) elect four directors to serve until the 1997 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

  Details of the proposals are set forth in the accompanying Proxy Statement and Prospectus, which you should read carefully.

  After careful consideration, the Board of Directors of MCA has determined that the proposed merger is fair to and in the best interests of MCA and its stockholders. Accordingly, the Board of Directors has unanimously approved the Merger Agreement and recommends that all stockholders vote for its approval. The Board of Directors of MCA believes that the proposed merger presents a significant opportunity for diversification of stockholders' investment by becoming stockholders of a larger company, which provides a broader range of health care services and is thus more effectively able to respond to the changing health care environment.

  All stockholders are invited to attend the Special Meeting in person. The affirmative vote of a majority of the outstanding shares of MCA Common Stock will be necessary for approval and adoption of the Merger Agreement.

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                          Sincerely,

                                          Donald E. Steen
                                          President and Chief Executive
                                           Officer

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                          MEDICAL CARE AMERICA, INC.
                                13455 NOEL ROAD
                              DALLAS, TEXAS 75240

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON SEPTEMBER 1, 1994

To the Stockholders of Medical Care America, Inc.:

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Medical Care America, Inc. ("MCA") will be held on September 1, 1994, at 9:00 a.m., Dallas, Texas time, at the Westin Hotel, Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas, for the following purposes:

  (1) to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 23, 1994 (the "Merger Agreement"), among Columbia/HCA Healthcare Corporation ("Columbia"), CHOS Acquisition Corporation ("Columbia Sub") and MCA, pursuant to which, among other things, (a) Columbia Sub would be merged with and into MCA (the "Merger") and (b) each stockholder of MCA would receive for each share of MCA Common Stock owned as of the effective time of the Merger a specified number of shares of Columbia Common Stock, as described in the accompanying Proxy Statement and Prospectus;

  (2) to consider and act upon a proposal to approve, effective the Effective Time of the Merger, MCA's 1994 Restricted and Nonqualified Stock Option Plan for which shares previously issuable under pre-existing stock option plans will be reallocated;

  (3) to consider and act upon a proposal to approve, effective the Effective Time of the Merger, the June 1993 grant to each of MCA's non-employee directors of stock options to purchase 10,000 shares of MCA Common Stock;

  (4) to consider and act upon a proposal to approve MCA's Directors Nonqualified Stock Option Plan for which shares previously issuable under pre-existing plans will be reallocated;

  (5) to elect four directors to serve until the 1997 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

  (6) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Board of Directors of MCA has fixed the close of business on July 29, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Special Meeting. A list of MCA stockholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal offices of MCA, 13455 Noel Road, Dallas, Texas, for ten days prior to the Special Meeting.

  A form of Proxy and a Proxy Statement and Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

  You are cordially invited and urged to attend the Special Meeting in person, but if you are unable to do so, please complete, sign, date and promptly return the enclosed Proxy in the enclosed, self-addressed, stamped envelope. If you attend the Special Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE PROPOSALS. THE PROPOSAL TO ELECT FOUR DIRECTORS AND THE PROPOSAL TO APPROVE MCA'S DIRECTORS NONQUALIFIED STOCK OPTION PLAN WILL BE PRESENTED AND ACTED UPON AT THE SPECIAL MEETING ONLY IN THE EVENT THAT THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT IS NOT APPROVED BY STOCKHOLDERS.

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors,

                                          Jonathan R. Bond
                                          Senior Vice President and Secretary

Dallas, Texas

July 29, 1994

COLUMBIA/HCA HEALTHCARE                               MEDICAL CARE AMERICA, INC.
     CORPORATION

                               ----------------

                         PROXY STATEMENT AND PROSPECTUS

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Board of Directors of Medical Care America, Inc., a Delaware corporation ("MCA"), for use in connection with a Special Meeting of Stockholders of MCA (the "Special Meeting"), which is to be held on September 1, 1994, or any adjournment(s) or postponement(s) thereof. At such meeting, the stockholders of MCA will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 23, 1994 (the "Merger Agreement") among Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), CHOS Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Columbia ("Columbia Sub"), and MCA, pursuant to which Columbia Sub would be merged with and into MCA (the "Merger"). As a result of the Merger each of the then outstanding shares of Common Stock, $.01 par value, of MCA (the "MCA Common Stock") would be converted into the right to receive a specified number of shares of Common Stock, $.01 par value, of Columbia (the "Columbia Common Stock").

  In addition, at the Special Meeting, the stockholders of MCA will consider and vote upon proposals to (a) approve MCA's 1994 Restricted and Nonqualified Stock Option Plan, (b) approve the June 1993 grant of stock options to MCA's non-employee directors, (c) approve MCA's Directors Nonqualified Stock Option Plan, and (d) elect four directors to serve until the 1997 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

  The stockholders of MCA also will consider and vote upon such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

  This Proxy Statement/Prospectus also constitutes a prospectus of Columbia with respect to the shares of Columbia Common Stock (including the associated Preferred Stock Purchase Rights) to be issued pursuant to the Merger.

  FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "CERTAIN CONSIDERATIONS."

  This Proxy Statement/Prospectus is first being mailed to the stockholders of MCA on or about August 3, 1994.

                               ----------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

     THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS IS JULY 29, 1994.

                             AVAILABLE INFORMATION

  Columbia and MCA are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The shares of Columbia Common Stock and MCA Common Stock are listed on the New York Stock Exchange and, as a result, the periodic reports, proxy statements and other information filed by Columbia and MCA with the Commission can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  Columbia has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Columbia Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of Columbia filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO COLUMBIA AND MCA WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO COLUMBIA (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM COLUMBIA/HCA HEALTHCARE CORPORATION, 201 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40202,
ATTENTION: STEPHEN T. BRAUN, SECRETARY, TELEPHONE: (502) 572-2000. DOCUMENTS RELATING TO MCA (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM MEDICAL CARE AMERICA, INC., 13455 NOEL ROAD, DALLAS, TEXAS 75240, ATTENTION: JONATHAN R. BOND, SECRETARY,
TELEPHONE: (214) 701-2200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY AUGUST 24, 1994. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

  The following Columbia documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the year ended December 31, 1993, as amended (the "1993 Columbia 10-K").

    2. The portions of the Proxy Statement for the Annual Meeting of Stockholders held May 12, 1994 that have been incorporated by reference in the 1993 Columbia 10-K.

    3. Quarterly Report on Form 10-Q for the interim period ended March 31,
  1994.

    4. Current Reports on Form 8-K dated May 12, 1994, May 24, 1994, July 11, 1994, July 21, 1994 and July 28, 1994.

    5. Registration Statement on Form 8-A dated August 31, 1993.

                                      (ii)

  The following MCA documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the year ended December 31, 1993, as amended (the "1993 MCA 10-K").

    2. Quarterly Report on Form 10-Q for the interim period ended March 31,
  1994.

    3. Current Reports on Form 8-K dated March 8, 1994, May 25, 1994 and July 27, 1994.

    4. Registration Statement on Form 8-A dated September 9, 1992.

  All documents filed by Columbia or MCA with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the MCA stockholders meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COLUMBIA OR MCA SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                                     (iii)

                               TABLE OF CONTENTS

GENERAL INFORMATION.........................................................   i
AVAILABLE INFORMATION.......................................................  ii
DOCUMENTS INCORPORATED BY REFERENCE.........................................  ii
SUMMARY.....................................................................   1
CERTAIN CONSIDERATIONS......................................................  12
  Health Care Reform........................................................  12
  Competition; Impact of Managed Care Organizations.........................  12
  Limits on Reimbursement...................................................  12
  Extensive Regulation......................................................  13
  Pending HCA Tax Litigation................................................  13
  Dependence on Key Personnel...............................................  14
  Professional Liability Risks..............................................  14
  Certain Anti-takeover Provisions..........................................  14
  MCA Securities Litigation.................................................  14
THE SPECIAL MEETING.........................................................  15
  Matters to Be Considered at the Special Meeting...........................  15
  Vote Required.............................................................  15
  Voting of Proxies.........................................................  15
  Revocability of Proxies...................................................  16
  Record Date; Shares Entitled to Vote; Quorum..............................  16
  No Dissenters' Rights.....................................................  16
  Solicitation of Proxies...................................................  16
THE MERGER..................................................................  17
  General...................................................................  17
  Background of the Merger..................................................  17
  Reasons for the Merger; Recommendation of the Board of Directors..........  18
  Opinion of Financial Advisor..............................................  18
  Interests of Certain Persons in the Merger................................  22
  Accounting Treatment......................................................  23
  Certain Federal Income Tax Consequences...................................  23
  Regulatory Approval.......................................................  24
  Resale Restrictions.......................................................  24
THE MERGER AGREEMENT........................................................  25
  The Merger................................................................  25
  Exchange Procedures.......................................................  26
  Representations and Warranties............................................  27
  Certain Covenants.........................................................  28
  No Solicitation of Transactions...........................................  29
  Indemnification and Insurance.............................................  29
  Conditions................................................................  29
  Termination...............................................................  30
  Termination Fee...........................................................  31
  Expenses..................................................................  31
  Amendment and Waiver......................................................  31
  Alternative Merger Structure..............................................  31
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.................  32
DESCRIPTION OF COLUMBIA CAPITAL STOCK.......................................  38
  Authorized Capital Stock..................................................  38
  Columbia Common Stock.....................................................  38
  Columbia Nonvoting Common Stock...........................................  38
  Columbia Preferred Stock..................................................  38

                                      (iv)

  Columbia Preferred Stock Purchase Rights.................................  39
COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................  42
  General..................................................................  42
  Classified Board of Directors............................................  42
  Stockholder Rights Plan..................................................  42
  Number of Directors; Removal; Filling Vacancies..........................  43
  No Stockholder Action by Written Consent; Special Meetings...............  44
  Fair Price Provisions....................................................  45
  Advance Notice Provisions for Stockholder Nominations and Stockholder
   Proposals...............................................................  46
  Common Stock and Nonvoting Common Stock..................................  48
  Preferred Stock..........................................................  48
  Amendment of the Certificate of Incorporation and Bylaws.................  48
  Business Combinations....................................................  49
  Special Voting Requirements..............................................  49
  Limitation of Liability of Directors.....................................  49
  Indemnification of Directors and Officers................................  50
  Other Provisions.........................................................  50
APPROVAL OF 1994 RESTRICTED AND NONQUALIFIED STOCK OPTION PLAN.............  51
  General Description of the Plan..........................................  51
  Federal Income Tax Consequences..........................................  53
  Vote Required and Recommendation.........................................  54
APPROVAL OF DIRECTOR OPTIONS...............................................  55
  Federal Income Tax Consequences..........................................  55
  Vote Required and Recommendation.........................................  56
APPROVAL OF DIRECTORS NONQUALIFIED STOCK OPTION PLAN.......................  56
  General Description of the Plan..........................................  56
  Federal Income Tax Consequences..........................................  57
  Vote Required and Recommendation.........................................  57
SUMMARY OF BENEFITS UNDER THE 1994 PLAN, THE DIRECTORS PLAN AND THE 1993
 DIRECTOR OPTIONS .........................................................  57
ELECTION OF DIRECTORS......................................................  58
  Nominees.................................................................  59
  Executive Officers and Directors Other than Nominees.....................  59
  Certain Board Information................................................  61
  Compliance with Section 16 of the Exchange Act...........................  62
  Compensation Committee Interlocks and Insider Participation..............  62
COMPENSATION OF EXECUTIVE OFFICERS.........................................  62
  Summary Compensation Table...............................................  62
  Option Grants in Last Fiscal Year........................................  63
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
   Option Values...........................................................  63
  Ten-Year Option/SAR Repricings...........................................  64
  Employment Agreements....................................................  64
REPORT OF THE OPTION AND COMPENSATION COMMITTEE............................  65
PERFORMANCE GRAPH..........................................................  67
LEGAL MATTERS..............................................................  68
EXPERTS....................................................................  68
SELECTION OF AUDITORS......................................................  68
STOCKHOLDER PROPOSALS......................................................  68
OTHER MATTERS..............................................................  69
APPENDIX A--AGREEMENT AND PLAN OF MERGER................................... A-1
APPENDIX B--FAIRNESS OPINION OF DILLON, READ & CO. INC..................... B-1

                                      (v)

                                    SUMMARY

  The following summary of certain information contained elsewhere in this Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") does not purport to be complete and is qualified in its entirety by reference to the full text, including the Appendices attached hereto. As used in this Proxy Statement/Prospectus, "Columbia" refers to Columbia/HCA Healthcare Corporation and "MCA" refers to Medical Care America, Inc., and, unless the context otherwise requires, such entities and their respective subsidiaries and affiliated partnerships. The information contained in this Proxy Statement/Prospectus with respect to Columbia and its affiliates has been supplied by Columbia, and the information with respect to MCA and its affiliates has been supplied by MCA. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

COLUMBIA

  Columbia is one of the largest health care services companies in the United States. As of March 31, 1994, Columbia operated 168 general, acute care hospitals and 28 psychiatric hospitals in 26 states and two foreign countries. In addition, as part of its comprehensive health care networks, Columbia operates facilities that provide a broad range of outpatient and ancillary services. For the year ended December 31, 1993, Columbia generated operating revenues of $10.3 billion and income from continuing operations of $575 million. Columbia's outpatient and ancillary services accounted for 27 percent of total operating revenues in 1993.

  Columbia's primary objective is to provide to the markets it serves a comprehensive array of quality health care services in the most cost effective manner possible. Columbia's general, acute care hospitals usually provide a full range of services commonly available in hospitals to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by Columbia's general, acute care hospitals as well as at freestanding facilities operated by Columbia including rehabilitation facilities, outpatient surgery and diagnostic centers, home health care agencies and other facilities. In addition, Columbia operates psychiatric hospitals which generally provide a full range of mental health care services in inpatient, partial hospitalization and outpatient settings.

  On February 10, 1994, Columbia acquired HCA-Hospital Corporation of America ("HCA") in a transaction accounted for as a pooling of interests (the "HCA Merger"). Effective September 1, 1993, Columbia acquired Galen Health Care, Inc. ("Galen") also in a pooling of interests transaction (the "Galen Merger"). Galen began operations as an independent publicly held corporation upon the distribution of all of its common stock (the "Spinoff") by its then 100% owner, Humana Inc. ("Humana"), on March 1, 1993.

  Columbia's principal executive offices are located at 201 West Main Street, Louisville, Kentucky 40202, and its telephone number at such address is (502) 572-2000.

MCA

  MCA is a national provider of alternate-site health care services, consisting primarily of outpatient surgical facilities. In addition to its ownership and operation of 96 freestanding surgical centers, MCA owned or managed five ophthalmic surgical practices, six diagnostic imaging centers, and ten physical therapy facilities as of June 30, 1994.

  The alternate-site provision of health care services, which is the provision of services outside their traditional hospital setting, has grown in recent years primarily as a result of cost containment efforts that have encouraged shorter hospital stays, technological advances that have permitted an increasing number of procedures to be safely performed outside the hospital setting, and patient and physician preference.

  Until March 1994, MCA also provided infusion therapy services through Critical Care America, Inc. ("CCA"), an entity with which it merged in September 1992. On March 8, 1994, MCA sold substantially all the assets and liabilities of CCA to Caremark International, Inc. for $175 million in cash. MCA consolidated financial data contained herein reflect the results of operations and net assets of CCA as a discontinued operation.

  MCA's principal executive offices are located at 13455 Noel Road, Dallas, Texas 75240, and its telephone number at such address is (214) 701-2200.

SPECIAL MEETING OF STOCKHOLDERS

  This Proxy Statement/Prospectus relates to a Special Meeting of Stockholders of MCA (the "Special Meeting"). At the Special Meeting, the stockholders of MCA will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 23, 1994 (the "Merger Agreement") among Columbia, CHOS Acquisition Corporation ("Columbia Sub") and MCA pursuant to which Columbia Sub would be merged with and into MCA (the "Merger"). In addition, the stockholders of MCA will consider and vote upon proposals to (a) approve MCA's 1994 Restricted and Nonqualified Stock Option Plan (the "1994 Plan"), (b) approve the June 1993 grant of stock options to non-employee directors, (c) approve MCA's Directors Nonqualified Stock Option Plan (the "Directors Plan"), and (d) elect four directors to serve until the 1997 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

  The Special Meeting will be held on Thursday, September 1, 1994, at 9:00 a.m., Dallas, Texas time, at the Westin Hotel, Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas. The record date for stockholders of MCA entitled to notice of and to vote at the Special Meeting is as of the close of business on July 29, 1994. Voting rights for MCA are vested in the holders of the Common Stock, $.01 par value, of MCA ("MCA Common Stock"), with each share of MCA Common Stock entitled to one vote on each matter coming before the stockholders. As of July 20, 1994 there were 29,984,096 shares of MCA Common Stock outstanding, held by approximately 2,720 holders of record.

VOTE REQUIRED

  The favorable vote of the holders of a majority of the outstanding shares of MCA Common Stock is required for the approval and adoption of the Merger Agreement. The affirmative vote of a plurality of the shares of MCA Common Stock represented at the Special Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the Special Meeting, in person or by proxy, will be necessary to approve the remaining proposals presented at the Special Meeting. Any MCA stockholder present (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. With respect to all matters other than the election of directors, an abstention (or broker non-vote) has the same effect as a vote against the proposal. As of July 20, 1994, directors, executive officers and affiliates of MCA were beneficial owners of approximately 3.4% of the outstanding shares of MCA Common Stock (excluding 289,979 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of July 20, 1994).

THE MERGER

  Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, (a) Columbia Sub will be merged with and into MCA (the "Merger") and (b) each issued and outstanding share of MCA Common Stock will be converted into the right to receive a specified number of shares of Columbia Common Stock. The number of shares of Columbia Common Stock to be issued in exchange for each share of MCA Common Stock in the Merger (the "Exchange Ratio") will be determined as follows:

    (i) if the Average Price (as hereinafter defined) of a share of Columbia Common Stock is less than $36.00, the Exchange Ratio will be .8056;

    (ii) if the Average Price of a share of Columbia Common Stock is at least $36.00 but less than or equal to $40.00, the Exchange Ratio will be equal to the amount obtained by dividing 29 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent);

    (iii) if the Average Price of a share of Columbia Common Stock is greater than $40.00 but less than or equal to $44.00, the Exchange Ratio will be equal to the amount obtained by dividing the sum of 29 plus 25% of the excess of the Average Price of a share of Columbia Common Stock above $40.00 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent); or

    (iv) if the Average Price of a share of Columbia Common Stock is greater than $44.00, the Exchange Ratio will be equal to the amount obtained by dividing 30 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent).

  The Exchange Ratio will, in each case, be rounded to four decimal places. The "Average Price" of a share of Columbia Common Stock will be the average of the closing sales prices thereof on The New York Stock Exchange (the "NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the 20 trading days immediately preceding the date which is five trading days prior to the Closing Date of the Merger.

  IF THE AVERAGE PRICE OF THE COLUMBIA COMMON STOCK IS LESS THAN $36 PER SHARE, THE MAXIMUM EXCHANGE RATIO (.8056) WOULD NOT PROVIDE A STOCKHOLDER OF MCA WITH $29 PER SHARE IN "VALUE" (DETERMINED WITH REFERENCE TO THE AVERAGE PRICE) OF THE COLUMBIA COMMON STOCK. IF THE AVERAGE PRICE OF THE COLUMBIA COMMON STOCK IS GREATER THAN $44 PER SHARE, THE EXCHANGE RATIO WOULD LIMIT A STOCKHOLDER OF MCA TO $30 PER SHARE IN "VALUE" OF THE COLUMBIA COMMON STOCK. THERE IS NO GUARANTEE AS TO THE VALUE OF THE COLUMBIA COMMON STOCK THAT MCA STOCKHOLDERS WILL RECEIVE. THE MERGER IS NOT CONDITIONED ON THE "AVERAGE PRICE" OF COLUMBIA COMMON STOCK EXCEEDING ANY MINIMUM AMOUNT.

  The following table indicates the Exchange Ratio assuming various Average Prices, with the resulting "value" to be received for each share of MCA Common
Stock:

                                                               "VALUE" TO BE RECEIVED
                                                                   FOR EACH SHARE
           AVERAGE PRICE          EXCHANGE RATIO                OF MCA COMMON STOCK
           -------------          --------------               ----------------------
             (COL. 1)                (COL. 2)                    (COL. 1 X COL. 2)
              $32.00                  .8056                            $25.78(1)
               34.00                  .8056                             27.39
               36.00                  .8056                             29.00
               38.00                  .7632                             29.00
               40.00                  .7250                             29.00
               42.00                  .7024                             29.50
               44.00                  .6818                             30.00(2)
               46.00                  .6522                             30.00
               48.00                  .6250                             30.00

- --------
(1) There is no limit on the minimum amount of "value" the MCA stockholders may receive for each of their shares of MCA Common Stock.
(2) The MCA stockholders are limited to $30 in "value" of the Columbia Common Stock which they may receive for each of their shares of MCA Common Stock.

  Fractional shares of Columbia Common Stock will not be issued in connection with the Merger. A holder otherwise entitled to a fractional share will be paid cash in lieu of such fractional share in an amount representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent of the aggregate of the fractional shares of Columbia Common Stock which would otherwise have been issued.

  Recommendation of the Board of Directors. The Board of Directors of MCA has unanimously approved the Merger Agreement and unanimously recommends a vote FOR approval and adoption of the Merger Agreement by the stockholders of MCA. The Board of Directors of MCA believes that the terms of the Merger are fair to and in the best interests of MCA and its stockholders. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "The Merger--Reasons for the Merger; Recommendation of the Board of Directors."

  Opinion of Financial Advisor. On May 23, 1994, Dillon, Read & Co. Inc. ("Dillon Read") delivered its oral opinion to MCA's Board of Directors to the effect that, based on various considerations and assumptions and subject to its final review of the Merger Agreement, the consideration to be received by the holders of MCA Common Stock was, as of that date, fair to such holders from a financial point of view. Dillon Read subsequently confirmed its oral opinion by delivery of its written opinion dated as of the date of this Proxy Statement/Prospectus. A copy of the full text of the written opinion of Dillon Read, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached to this Proxy Statement/Prospectus as Appendix B, and should be read carefully in its entirety. See "The Merger--Opinion of Financial Advisor."

  Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of MCA with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of MCA and the Board of Directors of MCA have certain interests in the Merger that are in addition to the interests of stockholders of MCA generally (including, without limitation, the acceleration of stock options and shares of restricted stock). See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement--Indemnification and Insurance."

  Conditions to the Merger. The obligations of Columbia and MCA to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining MCA stockholder approval, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the absence of any material adverse change in the financial condition, business, operations or prospects of the other party (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally), (iv) the absence of any injunction prohibiting consummation of the Merger, and (v) the receipt of certain legal opinions with respect to the tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions."

  Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"), which certificate will be filed as promptly as practicable after MCA stockholder approval has been obtained and all other conditions to the Merger have been satisfied or waived. Subject to the satisfaction (or waiver) of the other conditions to the obligations of Columbia and MCA to consummate the Merger, it is currently expected that the Merger will be consummated on September 1, 1994 or as soon thereafter as such conditions are satisfied.

  Exchange of MCA Stock Certificates. Upon consummation of the Merger, each holder of a certificate or certificates representing shares of MCA Common Stock ("Certificates") outstanding immediately prior to the Merger will, upon the surrender thereof (duly endorsed, if required) to a designated exchange agent (the "Exchange Agent"), be entitled to receive a certificate or certificates representing the number of whole shares of Columbia Common Stock into which such shares of MCA Common Stock will have been automatically converted as a result of the Merger. After the consummation of the Merger, the Exchange Agent will mail a letter of transmittal with instructions to all holders of record of MCA Common Stock as of the Effective Time for use in surrendering their Certificates in exchange for certificates representing shares of Columbia Common Stock. Certificates should not be surrendered until the letter of transmittal and instructions are received. See "The Merger Agreement--Exchange Procedures."

  No Dissenters' Rights. Holders of MCA Common Stock are not entitled to dissenters' rights in connection with the Merger.

  Certain Federal Income Tax Consequences. Based upon the advice of Davis Polk & Wardwell, special counsel to MCA, MCA believes that no gain or loss will be recognized by MCA or by MCA stockholders on the exchange of shares of MCA Common Stock for Columbia Common Stock (except with respect to cash received in lieu of a fractional interest in Columbia Common Stock). Based upon the advice of Weil, Gotshal & Manges, special counsel to Columbia, Columbia believes that no gain or loss will be recognized by Columbia, Columbia Sub or MCA as a result of the Merger. See "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions."

  Accounting Treatment. Columbia will record the Merger in accordance with the purchase method of accounting. See "The Merger--Accounting Treatment."

  Resale Restrictions. All shares of Columbia Common Stock received by MCA stockholders in the Merger will be freely transferable, except that shares of Columbia Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of MCA at the time of the Special Meeting may be resold by them only in certain permitted circumstances. See "The Merger--Resale Restrictions."

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of MCA, in a number of circumstances, which include, among others: (a) by the mutual consent of MCA and Columbia by action of their respective Boards of Directors; (b) by action of the Board of Directors of either MCA or Columbia if (i) the Merger shall not have been consummated by December 31, 1994, provided that MCA, if it is the terminating party, shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger or (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by MCA's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment thereof); (c) by action of the Board of Directors of MCA, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of MCA determines that such termination is required by reason of an Alternative Proposal (hereinafter defined) being made for MCA, (ii) there has been a breach by Columbia of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Columbia and its subsidiaries taken as a whole, or (iii) there has been a material breach by Columbia of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach; or (d) by action of the Board of Directors of Columbia, if (i) the Board of Directors of MCA shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger due to the existence of an Alternative Proposal, or shall have recommended an Alternative Proposal to MCA stockholders, (ii) there has been a breach by MCA of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on MCA and its subsidiaries taken as a whole, or (iii) there has been a material breach by MCA of any covenant or agreement contained in the Merger

Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. See "The Merger Agreement--Termination."

  Termination Fee. If (a) MCA terminates the Merger Agreement because its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, determines that such termination is required by reason of an Alternative Proposal being made for MCA or (b) Columbia terminates the Merger Agreement because the Board of Directors of MCA shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger due to the existence of an Alternative Proposal, or shall have recommended an Alternative Proposal to MCA stockholders, then MCA (or the successor thereto) is required to pay a fee in cash of $25,000,000 to Columbia. See "The Merger Agreement--Termination Fee."

  New York Stock Exchange Listing. The Columbia Common Stock is listed on the New York Stock Exchange (the "NYSE"). It is a condition to MCA's obligation to consummate the Merger that the Columbia Common Stock to be issued to MCA stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

                       SELECTED HISTORICAL FINANCIAL DATA

  Set forth below are selected historical financial data of Columbia and MCA which are based upon the historical consolidated financial statements of Columbia and MCA. The following data should be read in conjunction with the respective consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                          FOR THE THREE MONTHS
                             ENDED MARCH 31,         FOR THE YEARS ENDED DECEMBER 31,
                          ----------------------  -------------------------------------------
                             1994        1993      1993     1992     1991     1990     1989
                          ----------  ----------  -------  -------  -------  -------  -------
SUMMARY OF OPERATIONS:
Revenues................  $    2,778  $    2,654  $10,252  $ 9,932  $ 9,598  $ 8,641  $ 7,724
                          ----------  ----------  -------  -------  -------  -------  -------
Salaries, wages and
 benefits...............       1,113       1,072    4,215    4,112    3,976    3,510    3,066
Supplies................         434         433    1,664    1,613    1,467    1,314    1,135
Other operating
 expenses...............         492         478    1,893    1,849    1,739    1,586    1,483
Provision for doubtful
 accounts...............         150         126      542      515      508      444      407
Depreciation and
 amortization...........         144         136      554      541      524      499      468
Interest expense........          64          85      321      401      597      694      667
Investment income.......         (14)        (12)     (66)     (81)     (64)     (69)    (103)
Non-recurring
 transactions...........         159           -      151      439      300       22      (10)
                          ----------  ----------  -------  -------  -------  -------  -------
                               2,542       2,318    9,274    9,389    9,047    8,000    7,113
                          ----------  ----------  -------  -------  -------  -------  -------
Income from continuing
 operations before
 minority interests and
 income taxes...........         236         336      978      543      551      641      611
Minority interests in
 earnings of
 consolidated entities..           3           4        9       10        9        4        4
                          ----------  ----------  -------  -------  -------  -------  -------
Income from continuing
 operations before
 income taxes...........         233         332      969      533      542      637      607
Provision for income
 taxes..................          96         127      394      294      189      240      223
                          ----------  ----------  -------  -------  -------  -------  -------
Income from continuing
 operations.............         137         205      575      239      353      397      384
Income (loss) from
 operations of
 discontinued health
 plan segment, net of
 income taxes (benefit).           -          16       16     (125)      16       (6)     (18)
Extraordinary loss on
 extinguishment of debt,
 net of income tax
 benefit................         (92)          -      (84)       -        -        -       (9)
Cumulative effect on
 prior years of a change
 in accounting for
 income taxes...........           -           -        -       51        -        -        -
                          ----------  ----------  -------  -------  -------  -------  -------
   Net income...........  $       45  $      221  $   507  $   165  $   369  $   391  $   357
                          ==========  ==========  =======  =======  =======  =======  =======
Earnings per common and
 common equivalent
 share(a):
 Income from continuing
  operations............  $      .40  $      .61  $  1.70  $   .73  $  1.20  $  1.28
 Income (loss) from
  operations of
  discontinued health
  plan segment..........           -         .04      .04     (.39)     .05     (.02)
 Extraordinary loss on
  extinguishment of
  debt..................        (.27)          -     (.24)       -        -        -
 Cumulative effect on
  prior years of a
  change in accounting
  for income taxes......           -           -        -      .16        -        -
                          ----------  ----------  -------  -------  -------  -------
   Net income...........  $      .13  $      .65  $  1.50  $   .50  $  1.25  $  1.26
                          ==========  ==========  =======  =======  =======  =======
Shares used in earnings
 per common and common
 equivalent share
 computations (in
 thousands).............     341,621     337,739  339,222  328,564  279,954  262,552
Net cash provided by
 continuing operations..  $      367  $      376  $ 1,298  $ 1,287  $ 1,257  $ 1,191  $   919
Cash dividends per
 common share...........         .03           -      .06        -        -        -        -

                                                      DECEMBER 31,
                               MARCH 31, ---------------------------------------
                                 1994     1993    1992    1991    1990    1989
                               --------- ------- ------- ------- ------- -------
FINANCIAL POSITION:
Assets.......................   $10,352  $10,216 $10,347 $10,843 $10,391 $10,461
Working capital..............       758      573     606     635     482     379
Long-term debt, including
 amounts due within one year.     3,614    3,698   3,656   5,158   5,139   6,022
Common stockholders' equity..     3,514    3,471   3,691   2,822   2,099   1,585

                         FOR THE THREE MONTHS
                            ENDED MARCH 31,              FOR THE YEARS ENDED DECEMBER 31,
                         ----------------------  -----------------------------------------------------
                            1994        1993       1993       1992       1991       1990       1989
                         ----------  ----------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Number of hospitals at
 end of period..........        196         197        193        200        219        221        218
Weighted average
 licensed beds..........     41,955      41,525     41,263     40,608     42,437     42,264     41,452
Admissions..............    309,800     306,200  1,158,400  1,161,100  1,189,700  1,174,700  1,139,300
Average length of stay
 (days).................        5.9         6.1        5.9        6.1        6.5        6.6        6.8
Average daily census....     20,341      20,880     18,702     19,253     21,255     21,351     21,155
Occupancy...............       48.5%       50.3%      45.3%      47.4%      50.1%      50.5%      51.0%
Emergency room visits...    788,300     791,900  3,139,700  3,042,900  3,028,600  2,894,800  2,756,900

- -------
(a) Earnings per common and common equivalent share are not presented for periods prior to the initial public offering of Columbia Hospital Corporation common stock in May 1990. Earnings per common and common equivalent share include the effect of preferred stock dividend requirements totaling $18 million in 1991 and $63 million in 1990. Fully diluted earnings per common and common equivalent share are not presented because such amounts approximate earnings per common and common equivalent share.

                           MEDICAL CARE AMERICA, INC.
                       SELECTED HISTORICAL FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                              FOR THE
                           THREE MONTHS
                          ENDED MARCH 31,    FOR THE YEARS ENDED DECEMBER 31,
                          ----------------  --------------------------------------
                           1994     1993     1993    1992    1991    1990    1989
                          -------  -------  ------  ------  ------  ------  ------
SUMMARY OF OPERATIONS
 (A):
Revenues................  $   108  $   101  $  432  $  368  $  289  $  246  $  149
                          -------  -------  ------  ------  ------  ------  ------
Operating expenses......       69       66     279     238     185     164     101
Provision for doubtful
 accounts...............        3        3      12       9       7       6       3
Depreciation and
 amortization...........        7        7      27      20      14      11       7
Interest expense........        4        4      17      16      10       7       6
Investment income.......       (2)      (3)    (12)    (14)     (8)     (5)     (3)
Non-recurring
 transactions...........        -        -      55      23       -       -       -
                          -------  -------  ------  ------  ------  ------  ------
                               81       77     378     292     208     183     114
                          -------  -------  ------  ------  ------  ------  ------
Income from continuing
 operations before
 minority interests and
 income taxes...........       27       24      54      76      81      63      35
Minority interests in
 earnings of
 consolidated entities..        7        7      30      26      20      14       8
                          -------  -------  ------  ------  ------  ------  ------
Income from continuing
 operations before
 income taxes...........       20       17      24      50      61      49      27
Provision for income
 taxes..................        8        6      18      23      23      19      10
                          -------  -------  ------  ------  ------  ------  ------
Income from continuing
 operations.............       12       11       6      27      38      30      17
Discontinued operations:
 Income from operations
  of discontinued
  infusion therapy
  business, net of
  income taxes..........        -        1       4      14      14      16      11
 Costs associated with
  discontinuance of
  infusion therapy
  business, net of
  income tax benefit....        -        -    (106)      -       -       -       -
Extraordinary items:
 Gain on sale of
  infusion therapy
  business, net of
  income taxes..........       87        -       -       -       -       -       -
 Utilization of net
  operating loss
  carryforwards.........        -        -       -       -       -       -       3
 Extinguishment of debt,
  net of income tax
  benefit...............        -        -       -       -      (1)     (1)      -
                          -------  -------  ------  ------  ------  ------  ------
   Net income (loss)....  $    99  $    12  $  (96) $   41  $   51  $   45  $   31
                          =======  =======  ======  ======  ======  ======  ======
Earnings (loss) per
 common and common
 equivalent share (fully
 diluted):
 Income from continuing
  operations............  $   .37  $   .29  $  .16  $  .73  $ 1.05  $  .86  $  .57
 Discontinued
  operations............        -      .03   (2.78)    .37     .36     .48     .35
 Extraordinary items....     2.27        -       -       -    (.02)   (.04)    .10
                          -------  -------  ------  ------  ------  ------  ------
   Net income (loss)....  $  2.64  $   .32  $(2.62) $ 1.10  $ 1.39  $ 1.30  $ 1.02
                          =======  =======  ======  ======  ======  ======  ======
Shares used in earnings
 per common and common
 equivalent share
 computations
 (in thousands).........   38,385   36,664  36,557  37,279  36,530  34,847  29,981

                                                              DECEMBER 31,
                                              MARCH 31, ------------------------
                                                1994    1993 1992 1991 1990 1989
                                              --------- ---- ---- ---- ---- ----
FINANCIAL POSITION:
Assets......................................    $710    $769 $850 $725 $461 $335
Working capital, excluding net assets of
 discontinued operations....................     124     187  211  315  170  102
Long-term debt, including amounts due within
 one year...................................     245     240  240  210   97   52
Common stockholders' equity.................     327     424  514  458  317  257

                             FOR THE
                          THREE MONTHS
                         ENDED MARCH 31,    FOR THE YEARS ENDED DECEMBER 31,
                         --------------- ---------------------------------------
                          1994    1993    1993    1992    1991    1990    1989
                         ------- ------- ------- ------- ------- ------- -------
OPERATING DATA:
Number of surgical
 centers at end of
 period.................      93      90      93      90      78      72      69
Surgical cases..........  93,800  88,700 370,900 340,800 298,500 264,100 189,800

- -------
(a) Provision for doubtful accounts has been presented separately to conform to the Columbia presentation.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following selected unaudited pro forma combined financial data are derived from the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Proxy Statement/Prospectus and are based upon the respective consolidated financial statements of Columbia and MCA, adjusted to give effect to the Merger, and assume that the Merger will be recorded using the purchase method of accounting. The following financial data do not reflect costs savings, if any, which may be realized by Columbia after consummation of the Merger. See "Unaudited Pro Forma Condensed Combined Financial Statements."

       COLUMBIA/HCA HEALTHCARE CORPORATION AND MEDICAL CARE AMERICA, INC.
              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                   FOR THE THREE    FOR THE
                                                   MONTHS ENDED    YEAR ENDED
                                                     MARCH 31,    DECEMBER 31,
                                                       1994           1993
                                                   ------------- --------------
SUMMARY OF OPERATIONS:
Revenues..........................................   $  2,886       $ 10,684
                                                     --------       --------
Operating expenses................................      2,108          8,051
Provision for doubtful accounts...................        153            554
Depreciation and amortization.....................        154            593
Interest expense..................................         68            338
Investment income.................................        (16)           (78)
Non-recurring transactions........................        159            206
                                                     --------       --------
                                                        2,626          9,664
                                                     --------       --------
Income from continuing operations before minority
 interests and income taxes.......................        260          1,020
Minority interests in earnings of consolidated
 entities.........................................         10             39
                                                     --------       --------
Income from continuing operations before income
 taxes............................................        250            981
Provision for income taxes........................        104            412
                                                     --------       --------
Income from continuing operations.................   $    146       $    569
                                                     ========       ========
Earnings per common and common equivalent share
 from continuing operations (a)...................   $    .40       $   1.55
Shares used in earnings per common and common
 equivalent share computations (in thousands).....    368,583        367,239
                                                                 MARCH 31, 1994
                                                                 --------------
FINANCIAL POSITION:
Assets..........................................................    $ 11,577
Working capital.................................................         862
Long-term debt, including amounts due within one year...........       3,859
Common stockholders' equity.....................................       4,371

       COLUMBIA/HCA HEALTHCARE CORPORATION AND MEDICAL CARE AMERICA, INC.
              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                              COLUMBIA     MCA      PRO FORMA   MCA EQUIVALENT
                             HISTORICAL HISTORICAL COMBINED (A) PRO FORMA (B)
                             ---------- ---------- ------------ --------------
COMPARATIVE PER SHARE DATA:
Earnings per common and
 common equivalent share
 from continuing operations:
  Year ended December 31,
   1993.....................   $ 1.70     $  .16      $ 1.55        $ 1.18
  Three months ended March
   31, 1994.................      .40        .37         .40           .31
Book value per common share
 as of March 31, 1994.......    10.40      11.19       12.14          9.27

- --------
(a) The pro forma earnings per common and common equivalent share from continuing operations are based on the combined average number of Columbia and MCA common and common equivalent shares adjusted for an assumed exchange ratio of 0.7632 (an assumed Average Price of Columbia Common Stock of $38). The pro forma book value per common share is based on the combined outstanding shares of Columbia Common Stock and MCA Common Stock adjusted for an assumed exchange ratio of 0.7632.
(b) MCA equivalent pro forma per share amounts are calculated by multiplying the respective pro forma combined per share amounts by an assumed exchange ratio of 0.7632.

COMPARATIVE MARKET DATA

  The Columbia Common Stock has been primarily traded on the NYSE (symbol "COL") since July 14, 1993. Prior to that date, the Columbia Common Stock was traded through the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS"). The MCA Common Stock has been primarily traded on the NYSE (symbol "MRX") since September 10, 1992 (the first trading day for the MCA Common Stock). The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NYSE Composite Tape or NASDAQ/NMS for the Columbia Common Stock and the MCA Common Stock as appropriate. The information with respect to NASDAQ/NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

                                                       COLUMBIA        MCA
                                                    COMMON STOCK  COMMON STOCK
                                                    ------------- -------------
                                                     HIGH   LOW    HIGH   LOW
                                                    ------ ------ ------ ------
1992:
  First Quarter.................................... $21.25 $16.50      -      -
  Second Quarter...................................  22.00  16.25      -      -
  Third Quarter....................................  19.25  16.25 $62.88 $22.13
  Fourth Quarter...................................  21.75  13.75  27.88  17.25
1993:
  First Quarter....................................  24.50  16.25  26.00  18.13
  Second Quarter...................................  27.75  19.25  19.13  13.75
  Third Quarter....................................  31.00  25.38  18.75  14.88
  Fourth Quarter...................................  33.88  27.00  24.88  18.88
1994:
  First Quarter....................................  45.25  33.25  25.00  21.25
  Second Quarter...................................  43.00  36.50  27.88  18.88
  Third Quarter (through July 27, 1994)............  40.50  37.63  28.25  27.13

  The following table sets forth the last reported sales prices per share of Columbia Common Stock and MCA Common Stock on May 23, 1994, the last trading day preceding public announcement of the Merger, and on July 27, 1994. The table also indicates, as of each such date, the market value on an equivalent per share basis of MCA Common Stock if the Exchange Ratio were based on the closing sale price of Columbia Common Stock.

                                                    COLUMBIA  MCA       MCA
                                                     COMMON  COMMON COMMON STOCK
                                                     STOCK   STOCK   EQUIVALENT
                                                    -------- ------ ------------
May 23, 1994.......................................  $39.75  $23.38    $29.00
July 27, 1994......................................   39.13   27.88     29.00

  BECAUSE THE EXCHANGE RATIO IS VARIABLE AND BECAUSE THE MARKET PRICE OF COLUMBIA COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SHARES OF COLUMBIA COMMON STOCK THAT HOLDERS OF MCA COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COLUMBIA COMMON STOCK AND THE MCA COMMON STOCK.

  Columbia commenced the payment of a quarterly dividend of $.03 per share in the fourth quarter of 1993. Prior to that time, Columbia did not pay any cash dividends. No dividends have been declared or paid on the MCA Common Stock since MCA's inception. Columbia's Board of Directors has declared a quarterly dividend of $.03 per share payable September 1, 1994 to holders of record on August 1, 1994. Since the Merger will not be consummated by August 1, 1994, MCA stockholders will not be entitled to receive this dividend.

DIVIDEND POLICY

  While it is the present intention of the Columbia Board of Directors to continue paying a quarterly dividend of $.03 per share, the declaration and payment of future dividends by Columbia will depend upon many factors, including Columbia's earnings, financial condition, business needs, capital and surplus and regulatory considerations.

CERTAIN CONSIDERATIONS

  See "Certain Considerations" with respect to factors which should be considered in evaluating the Merger.

THE CORPORATE MATTERS

  At the Special Meeting, the MCA stockholders will also consider and vote upon
(a) the approval of the 1994 Plan, (b) the approval of the June 1993 grant of stock options to non-employee directors, (c) the approval of the Directors Plan, and (d) the election of four directors (such matters being collectively referred to as the "Corporate Matters"). Approval of the Corporate Matters by the requisite vote of MCA stockholders is not a condition to, and is not required for, consummation of the Merger. The proposal to elect four directors and the proposal to approve the Directors Plan will be presented and acted upon at the Special Meeting only in the event that the proposal to approve and adopt the Merger Agreement is not approved by stockholders. See "Approval of 1994 Restricted and Nonqualified Stock Option Plan," "Approval of Director Options," "Approval of Directors Nonqualified Stock Option Plan" and "Election of Directors."

                             CERTAIN CONSIDERATIONS

  The following factors should be considered carefully by the stockholders of MCA in connection with voting upon the Merger.

HEALTH CARE REFORM

  In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. President Clinton has stated that one of his primary objectives is to reform the nation's health care system to insure universal coverage and address the rising costs of care. In early 1993, President Clinton appointed Hillary Rodham Clinton to lead a health care reform task force with the objective of developing a health care reform proposal which could be submitted by the President. On September 22, 1993, before a Joint Session of Congress, President Clinton outlined the basic principles of his upcoming health care reform proposal. President Clinton's health care reform bill, introduced on November 22, 1993, includes certain measures that could be viewed as advancing the scope of government regulation on the health care industry. Key elements in the President's proposal include various insurance market reforms, the requirement that businesses provide health insurance coverage for their full-time and part-time employees, significant reductions in future Medicare and Medicaid payments to providers, and stringent government cost controls that would directly control insurance premiums and indirectly affect the fees of hospitals, physicians and other health care providers. In addition to the President's reform proposal, other health care reform bills have been introduced, including The Managed Competition Act of 1993, Affordable Health Care Now Act of 1993 and Health Equity & Access Reform Today. There can be no assurance that health care proposals adverse to Columbia's business will not be adopted.

COMPETITION; IMPACT OF MANAGED CARE ORGANIZATIONS

  The health care business is highly competitive and competition among hospitals and other health care providers for patients has intensified in recent years. During this period, U.S. hospital occupancy rates have declined as a result of cost containment pressures, changing technology, changes in government regulation and reimbursement and changes in physician practice patterns from inpatient to outpatient treatment. In most geographic areas in which Columbia operates, there are other hospitals, outpatient surgery and diagnostic centers and other facilities that provide most of the services offered by Columbia's hospitals. Certain of these competing facilities offer services, including extensive medical research and medical education programs, which are not offered by many of Columbia's hospitals. In addition, hospitals owned by governmental agencies or other tax-exempt entities benefit from endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes, which advantages are not available to Columbia's hospitals.

  The competitive position of Columbia's hospitals also has been, and will continue to be, affected by the increasing number of initiatives undertaken during the past several years by major purchasers of health care, including federal and state governments, insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. As a result of these initiatives, managed care organizations, which offer prepaid and discounted medical services packages, represent an increasing segment of health care payors, the effect of which has been to reduce hospital revenue growth nationwide.

LIMITS ON REIMBURSEMENT

  A significant portion of Columbia's revenue is derived from the Medicare program, which is highly regulated and subject to frequent and substantial changes. In recent years, fundamental changes in the

Medicare program (including the implementation of a prospective payment system for inpatient services at medical/surgical hospitals) have resulted in reduced levels of payment for a substantial portion of hospital procedures and costs. Certain existing payment programs are scheduled to be revised in the future which will likely result in further reductions in payment levels. Medicare programs that currently are on a cost reimbursement basis, such as outpatient and psychiatric hospital services, may be changed to a prospective payment basis in the future. Additionally, hospitals have experienced increasing pressures from private payors attempting to control health care costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review, and greater enrollment in managed care programs such as health maintenance organizations ("HMO's") and preferred provider organizations ("PPO's"). Management of Columbia believes that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in inpatient volumes and payor mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

EXTENSIVE REGULATION

  The health care industry, including hospitals, is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services, and there can be no assurance that future regulatory changes will not have an adverse impact on Columbia. In particular, Medicare and Medicaid antifraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the "Antifraud Amendments") prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid. Sanctions for violating the Antifraud Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services has issued regulations which describe some of the conduct and business relationships permissible under the Antifraud Amendments (the "Safe Harbors"). Certain of Columbia's current arrangements with physicians, including joint ventures, do not qualify for the Safe Harbors. Although Columbia exercises care in an effort to structure its arrangements with physicians to comply in all material respects with these laws, and although management of Columbia believes that Columbia is in compliance with the Antifraud Amendments, there can be no assurance that (i) government officials charged with responsibility for enforcing the prohibitions of the Antifraud Amendments will not assert that Columbia or certain transactions in which it is involved are in violation of the Antifraud Amendments and (ii) such statute will ultimately be interpreted by the courts in a manner consistent with Columbia's interpretation.

PENDING HCA TAX LITIGATION

  As a result of examinations by the Internal Revenue Service (the "IRS") of HCA's federal income tax returns, HCA received statutory notices of deficiency for the years 1981 through 1988. HCA has filed petitions in the U.S. Tax Court opposing these claimed deficiencies. Additionally, the IRS completed its examination for the years 1989 and 1990 and has issued proposed adjustments, which HCA has protested. In the aggregate, the IRS is claiming additional taxes of $516 million and interest of approximately $802 million through March 31, 1994. In addition to disputing the IRS's positions, HCA is claiming refunds of $51 million and interest through March 31, 1994 of $95 million. Management of Columbia is of the opinion that HCA has properly reported its income and paid its taxes in accordance with applicable laws and in accordance with agreements established with the IRS during previous examinations. In Columbia management's opinion, the final outcome from the IRS's examinations of prior years' income taxes will not have a material adverse effect on the results of operations or financial position of Columbia. If all or the majority of the positions of the IRS are upheld, however, the financial position, results of operations and liquidity of Columbia would be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

  Columbia is dependent upon the continued services and management experience of Richard L. Scott and other executive officers. If Mr. Scott or any of such other executive officers were to leave Columbia, Columbia's operating results could be adversely affected. In addition, Columbia's continued growth depends on its ability to attract and retain skilled employees, on the ability of its officers and key employees to manage growth successfully and on Columbia's ability to attract and retain physicians at its hospitals.

PROFESSIONAL LIABILITY RISKS

  As is typical in the health care industry, Columbia is subject to claims and legal actions by patients and others in the ordinary course of business. Columbia, through two wholly-owned subsidiaries, insures substantially all of its professional and general liability risks. Subject to various deductibles, Columbia's hospitals are insured by these insurance subsidiaries for losses of up to $25 million per occurrence for the former HCA hospitals and up to $5 million per occurrence for the former Columbia Hospital Corporation and Galen hospitals. Columbia currently carries general and professional insurance from unrelated commercial carriers for losses in excess of amounts insured by its insurance subsidiaries. While Columbia's professional and other liability insurance has been adequate to provide for liability claims in the past, there can be no assurance that such insurance will continue to be adequate. If actual payments of claims with respect to liabilities insured by Columbia through its subsidiaries exceed anticipated payments of claims, the results of operations and cash flow of Columbia could be adversely affected.

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Restated Certificate of Incorporation and Bylaws of Columbia may make an unsolicited acquisition of control of Columbia more difficult or expensive. Furthermore, Columbia has adopted a stockholder rights plan which may also make an unsolicited acquisition of Columbia more difficult or expensive. See "Description of Columbia Capital Stock."

MCA SECURITIES LITIGATION

  A class action, In re Medical Care America, Inc. Securities Litigation, is pending in the United States District Court for the Northern District of Texas, Dallas Division (Civil Action No. 3-92-CV-1996-R). A class has been certified by the Court consisting of all persons who owned securities of MCA at the close of trading on September 24, 1992 and who acquired those securities either in purchases in the open market following the September 9, 1992 merger of Medical Care International, Inc. ("MCI") and Critical Care America, Inc. ("CCA") or through exchange of their securities in said companies pursuant to the merger, and who sustained damages as a result of such purchases, subject to certain exclusions (the "Class Members" or the "Class"). The named defendants include MCA, MCI, CCA, as well as certain officers and/or directors of MCA, MCI or CCA. The plaintiffs seek to recover damages sustained by Class Members as a result of alleged violations by the defendants of Section 11 of the Securities Act and
Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. In addition, the complaint asserts claims under the state law of Texas which have not been certified for class treatment at the present time, without prejudice to any party's rights regarding certification of such claims in the future. The complaint alleges a course of conduct in which the defendants knowingly or recklessly failed to state material information and released false and misleading information to the investing public, regarding the earnings, profitability and business prospects of MCA and of MCI and CCA prior to their merger. The plaintiffs allege that, as a result of this false and misleading information, the market price of MCA securities was artificially inflated throughout the class period. The plaintiffs further allege that, upon the dissemination on September 25, 1992 of the true facts concerning MCA's earnings, profitability and business prospects, the market price of MCA Common Stock dropped precipitously, resulting in a significant market loss of over $1 billion, and causing damages to plaintiffs and the other Class Members. The litigation is in the early stages of discovery. Management of MCA believes the lawsuit is without merit and intends to vigorously defend the same.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, holders of MCA Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. In addition, holders of MCA Common Stock will consider and vote upon proposals to (a) approve MCA's 1994 Restricted and Nonqualified Stock Option Plan (the "1994 Plan"), (b) approve the June 1993 grant of stock options to MCA's non-employee directors, (c) approve MCA's Directors Nonqualified Stock Option Plan (the "Directors Plan"), and (d) elect four directors to serve until the 1997 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified (such matters being collectively referred to as the "Corporate Matters"). The Merger Agreement and the Corporate Matters will be voted upon separately. Approval of the Corporate Matters is not a condition to, or required for, consummation of the Merger. The proposal to elect four directors and the proposal to approve the Directors Plan will be presented and acted upon at the meeting only in the event that the proposal to approve and adopt the Merger Agreement is not approved by stockholders. MCA stockholders will also consider and vote upon such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

  THE MCA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT MCA STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE MCA BOARD OF DIRECTORS HAS ALSO APPROVED THE CORPORATE MATTERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE CORPORATE MATTERS.

VOTE REQUIRED

  The favorable vote of the holders of a majority of the outstanding shares of MCA Common Stock is required for the approval and adoption of the Merger Agreement. The affirmative vote of a plurality of the shares of MCA Common Stock represented at the Special Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the Special Meeting, in person or by proxy, will be necessary to approve the remaining Corporate Matters.

  At July 20, 1994, MCA's directors, executive officers and affiliates may be deemed to be beneficial owners of 1,013,156 shares of MCA Common Stock (excluding 289,979 shares which may be acquired upon exercise of options and other rights which are exercisable within 60 days of July 20, 1994), or approximately 3.4% of the then outstanding shares of MCA Common Stock. The directors and executive officers of MCA have indicated that they intend to vote their shares for approval and adoption of the Merger Agreement and for the Corporate Matters.

VOTING OF PROXIES

  Shares of MCA Common Stock represented by properly executed proxies received at or prior to the Special Meeting will be voted at the Special Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement and FOR approval of the Corporate Matters. Any stockholder present in person or by proxy (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. With respect to all matters other than the election of directors, an abstention (or broker non-vote) has the same effect as a vote against the proposal.

  If any other matters are properly presented at the Special Meeting for consideration, the person or persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Management of MCA has no knowledge of any matters to be presented at the Special Meeting other than those matters referred to and described herein.

REVOCABILITY OF PROXIES

  The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by delivering to Jonathan R. Bond, Secretary of MCA, 13455 Noel Road, Dallas, Texas 75240, a duly executed revocation or a proxy bearing a later date or by voting in person at the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

  Only holders of record of MCA Common Stock at the close of business on July 29, 1994 will be entitled to receive notice of and to vote at the Special Meeting. At July 20, 1994, MCA had outstanding 29,984,096 shares of MCA Common Stock. A majority of the outstanding shares of MCA Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present at the Special Meeting.

NO DISSENTERS' RIGHTS

  No holder of MCA Common Stock will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the Special Meeting.

SOLICITATION OF PROXIES

  MCA will bear the cost of the solicitation of proxies from its stockholders, except that Columbia and MCA will share equally the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of MCA may solicit proxies from stockholders of MCA by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and MCA will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

  D. F. King & Co., Inc. will assist in the solicitation of proxies by MCA for a fee of $7,000 plus reimbursement of reasonable out-of-pocket expenses.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS

                                   THE MERGER

GENERAL

  The Merger Agreement provides for a business combination between Columbia and MCA in which a wholly owned subsidiary of Columbia would be merged with and into MCA and the holders of MCA Common Stock would be issued shares of Columbia Common Stock, in a transaction treated as a purchase for accounting purposes and as a tax-free reorganization for federal income tax purposes. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and which is incorporated herein by reference.

BACKGROUND OF THE MERGER

  During the past two to three years, MCA developed the view that its continued success has become increasingly related to its ability to offer the services of its outpatient surgical centers as part of a broader continuum of health care services. In furtherance of this view, Donald E. Steen, MCA's President and Chief Executive Officer, periodically held discussions with Richard L. Scott, President and Chief Executive Officer of Columbia, concerning potential arrangements whereby the two companies might jointly provide services in several local markets. These discussions led initially to the formation of a May 1992 joint venture under which the two companies began in September 1993 to share ownership of Columbia hospitals and an MCA surgery center in Corpus Christi, Texas.

  In October 1993, Columbia and MCA entered into an affiliation agreement contemplating similar joint ventures in nine additional markets in which both were already operating independently. By the end of March 1994 they had entered into two additional joint ventures. The process of negotiating the terms of these arrangements, however, led both parties to conclude that the formation of ventures in which both parties' interests were fully consistent was substantially more difficult than either had anticipated. This realization led, in turn, to discussions in mid-April between Messrs. Scott and Steen as to a possible combination of the two companies.

  Mr. Steen thereafter discussed with the MCA Board of Directors the status of the joint ventures with Columbia and his conversations with Mr. Scott, and the Board authorized management to continue to explore the possibility of a business combination with Columbia. During May 1994, Mr. Steen, along with representatives of Dillon Read, which had previously been retained as MCA's financial advisor, met with representatives of Columbia and discussed the respective businesses of Columbia and MCA and possible terms of a potential business combination.

  At a special meeting of MCA's Board of Directors held on May 15, 1994, Mr. Steen, together with representatives of Dillon Read, reported the results of their meetings with representatives of Columbia and discussed with the Board, among other things, proposed terms of a merger with Columbia, the potential risks and benefits of such a merger, and financial and valuation analyses of such transaction. Following such discussion, the Board authorized management to conduct a further due diligence investigation and to negotiate the terms of a definitive merger agreement with representatives of Columbia. Such investigation and negotiation occurred throughout the succeeding week.

  On May 23, 1994, the MCA Board of Directors held a special meeting to consider the proposed Merger Agreement. At such meeting, Mr. Steen, together with MCA's financial and legal advisors, reviewed with the Board of Directors the results of their due diligence investigation and the terms of the proposed Merger Agreement. In addition, Dillon Read delivered its oral opinion to the Board that, as of such date, the proposed consideration to be received in the Merger by the holders of MCA Common Stock was fair, from a financial point of view, to such holders. After discussion, the MCA Board unanimously approved the Merger and authorized MCA to enter into the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

  Because of the increasing importance of managed care plans as substantial purchasers of health care services, and in light of possible changes in the marketplace as a result of health care reform, MCA management believes that the more effective future competitors in the health care industry will be those providers offering a broad spectrum of services. Since payment for hospital services comprises a substantial portion of total health care expenditures, managed care plans are more likely to contract with providers whose services include hospital services. Inclusion of MCA's surgical centers as part of the hospital and other services offered by Columbia following the Merger should enable MCA to reduce its costs and, particularly in view of the fact that the majority of its surgical centers are in the same markets as Columbia's hospitals, substantially enhance MCA's ability to be a major provider to managed care plans. The Board of Directors of MCA believes that the proposed merger presents a significant opportunity for diversification of stockholders' investment by becoming stockholders of a larger company, which provides a broader range of health care services and is thus more effectively able to respond to the changing health care environment.

  In arriving at its recommendation to stockholders, the MCA Board considered, without assigning relative weights to, a number of additional factors, including (i) the terms and conditions of the proposed Merger, including the consideration to be received by MCA stockholders; (ii) the financial condition, results of operations, business, market position, prospects, and strategic objectives of Columbia; (iii) the strength of Columbia's management organization; (iv) the likelihood that, for federal income tax purposes, no gain or loss will be recognized by MCA stockholders with respect to the Columbia Common Stock received in exchange for their MCA Common Stock; and (v) the opinion of Dillon Read as to the fairness, from a financial point of view, to MCA stockholders of the consideration to be received by them in the Merger.

  THE BOARD OF DIRECTORS OF MCA UNANIMOUSLY RECOMMENDS THAT MCA STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  On May 23, 1994, the Columbia Board of Directors approved the Merger and authorized Columbia to enter into the Merger Agreement. The Board of Directors of Columbia believes that the Merger is desirable for the following reasons, among others: (i) the complementary geographic locations of the Columbia facilities and MCA facilities should provide opportunity for profitability growth due to synergies; (ii) the combination should enhance Columbia's relationships with managed care plans because of expanded services and broader geographic coverage; and (iii) the Merger should provide opportunities for economies of scale and operating efficiencies.

OPINION OF FINANCIAL ADVISOR

  On May 23, 1994, the Board of Directors of MCA received Dillon Read's written opinion that, as of the date of such opinion, the consideration to be paid by Columbia to the MCA stockholders pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. A copy of Dillon Read's written opinion is set forth as Appendix B hereto and should be read in its entirety for a description of the procedures followed, matters considered, assumptions made and methods employed by Dillon Read in arriving at its opinion.

  In arriving at its opinion, Dillon Read (i) examined the Merger Agreement,
(ii) examined certain publicly available information relating to the business, financial condition and operations of MCA, as well as certain financial and other information furnished to Dillon Read by MCA that is not publicly available, including projections prepared by the management of MCA, (iii) met with certain senior officers of MCA to discuss the operations, financial condition, history and prospects of MCA, (iv) reviewed historical common stock price and trading volume data relating to MCA and analyzed the consideration to be received by the MCA stockholders in relation to, among other measures, market price, historical earnings, future earnings potential, cash flow of MCA's business and book value, (v) reviewed recent merger and acquisition transactions involving similar companies, and (vi) analyzed certain publicly available information, including financial information, relating to public companies whose operations Dillon Read deemed comparable to those of MCA. In addition, Dillon Read (i) examined certain publicly available information relating to the business, financial condition and operations of Columbia as well as certain financial and other information furnished to it by Columbia that is not publicly available, including projections prepared by the management of Columbia, and (ii) met with certain senior officers of Columbia to discuss the operations, financial condition, history and prospects of Columbia. Dillon Read also conducted such other analyses and examinations as Dillon Read deemed necessary.

  In connection with its review, Dillon Read did not independently verify any of the publicly available information or non-public financial and other information furnished by MCA and Columbia and relied upon such information as being complete and accurate. Dillon Read did not solicit from other parties indications of interest with respect to combining with or acquiring MCA or any of its assets. In addition, Dillon Read did not make, request or receive any independent evaluation or appraisal of the assets of MCA or Columbia.

  The amount of consideration to be paid to the stockholders of MCA pursuant to the Merger Agreement was determined through negotiations between MCA and Columbia.

  In connection with rendering its opinion, Dillon Read considered a variety of valuation methods which are summarized below:

 (a) Financial Analysis of MCA.

  Dillon Read performed an analysis of the historical financial results and certain non-public financial information of MCA. This analysis examined, among other things, the historical financial results, future operating estimates and certain non-public financial information of MCA. Historical financial results were obtained from publicly available Securities and Exchange Commission filings and the non-public financial information was obtained from MCA.

  Dillon Read's financial analysis of MCA examined, among other things, MCA's net sales, earnings and profit margins for the last two fiscal years (restated for the sale of CCA) and estimated net sales, earnings and profit margins for the twelve months ending December 31, 1994. The financial analysis showed that MCA's net sales increased from $359.2 million in fiscal 1992 to $420.1 million in fiscal 1993. MCA's operating income increased from $102.0 million in fiscal 1992 to $112.8 million in fiscal 1993. MCA's income from continuing operations (excluding one-time charges) increased from $45.2 million in fiscal 1992 to $47.3 million in fiscal 1993. MCA's operating profit margin decreased from 28.4% in fiscal 1992 to 26.9% in fiscal 1993. MCA's net profit margin decreased from 12.6% in fiscal 1992 to 11.3% in fiscal 1993.

 (b) Comparable Company Analysis.

  Using publicly available information, Dillon Read analyzed, based upon market trading values, multiples of certain financial criteria (such as net income, projected net income, earnings before interest and taxes, earnings before depreciation, amortization, interest and taxes, revenues and total assets) used to value certain other companies, which, in Dillon Read's judgment, were comparable to MCA for the purpose of this analysis. The primary comparable company analysis included Surgical Care Affiliates, Inc., a public ambulatory surgery center business, which Dillon Read deemed most similar to MCA. The secondary comparable company analysis was comprised of seven acute care hospital companies and included Columbia/HCA Healthcare Corporation, Health Management Associates, Inc., American Medical Holdings, Inc., Community Health Systems, Inc., Healthtrust, Inc., National Medical Enterprises, Inc. and OrNda Healthcorp.

  Market capitalization as a multiple of each of the indicated statistics, for the primary comparable company, were as follows: (a) latest twelve months net income--16.5x and (b) estimated calendar 1994 earnings based upon estimates from industry sources.--13.1x. The adjusted market capitalization (defined as market capitalization plus the book value of debt and preferred stock less cash and cash equivalents) as a multiple of each of the indicated statistics, for the primary comparable company, were as follows: (a) latest twelve months revenues--2.6x; (b) latest twelve months earnings before depreciation, amortization, interest and taxes-- 5.9x; (c) latest twelve months earnings before depreciation, amortization, interest and taxes less cash distributions to minority interest--7.8x; (d) latest twelve months earnings before interest and taxes--6.9x; (e) latest twelve months earnings before interest and taxes less cash distributions to minority interest--9.6x and (f) total assets 2.2x.

  The range, median and mean for market capitalization as a multiple of each of the indicated statistics, for the group of the secondary comparable companies, were as follows: (a) latest twelve months net income--16.8x to 25.9x, with a median of 19.0x and a mean of 19.6x; and (b) estimated calendar 1994 earnings based upon estimates from industry sources--13.4x to 22.3x, with a median of 15.9x and a mean of 16.6x. The range, median and mean for adjusted market capitalization (defined as market capitalization plus the book value of debt and preferred stock less cash and cash equivalents) as a multiple of each of the indicated statistics, for the group of the secondary comparable companies, were as follows: (a) latest twelve months revenues--0.9x to 2.6x, with a median of 1.3x and a mean of 1.5x; (b) latest twelve months earnings before depreciation, amortization, interest and taxes--5.4x to 11.6x, with a median of 7.7x and a mean of 7.6x; (c) latest twelve months earnings before interest and taxes--8.2x to 13.9x, with a median of 11.1x and a mean of 10.6x; and (d) total assets--1.2x to 4.7x, with a median of 1.8x and a mean of 2.2x.

  MCA's multiples based upon the consideration to be offered in connection with the Merger, which at the time of Dillon Read's rendering of its opinion was and at the present time would be $29.00 per share, were as follows: (a) latest twelve months net income--18.4x; (b) net income for fiscal year ending December 31, 1994 (based on MCA estimates)--15.3x; (c) latest twelve month revenues-- 2.2x; (d) latest twelve months earnings before depreciation, amortization, interest and taxes--6.9x; (e) estimated earnings before depreciation, amortization, interest and taxes for fiscal year 1994 (based on MCA estimates)--5.8x; (f) latest twelve months earnings before depreciation, amortization, interest and taxes less cash distributions to minority interest-- 8.5x; (g) earnings before depreciation, amortization, interest and taxes less cash distributions to minority interest for fiscal year 1993--8.7x; (h) fiscal 1993 earnings before interest and taxes less cash distributions to minority interest--11.3x; (i) estimated earnings before interest and taxes less cash distributions to minority interest for the fiscal year ending December 31, 1994 (based on MCA estimates)--8.9x; and (j) total assets--2.0x.

 (c) Comparable Mergers and Acquisitions.

  Using publicly available information, Dillon Read analyzed, based upon the purchase price of the equity of the acquired companies and total transaction values, multiples of certain financial criteria (such as net income, projected net income, earnings before interest and taxes, earnings before depreciation, interest and taxes, revenues and total assets) used to value certain mergers and acquisitions of acquired companies, which, in Dillon Read's judgment, were comparable to MCA for the purpose of this analysis. The merger and acquisition transactions which were analyzed included six transactions in the acute care hospital industry. The range, median and mean for the purchase price of equity as a multiple of each of the indicated statistics, for the group of comparable transactions, were as follows: (a) latest twelve months net income--12.6x to 18.1x, with a median of 14.2x and a mean of 14.8x; and (b) estimated next calendar year earnings (based upon estimates from industry sources)--10.0x to 14.6x, with a median of 12.9x and a mean of 12.6x. The range, median and mean for the transaction value (defined as purchase price of equity plus the book value of debt less cash and cash equivalents) as a multiple of each of the indicated statistics, for the group of comparable companies, were as follows:
(a) latest twelve months revenues--0.7x to 1.5x, with a median of 1.0x and a mean of 1.1x; (b) latest twelve months earnings before depreciation, amortization, interest and taxes--5.6x to 8.4x, with a median of 7.1x and a mean of 7.1x; (c) latest twelve months earnings before interest and taxes--8.1x to 14.3x, with a median of 9.7x and a mean of 10.5x; and (d) total assets--1.3x to 2.1x, with a median of 1.8x and a mean of 1.8x.

  MCA's multiples based upon the consideration to be offered in connection with the Merger were as follows: (a) net income for latest twelve months--18.4x; (b) net income for fiscal year ending December 31, 1994 (based on MCA estimates)-- 15.3x; (c) net revenues for the fiscal year ended December 31, 1993--2.4x; (d) net revenues for the fiscal year ending December 31, 1994 (based on MCA estimates)--2.1x; (e) fiscal 1993 earnings before depreciation, amortization, interest and taxes--7.1x; (h) estimated earnings before depreciation, interest and taxes for the fiscal year ending December 31, 1994--5.8x; (i) fiscal 1993 earnings before interest and taxes less cash minority interest--11.3x; (j) estimated earnings before interest and taxes less minority interest for the fiscal year ending December 31, 1994--8.9x and (k) total assets--2.0x.

 (d) Trading History of the Common Stock.

  Dillon Read analyzed (i) the price and trading volume history of MCA and Columbia, and (ii) the distribution of volume at various prices of the MCA Common Stock and the Columbia Common Stock during 1991, 1992, 1993 and the first quarter 1994. Dillon Read examined such trading history for comparative and valuation purposes.

 (e) Pro Forma Analysis.

  Dillon Read reviewed certain financial information for the pro forma combined entity resulting from the Merger based on MCA's and Columbia's managements' projections for each of MCA, Columbia and the pro forma combined entity. With respect to projections for MCA and Columbia, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of MCA and Columbia, respectively. Such analysis indicated that earnings per share for the pro forma combined entity would be approximately break-even as compared with actual and forecasted positive earnings per share for Columbia as a stand alone entity.

 (f) Discounted Cash Flow Analysis.

  Based on MCA management's financial forecast for MCA's future cash flows through 1996, terminal value multiples of MCA management's estimates of MCA's earnings before depreciation, amortization, interest and taxes less cash distributions to minority interest in 1996 ranging from 5.0x to 8.0x and discount rates ranging from 10.0% to 14.0%, Dillon Read analyzed the present value of MCA's estimated future cash flows. Such analysis indicated that assuming the above terminal value multiples ranging from 5.0x to 8.0x (as indicated by the comparable company and comparable mergers analyses) and discount rates ranging from 11.0% to 13.0%, the net after-tax present value of MCA's future cash flows (less net debt of approximately $137.1 million) ranged from $19.38 to $35.57 per share of MCA Common Stock.

  Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. Dillon Read did not quantify the effect of each factor upon its opinion. Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond MCA's and Dillon Read's control. Any estimates contained in Dillon Read's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates inherently are subject to uncertainty, neither MCA, Dillon Read nor any other person assumes responsibility for their accuracy.

  Fees and Expenses. Pursuant to the engagement letter between MCA and Dillon Read, MCA has agreed to pay Dillon Read a fee of 0.5% of the aggregate amount of the consideration paid to the MCA stockholders (plus reasonable expenses including its attorney's fees) for its services and to indemnify Dillon Read against certain liabilities and expenses in connection with the services rendered by such firm in connection with the proposed Merger. Dillon Read will receive a fee of approximately $4.3 million upon the completion of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of MCA with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of MCA and the Board of Directors of MCA have certain interests in the Merger that are in addition to the interests of stockholders of MCA generally.

  Stock Option Plans. As provided in the Merger Agreement, by virtue of the Merger, all options (the "MCA Options") outstanding at the Effective Time under any MCA stock option plan (collectively, the "MCA Stock Option Plans"), whether or not then exercisable, will be assumed by Columbia and converted into and become a right with respect to Columbia Common Stock. Each MCA Option assumed by Columbia will be exercisable upon the same terms and conditions as under the applicable MCA Stock Option Plans and applicable option agreements issued thereunder, and Columbia will assume the MCA Stock Option Plans for such purposes. Pursuant to the Merger Agreement, at and after the Effective Time,
(i) each MCA Option assumed by Columbia may be exercised solely for Columbia Common Stock, (ii) the number of shares of Columbia Common Stock subject to each MCA Option will be equal to the product, rounded to the nearest whole share, of (A) the number of shares of MCA Common Stock subject to the original MCA Option immediately prior to the Effective Time, times (B) the Exchange Ratio, and (iii) the per share exercise price for each such MCA Option will be equal to (A) the per share exercise price for the share of MCA Common Stock otherwise purchasable pursuant to each MCA Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, rounded to the nearest full cent. The Merger will cause the acceleration of vesting of certain of the MCA Options under the existing terms of certain of the MCA Stock Option Plans. See "Compensation of Executive Officers" and "Approval of 1994 Restricted and Nonqualified Stock Option Plan."

  Employment Agreements. A total of 16 of MCA's officers and key employees, including the five most highly compensated executive officers, have pre-existing employment agreements. The terms of the employment agreements of Donald E. Steen and William H. Wilcox, MCA's President and Executive Vice President, respectively, and of S. Tucker Taylor and Lawrence M. Mullen, Senior Vice Presidents, provide that if there is a change of control of MCA (prior to November 14, 1994 with respect to Messrs. Taylor and Mullen), then MCA must cause to vest all unvested stock options and restricted stock awards then held by such persons, provide them 90 days to exercise such options, and lend to them for one year, at the prime rate, the funds needed to exercise such options if they are unable to obtain third-party financing for such funds. The employment agreements for the other executive officers also provide similar benefits if the executive officers are terminated without cause or within a specified period following a change of control. The Merger would constitute a "change of control" within the meaning of the employment agreements. See "Compensation of Executive Officers."

  Restricted Stock. At July 20, 1994, there were 248,180 restricted shares of MCA Common Stock granted under certain MCA Stock Option Plans. Under the terms of these plans, upon a "change of control" (which includes consummation of the Merger), all restrictions and other conditions pertaining to such restricted shares will immediately lapse and the shares will be transferable and nonforfeitable.

  Acceleration Summary. Each of MCA's executive officers holds previously granted options, shares of restricted stock, and stock awards, the vesting of which will be accelerated by the consummation of the Merger. MCA's Chief Executive Officer, its four most highly paid executive officers, and its executive officers as a group hold the following aggregate amounts of such options, shares of restricted stock, and stock awards: Mr. Steen, 210,017; Mr. Wilcox, 124,484; Mr. Taylor, 87,599; Mr. Mullen, 86,765; Mr. Moore, 55,789; and
MCA's three remaining executive officers as a group, 127,918. The "dollar value" of such holdings, with option values determined by subtracting the exercise price of options from an assumed value of $29 per share, and restricted stock and stock award values based upon a value of $29 for each underlying share of MCA Common Stock, are as follows: Mr. Steen, $3,738,393; Mr. Wilcox, $2,291,680; Mr. Taylor, $1,159,080; Mr. Mullen, $1,420,747; Mr.
Moore, $919,821; and MCA's three remaining executive officers as a group, $2,055,816.

  Indemnification and Insurance. As provided in the Merger Agreement, the surviving corporation is required to indemnify and advance expenses to officers, directors, employees and agents of MCA (the "Indemnified Parties"), to the fullest extent permitted under applicable law, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Columbia has agreed that for a period of six years after the Effective Time, it will cause the net worth of the surviving corporation and its consolidated subsidiaries to be not less than the net worth of MCA and its consolidated subsidiaries as of March 31, 1994. In addition, for a period of six years after the Effective Time and subject to certain limitations, Columbia is obligated to maintain in effect policies of directors' and officers' liability insurance that are substantially no less advantageous to the Indemnified Parties than the policies presently maintained by MCA. See "The Merger Agreement--Indemnification and Insurance."

ACCOUNTING TREATMENT

  Columbia intends to record the Merger in accordance with the purchase method of accounting. Under this method of accounting, the excess of the purchase price over the fair value of the net assets acquired is expected to be amortized on a straight-line basis over an appropriate period not to exceed 40 years.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of certain federal income tax consequences of the Merger to holders of MCA Common Stock, but does not purport to be a complete analysis of all the potential tax effects of this transaction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action, and any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. This information is directed to MCA stockholders who hold their shares of MCA Common Stock as "capital assets" within the meaning of
Section 1221 of the Code, and does not address the consequences to stockholders in light of their particular circumstances (including, without limitation, stockholders who acquired shares of MCA Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation, foreign persons, tax-exempt organizations, insurance companies, financial institutions and dealers in stock and securities). No ruling will be requested from the IRS with respect to the federal income tax consequences of the Merger. MCA stockholders are urged to consult their own tax advisors as to specific tax consequences to them of the Merger.

  Based upon the advice of Davis Polk & Wardwell, special counsel to MCA, MCA believes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and accordingly (i) no gain or loss will be recognized by MCA as a result of the Merger; (ii) no gain or loss will be recognized by the MCA stockholders upon the receipt of Columbia Common Stock in exchange for MCA Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of a fractional share of Columbia Common Stock); (iii) the tax basis of the Columbia Common Stock to be received by the MCA stockholders in connection with the Merger will be the same as the basis in the MCA Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); (iv) the holding period of the Columbia Common Stock to be received by the MCA stockholders in connection with the Merger will include the holding period of the MCA Common Stock surrendered in exchange therefor; and (v) an MCA stockholder who is entitled to receive cash in lieu of a fractional share of Columbia Common Stock in connection with the Merger will recognize capital gain (or loss) equal to the difference between such cash amount and the stockholder's basis in the fractional share interest. MCA's obligation to consummate the Merger is conditioned upon the receipt of a written opinion from Davis Polk & Wardwell to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that MCA and Columbia will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Based upon the advice of Weil, Gotshal & Manges, special counsel to Columbia, Columbia believes that the Merger will result in no gain or loss to Columbia, Columbia Sub or MCA as a result of the Merger. Columbia's obligation to consummate the Merger is conditioned upon the receipt of a written opinion from Weil, Gotshal & Manges to this effect. See "The Merger Agreement--Conditions."

  Certain MCA stockholders may be subject to backup withholding at a rate of 31% on payments of cash in lieu of fractional share interests of Columbia Common Stock. In order to avoid such backup withholding, each MCA stockholder must provide the Exchange Agent with such MCA stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the letter of transmittal.

REGULATORY APPROVAL

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting-period requirements have been satisfied. Columbia and MCA each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 29, 1994. The required waiting period under the HSR Act will expire at 11:59 p.m. on July 29, 1994, unless extended by a request from the FTC for additional information or documentary material or unless early termination of the waiting period is granted. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Columbia or MCA. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of MCA or businesses of Columbia or MCA by Columbia. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

RESALE RESTRICTIONS

  All shares of Columbia Common Stock received by MCA stockholders in the Merger will be freely transferable, except that shares of Columbia Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of MCA prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Columbia) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of MCA or Columbia generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires MCA to exercise its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Columbia Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel, such sale, transfer or other disposition is exempt from registration under the Securities Act.

                              THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

  Pursuant to the Merger Agreement, subject to the terms and conditions thereof, at the Effective Time (as defined below), Columbia Sub will be merged with and into MCA. The Merger will have the effects specified in the Delaware General Corporation Law.

  Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Columbia and MCA will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the Delaware General Corporation Law (the "Certificate of Merger"). The time at which the Merger becomes effective is referred to as the Effective Time.

  As a result of the Merger and without any action on the part of the holders thereof, each share of MCA Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a specified number of shares of Columbia Common Stock and will cease to be outstanding and will be cancelled and retired. Each holder of a Certificate representing any such shares of MCA Common Stock will thereafter cease to have any rights with respect to such shares of MCA Common Stock, except the right to receive, without interest, shares of Columbia Common Stock and cash for fractional shares of Columbia Common Stock (as described in "--Exchange Procedures") upon the surrender of such Certificate. Each share of MCA Common Stock held in MCA's treasury at the Effective Time will cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.

  The number of shares of Columbia Common Stock to be issued in exchange for each share of MCA Common Stock in the Merger (the "Exchange Ratio") will be determined as follows:

    (i) if the Average Price (as hereinafter defined) of a share of Columbia Common Stock is less than $36.00, the Exchange Ratio will be .8056;

    (ii) if the Average Price of a share of Columbia Common Stock is at least $36.00 but less than or equal to $40.00, the Exchange Ratio will be equal to the amount obtained by dividing 29 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent);

    (iii) if the Average Price of a share of Columbia Common Stock is greater than $40.00 but less than or equal to $44.00, the Exchange Ratio will be equal to the amount obtained by dividing the sum of 29 plus 25% of the excess of the Average Price of a share of Columbia Common Stock above $40.00 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent); or

    (iv) if the Average Price of a share of Columbia Common Stock is greater than $44.00, the Exchange Ratio will be equal to the amount obtained by dividing 30 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent).

  The Exchange Ratio will, in each case, be rounded to four decimal places. The "Average Price" of a share of Columbia Common Stock will be the average of the closing sales prices thereof on The New York Stock Exchange (the "NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the 20 trading days immediately preceding the date which is five trading days prior to the Closing Date of the Merger.

  IF THE AVERAGE PRICE OF THE COLUMBIA COMMON STOCK IS LESS THAN $36 PER SHARE, THE MAXIMUM EXCHANGE RATIO (.8056) WOULD NOT PROVIDE A STOCKHOLDER OF MCA WITH $29 PER SHARE IN "VALUE" (DETERMINED WITH REFERENCE TO THE AVERAGE PRICE) OF THE COLUMBIA COMMON STOCK. IF THE AVERAGE PRICE OF THE COLUMBIA COMMON STOCK IS GREATER THAN $44 PER SHARE, THE EXCHANGE RATIO WOULD LIMIT A STOCKHOLDER OF MCA TO $30 PER SHARE IN "VALUE" OF THE COLUMBIA COMMON STOCK. THERE IS NO GUARANTEE AS TO THE VALUE OF THE COLUMBIA COMMON STOCK THAT MCA STOCKHOLDERS WILL RECEIVE. THE MERGER IS NOT CONDITIONED ON THE "AVERAGE PRICE" OF COLUMBIA COMMON STOCK EXCEEDING ANY MINIMUM AMOUNT.

  The following table indicates the Exchange Ratio assuming various Average Prices, with the resulting "value" to be received for each share of MCA Common
Stock:

                                                               "VALUE" TO BE RECEIVED
                                                                   FOR EACH SHARE
           AVERAGE PRICE          EXCHANGE RATIO                OF MCA COMMON STOCK
             (COL. 1)                (COL. 2)                    (COL. 1 X COL. 2)
           -------------          --------------               ----------------------
              $32.00                  .8056                            $25.78(1)
               34.00                  .8056                             27.39
               36.00                  .8056                             29.00
               38.00                  .7632                             29.00
               40.00                  .7250                             29.00
               42.00                  .7024                             29.50
               44.00                  .6818                             30.00(2)
               46.00                  .6522                             30.00
               48.00                  .6250                             30.00

- --------
(1) There is no limit on the minimum amount of "value" the MCA stockholders may receive for each of their shares of MCA Common Stock.
(2) The MCA stockholders are limited to $30 in "value" of the Columbia Common Stock which they may receive for each of their shares of MCA Common Stock.

  At the Effective Time, all MCA Options then outstanding under the MCA Stock Option Plans will remain outstanding and will be assumed by Columbia. Each such MCA Option will be exercisable upon the same terms and conditions as under the applicable MCA Stock Option Plan and the applicable option agreement issued thereunder, except that (a) each such MCA Option will be exercisable for that whole number of shares of Columbia Common Stock (to the nearest whole share) into which the number of shares of MCA Common Stock under the unexercised portion of such option would be converted at the Effective Time and (b) the exercise price per share of Columbia Common Stock will be an amount equal to the exercise price per share subject to such MCA Option prior to the Effective Time divided by the Exchange Ratio (rounded upward to the nearest full cent). See "The Merger--Interests of Certain Persons in the Merger."

EXCHANGE PROCEDURES

  Promptly after the Effective Time, the Exchange Agent will mail to each person who was, at the Effective Time, a holder of record of shares of MCA Common Stock, a letter of transmittal to be used by such holders in forwarding their certificates representing shares of MCA Common Stock ("Certificates"), and instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Columbia Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Columbia Common Stock, cash in lieu of any fractional shares (as described below) and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered, and the Certificate so surrendered will be cancelled. MCA STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  No fractional shares of Columbia Common Stock will be issued and any holder of shares of MCA Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof, which payment will be in an amount representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent of the aggregate of the fractional shares of Columbia Common Stock which would otherwise have been issued. Any such sale will be made by the Exchange Agent as soon as practicable after the Effective Time.

  No dividends on shares of Columbia Common Stock will be paid with respect to any shares of MCA Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of Columbia Common Stock issued in exchange therefor, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Columbia Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such whole shares of Columbia Common Stock less the amount of any withholding taxes which may be required thereon.

  At or after the Effective Time, there will be no transfers on the transfer books of MCA of shares of MCA Common Stock which were outstanding immediately prior to the Effective Time.

  Any portion of the monies from which cash payments in lieu of fractional interests in shares of Columbia Common Stock will be made (including the proceeds of any investments thereof) and any shares of Columbia Common Stock that are unclaimed by the former stockholders of MCA one year after the Effective Time will be delivered to Columbia. Any former stockholders of MCA who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look to Columbia only as general creditors for payment of their shares of Columbia Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Columbia Common Stock, deliverable in respect of each share of MCA Common Stock such stockholder holds. Notwithstanding the foregoing, none of MCA, Columbia, the Exchange Agent or any other person will be liable to any former holder of shares of MCA Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  No interest will be paid or accrued on cash in lieu of fractional shares and unpaid dividends and distributions, if any, which will be paid upon surrender of Certificates.

  In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Columbia, the posting by such person of a bond in such reasonable amount as Columbia may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Columbia Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Columbia Common Stock, as described above.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties relating to, among other things: (a) the due organization, power and standing of MCA and Columbia and similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement; (c) the capital structure of MCA and Columbia; (d) subsidiaries of MCA and Columbia; (e) investment interests of MCA and Columbia;

(f) conflicts under charters or bylaws, violations of any instruments or law and required consents or approvals; (g) certain documents filed by each of MCA and Columbia with the Commission and the accuracy of information contained therein; (h) litigation; (i) conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (j) taxes; (k) retirement and other employee benefit plans of MCA and Columbia; (l) labor matters; (m) brokers' and finders' fees with respect to the Merger; (n) receipt of fairness opinions; (o) ownership of the capital stock of the other company and (p) Medicare participation and accreditation.

CERTAIN COVENANTS

  MCA has agreed (and has agreed to cause its subsidiaries), among other things, prior to the consummation of the Merger, unless Columbia agrees in writing or as otherwise required or permitted by the Merger Agreement, (i) to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as theretofore conducted, (ii) promptly to notify Columbia of any material emergency or other material change in the condition (financial or otherwise), business or results of operations, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the Merger Agreement and (iii) promptly to deliver to Columbia true and correct copies of any report, statement or schedule filed with the Commission subsequent to May 23, 1994. In addition, MCA has agreed that, among other things, prior to the consummation of the Merger, unless Columbia agrees in writing or as otherwise required or permitted by the Merger Agreement, it shall not (and shall cause its subsidiaries not to) (i) amend its certificate of incorporation or bylaws;
(ii) except pursuant to the exercise of certain options, warrants, conversion rights and other contractual rights, issue any shares of capital stock, effect any stock split or otherwise change its capitalization as it existed on May 23, 1994; (iii) grant, confer or award any option, warrant, conversion right or other right not existing on May 23, 1994 to acquire shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any existing stock option, stock benefit or stock purchase plan, provided that the aggregate amount of employee stock options shall not exceed 50,000;
(iv) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs; (v) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect; (vi) declare or pay any dividend to its stockholders or make any other payment on its capital stock; or (vii) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, except in the ordinary course of business.

  Columbia has agreed, among other things, prior to the consummation of the Merger, unless MCA agrees in writing or as otherwise required or permitted by the Merger Agreement, to (i) conduct its operations in the ordinary course in substantially the same manner as heretofore conducted and (ii) promptly to deliver to MCA true and correct copies of any report, statement or schedule filed with the Commission subsequent to May 23, 1994. In addition, Columbia has agreed that, among other things, prior to the consummation of the Merger, unless MCA agrees in writing or as otherwise required or permitted by the Merger Agreement, it shall not (i) amend its certificate of incorporation; (ii) sell, lease or otherwise dispose of any of its assets (including capital stock of subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business; (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, a material amount of the outstanding Columbia Common Stock; or (iv) declare or make any extraordinary distributions with respect to its capital stock, which distributions are individually, or in the aggregate, material (except for scheduled quarterly cash dividends payable on the Columbia Common Stock).

  Both MCA and Columbia have agreed to cooperate in the prompt preparation and filing of certain documents under federal and state securities laws and with applicable government entities.

NO SOLICITATION OF TRANSACTIONS

  MCA has agreed that it will not, and will direct and use its best efforts to cause its officers and directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, MCA or any of its significant subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. MCA has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing and to take the necessary steps to inform the appropriate individuals or entities of these obligations. MCA has also agreed to notify Columbia immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it; provided that the Board of Directors of MCA may (i) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire MCA pursuant to a merger, consolidation, share exchange, business combination, purchase of a substantial portion of its assets or other similar transactions, if, and only to the extent that, (a) the Board of Directors of MCA determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (b) prior to furnishing such information to, or entering into discussions or negotiations with, the other person or entity, MCA provides written notice to Columbia to the effect that it is furnishing information to, or entering into discussions or negotiations with, the other person or entity, and (c) subject to any confidentiality agreement with the other person or entity (which MCA determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law), MCA keeps Columbia informed of the status (not the terms) of any such discussions or negotiations and (ii) to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to the Alternative Proposal.

INDEMNIFICATION AND INSURANCE

  As provided in the Merger Agreement, the surviving corporation is required to indemnify and advance expenses to officers, directors, employees and agents of MCA (the "Indemnified Parties"), to the fullest extent permitted under applicable law, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. In addition, Columbia has agreed that for a period of six years after the Effective Time, it will cause the net worth of the surviving corporation and its consolidated subsidiaries to be not less than the net worth of MCA and its consolidated subsidiaries as of March 31, 1994.

  For a period of six years after the Effective Time, Columbia is obligated to maintain in effect policies of directors' and officers' liability insurance covering certain Indemnified Parties presently covered by MCA insurance policies that are substantially no less advantageous to such Indemnified Parties than the policies presently maintained by MCA, provided that Columbia shall not be required in order to maintain such coverage to pay an annual premium in excess of two times the current annual premium paid by MCA for its existing coverage (the "Cap"); provided, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Columbia shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

CONDITIONS

  The respective obligations of MCA and Columbia to consummate the Merger are subject to the fulfillment of each of the following conditions, among others:
(a) the Merger Agreement shall have been approved in the manner required by law by the holders of the issued and outstanding shares of capital stock of MCA entitled to vote thereon; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) none of the parties to the Merger Agreement shall be subject to any order or injunction against the consummation of the transactions contemplated by the Merger Agreement; (d) the Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect; and (e) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made (except where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Columbia and MCA (and their respective subsidiaries), taken as a whole, following the Effective Time).

  The obligations of each of MCA and Columbia to effect the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Time of the following conditions, among others: (a) the other party shall have performed all obligations required to be performed by it under the Merger Agreement and the representations and warranties of the other party and its subsidiaries set forth in the Merger Agreement shall be true in all material respects as of the Effective Time unless the failure of such representation and warranty to be so true and correct would not have or would not be reasonably likely to have a material adverse effect on the business of such party and its subsidiaries taken as a whole; (b) MCA shall have received the opinion of Davis, Polk & Wardwell that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that MCA and Columbia will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (c) Columbia shall have received the opinion of Weil, Gotshal and Manges that no gain or loss will be recognized for federal income tax purposes by Columbia, Columbia Sub or MCA as a result of the Merger; (d) MCA and Columbia shall have each received a "comfort" letter from the other party's independent accountants covering matters customarily included in such comfort letters relating to transactions similar to the Merger; and (e) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of the other party that would have or would be reasonably likely to have a material adverse effect on the other party and its subsidiaries taken as a whole, other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of MCA: (a) by the mutual consent of MCA and Columbia by action of their respective Boards of Directors; (b) by action of the Board of Directors of either MCA or Columbia if (i) the Merger shall not have been consummated by December 31, 1994, provided that MCA, if it is the terminating party, shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger, or (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by MCA's stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; (c) if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; (d) by action of the Board of Directors of MCA, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of MCA determines that such termination is required by reason of an Alternative Proposal being made for MCA, (ii) there has been a breach by Columbia of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Columbia and its subsidiaries taken as a whole, or (iii) there has been a material breach by Columbia of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach; or (e) by action of the Board of Directors of Columbia, if (i) the Board of Directors of MCA shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger due to the existence of an Alternative Proposal, or shall have recommended an Alternative Proposal to MCA stockholders, (ii) there has been a breach by MCA of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on MCA and its subsidiaries taken as a whole, or (iii) there has been a material breach by MCA of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. In the event of the termination of the Merger Agreement pursuant to (d) or (e) above, nothing in the Merger Agreement shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of the Merger Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided, that in the event Columbia has received an Alternative Proposal Fee (as defined under "--Termination Fee"), it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under the Merger Agreement against any entity or person submitting an Alternative Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against MCA or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Proposal.

TERMINATION FEE

  If (a) MCA terminates the Merger Agreement because its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, determines that such termination is required by reason of an Alternative Proposal being made for MCA or (b) Columbia terminates the Merger Agreement because the Board of Directors of MCA shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger due to the existence of an Alternative Proposal, or shall have recommended an Alternative Proposal to MCA stockholders, then MCA is required to pay a fee in cash of $25,000,000 to Columbia (the "Alternative Proposal Fee") within two days of Columbia's request for the payment of such amount.

EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement. The Merger Agreement provides that the following expenses will be shared equally by Columbia and MCA: (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Registration Statement with the Commission and (c) the expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus.

AMENDMENT AND WAIVER

  The parties may modify or amend the Merger Agreement by written agreement at any time prior to the Effective Time, to the extent permitted by applicable law. The conditions to each party's obligation to consummate the Merger may be waived by the other party in whole or in part to the extent permitted by applicable law.

ALTERNATIVE MERGER STRUCTURE

  Columbia and MCA reserve the right to change the structure of the Merger so that MCA merges into Columbia Sub rather than Columbia Sub merging into MCA. Stockholder approval of the Merger Agreement shall be deemed to include approval of this alternative structure of the Merger. Any such change in the structure of the Merger will not be made unless Columbia and MCA are satisfied that such change would not affect the tax consequences of the Merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented assuming the Merger will be recorded using the purchase method of accounting, and reflect the combination of historical consolidated financial data of Columbia and MCA and all material pro forma adjustments. The unaudited pro forma condensed combined statement of income for the three months ended March 31, 1994 and the year ended December 31, 1993 present the combined operating results of Columbia and MCA as if the Merger had occurred on January 1, 1993. For both periods presented in the pro forma condensed combined statement of income, shares used in the computation of earnings per common and common equivalent share give effect to an assumed exchange ratio of 0.7632. The unaudited pro forma condensed combined balance sheet assumes that the Merger had occurred on March 31, 1994.

  These financial statements are for informational purposes only and are not necessarily indicative of the results that would have been obtained had the Merger occurred on the dates indicated above. The pro forma financial statements should be read in conjunction with the related historical consolidated financial statements of Columbia and MCA incorporated by reference in this Proxy Statement/Prospectus.

       COLUMBIA/HCA HEALTHCARE CORPORATION AND MEDICAL CARE AMERICA, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1994
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                  COLUMBIA/HCA    MCA      PRO FORMA  PRO FORMA
                                   HISTORICAL  HISTORICAL ADJUSTMENTS COMBINED
                                  ------------ ---------- ----------- ---------
Revenues........................    $ 2,778      $  108                $ 2,886
                                    -------      ------                -------
Operating expenses..............      2,039          69                  2,108
Provision for doubtful accounts.        150           3                    153
Depreciation and amortization...        144           7       $ 3(a)       154
Interest expense................         64           4                     68
Investment income...............        (14)         (2)                   (16)
Non-recurring transactions......        159           -                    159
                                    -------      ------       ---      -------
                                      2,542          81         3        2,626
                                    -------      ------       ---      -------
Income from continuing
 operations before minority
 interests and income taxes.....        236          27        (3)         260
Minority interests in earnings
 of consolidated entities.......          3           7                     10
                                    -------      ------       ---      -------
Income from continuing
 operations before income taxes.        233          20        (3)         250
Provision for income taxes......         96           8                    104
                                    -------      ------       ---      -------
Income from continuing opera-
 tions..........................    $   137      $   12       $(3)     $   146
                                    =======      ======       ===      =======
Earnings per common and common
 equivalent share from continu-
 ing operations.................    $  0.40      $ 0.37                $  0.40
Shares used in earnings per com-
 mon and
 common equivalent share compu-
 tations
 (in thousands).................    341,621      38,385                368,583


   See notes to unaudited pro forma condensed combined financial statements.

       COLUMBIA/HCA HEALTHCARE CORPORATION AND MEDICAL CARE AMERICA, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                  COLUMBIA/HCA    MCA      PRO FORMA  PRO FORMA
                                   HISTORICAL  HISTORICAL ADJUSTMENTS COMBINED
                                  ------------ ---------- ----------- ---------
Revenues........................    $10,252      $  432                $10,684
                                    -------      ------                -------
Operating expenses..............      7,772         279                  8,051
Provision for doubtful accounts.        542          12                    554
Depreciation and amortization...        554          27      $ 12(a)       593
Interest expense................        321          17                    338
Investment income...............        (66)        (12)                   (78)
Non-recurring transactions......        151          55                    206
                                    -------      ------      ----      -------
                                      9,274         378        12        9,664
                                    -------      ------      ----      -------
Income from continuing
 operations before minority
 interests and income taxes.....        978          54       (12)       1,020
Minority interests in earnings
 of consolidated entities.......          9          30                     39
                                    -------      ------      ----      -------
Income from continuing
 operations before income taxes.        969          24       (12)         981
Provision for income taxes......        394          18                    412
                                    -------      ------      ----      -------
Income from continuing
 operations.....................    $   575      $    6      $(12)     $   569
                                    =======      ======      ====      =======
Earnings per common and common
 equivalent share from
 continuing operations..........    $  1.70      $ 0.16                $  1.55
Shares used in earnings per
 common and common equivalent
 share computations (in
 thousands).....................    339,222      36,557                367,239


   See notes to unaudited pro forma condensed combined financial statements.

       COLUMBIA/HCA HEALTHCARE CORPORATION AND MEDICAL CARE AMERICA, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1994
                             (DOLLARS IN MILLIONS)

                                  COLUMBIA/HCA    MCA      PRO FORMA   PRO FORMA
                                   HISTORICAL  HISTORICAL ADJUSTMENTS  COMBINED
                                  ------------ ---------- -----------  ---------
ASSETS:
Current assets:
 Cash and cash equivalents.......   $   109       $ 24       $(20)(d)   $   113
 Accounts receivable, net........     1,625         59                    1,684
 Inventories.....................       258         13                      271
 Other...........................       516        124                      640
                                    -------       ----       ----       -------
                                      2,508        220        (20)        2,708
Property and equipment, net......     5,642        216                    5,858
Investments of professional
 liability insurance
 subsidiaries....................       688          -                      688
Intangible assets, net...........     1,277        200       (200)(b)     2,027
                                                              750 (b)
Other............................       237         74        (15)(e)       296
                                    -------       ----       ----       -------
                                    $10,352       $710       $515       $11,577
                                    =======       ====       ====       =======
LIABILITIES AND COMMON STOCKHOLDERS'
EQUITY:
Current liabilities:
 Accounts payable................   $   485       $  9                  $   494
 Accrued expenses................     1,184         74                    1,258
 Long-term debt due within one
  year...........................        81         13                       94
                                    -------       ----                  -------
                                      1,750         96                    1,846
Long-term debt...................     3,533        232                    3,765
Deferred credits and other lia-
 bilities........................     1,421         18                    1,439
Minority interests in equity of
 consolidated entities...........       134         37       $(15)(e)       156
Common stockholders' equity......     3,514        327        847 (c)     4,371
                                                             (327)(c)
                                                               10 (f)
                                    -------       ----       ----       -------
                                    $10,352       $710       $515       $11,577
                                    =======       ====       ====       =======

   See notes to unaudited pro forma condensed combined financial statements.

       COLUMBIA/HCA HEALTHCARE CORPORATION AND MEDICAL CARE AMERICA, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  The purchase method of accounting has been used in the preparation of the pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the pro forma condensed combined financial statements, the fair value of MCA's assets and liabilities is assumed to approximate historical carrying values. Accordingly, the excess of the purchase price over MCA's net assets has been reflected as goodwill. It is expected that any reclassification between goodwill and other assets and liabilities will not have a material effect on the consolidated financial statements of the combined entity at the time of the Merger.

  For purposes of the pro forma condensed combined financial statements, the excess of the MCA purchase price over fair value of net assets acquired is being amortized over 40 years using the straight-line method.

  Provision for doubtful accounts has been presented separately on the MCA historical statements of income to conform to the Columbia presentation.

NOTE 2--PURCHASE PRICE INFORMATION

  Pursuant to the Merger Agreement, each outstanding share of MCA Common Stock will be converted into a specified number of shares of Columbia Common Stock based upon an exchange ratio which is subject to change under certain circumstances. For purposes of the pro forma condensed combined financial statements, the exchange ratio used assumes that the Average Price of Columbia Common Stock approximates $38. The aggregate purchase price is summarized below:

   Conversion of MCA Common Stock (in thousands):
     Shares of MCA Common Stock outstanding at March 31, 1994...........  29,215
     Assumed exchange ratio.............................................  0.7632
                                                                          ------
       Columbia Common Stock to be issued in connection with the Merger.  22,297
                                                                          ======
   Aggregate purchase price (dollars in millions):
     Estimated fair value of Columbia Common Stock to be issued in connection with the Merger........................................  $  847
     Estimated fair value of options to purchase Columbia Common Stock to be issued in exchange for outstanding options to purchase MCA
      Common Stock......................................................      10
     Estimated expenses to be incurred in connection with the Merger....      20
                                                                          ------
       Aggregate purchase price.........................................  $  877
                                                                          ======

NOTE 3--PRO FORMA ADJUSTMENTS

  The adjustments included in the pro forma condensed combined financial statements follow:

  (a) To adjust amortization (dollars in millions):

                                               FOR THE THREE    FOR THE YEAR
                                                MONTHS ENDED        ENDED
                                               MARCH 31, 1994 DECEMBER 31, 1993
                                               -------------- -----------------
  Record amortization related to the excess of
   the MCA purchase price over net assets ac-
   quired.....................................      $ 5              $19
  Eliminate MCA historical amortization of the
   excess of purchase price over net assets
   acquired...................................       (2)              (7)
                                                    ---              ---
                                                    $ 3              $12
                                                    ===              ===

  (b) To record the excess of the MCA purchase price over fair value of net assets acquired (dollars in millions):

   Aggregate purchase price........................................       $877
   Net assets of MCA at March 31, 1994............................. $327
   MCA historical excess of purchase price over net assets
    acquired....................................................... (200) (127)
                                                                    ----  ----
   Excess of the MCA purchase price over fair value of net assets
    acquired.......................................................       $750
                                                                          ====

  (c) To reflect Columbia's purchase of outstanding MCA Common Stock of $327 million and issuance of Columbia Common Stock of $847 million as described in Note 2.

  (d) To record $20 million of estimated expenses to be incurred in connection with the Merger.

  (e) To eliminate investments and related minority interests in joint venture transactions between Columbia and MCA.

  (f) To record the estimated fair value of options to purchase Columbia Common Stock to be issued in exchange for outstanding options to purchase MCA Common Stock.

NOTE 4--PRO FORMA EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

  A summary of shares used in the pro forma earnings per common and common equivalent share computations follows (in thousands):

                                                FOR THE THREE    FOR THE YEAR
                                                 MONTHS ENDED        ENDED
                                                MARCH 31, 1994 DECEMBER 31, 1993
                                                -------------- -----------------
   Columbia common and common equivalent
    shares....................................     341,621          339,222
   Columbia shares assumed to be issued in ex-
    change for outstanding MCA Common Stock
    and the dilutive effect of MCA common
    equivalent shares effected for the assumed
    exchange ratio............................      26,962           28,017
                                                   -------          -------
   Shares used in the pro forma earnings per
    common and common equivalent share compu-
    tations...................................     368,583          367,239
                                                   =======          =======

                     DESCRIPTION OF COLUMBIA CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Columbia's authorized capital stock presently consists of 800,000,000 authorized shares of Columbia Common Stock, 25,000,000 shares of Nonvoting Common Stock, $.01 par value ("Columbia Nonvoting Common Stock"), and 25,000,000 shares of Preferred Stock, $.01 par value ("Columbia Preferred Stock").

COLUMBIA COMMON STOCK

  The holders of Columbia Common Stock are entitled to one vote for each share on all matters voted on by the stockholders, including the election of directors and, except as otherwise required by law, as provided in the Columbia restated certificate of incorporation (the "Columbia Certificate") with respect to the Columbia Series A Preferred Stock (as defined below) or provided in any resolution adopted by the Columbia Board of Directors (the "Columbia Board") with respect to any series of Columbia Preferred Stock, will exclusively possess all voting power. The holders of Columbia Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of Columbia Preferred Stock designated by the Columbia Board from time to time, the holders of Columbia Common Stock are entitled to such dividends as may be declared from time to time by the Columbia Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of Columbia available for distribution to such holders. Any "Regulated Stockholder" may convert shares of Columbia Common Stock into Columbia Nonvoting Common Stock. A Regulated Stockholder is any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System which was a "Regulated Stockholder" of HCA immediately prior to the HCA Merger, so long as such stockholder holds such shares (and only with respect to such shares) and affiliates and certain transferees thereof.

COLUMBIA NONVOTING COMMON STOCK

  The rights of holders of Columbia Nonvoting Common Stock will be identical to those of holders of the Columbia Common Stock, except with respect to voting and conversion rights. The holders of Columbia Nonvoting Common Stock will have no right to vote on matters submitted to a vote of stockholders, except (i) as to an amendment of a provision of the Columbia Certificate that would adversely affect the powers, preferences or special rights of the holders of the Columbia Nonvoting Common Stock and (ii) as otherwise required by law.

  The shares of Columbia Nonvoting Common Stock will be convertible into Columbia Common Stock on a share-for-share basis (subject to anti-dilution adjustments), except that no holder of shares of Columbia Nonvoting Common Stock may convert any such shares to the extent that, as a result, the holder and its affiliates, directly or indirectly, would own, control or have the power to vote a greater number of shares of the Columbia Common Stock or other voting capital stock of Columbia than the holder and its affiliates would be permitted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to the holder or its affiliates.

COLUMBIA PREFERRED STOCK

  The Columbia Board is authorized to provide for the issuance of shares of Columbia Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Columbia Board providing for the issuance of such series and as are permitted by Delaware law. In connection with the stockholder rights plan adopted by Columbia, the Columbia Certificate provides for the issuance of a series of 8,000,000 shares of Columbia Preferred Stock designated as the Series A Participating Preferred Stock (the "Columbia Series A Preferred Stock"), and a series consisting of 250,000 shares of Columbia Preferred Stock designated as the Series B Participating

Preferred Stock (the "Columbia Series B Preferred Stock"). For a description of the terms of the Columbia Series A Preferred Stock and Columbia Series B Preferred Stock, see "--Columbia Preferred Stock Purchase Rights."

COLUMBIA PREFERRED STOCK PURCHASE RIGHTS

  The Columbia Board has adopted a stockholders rights plan, pursuant to which one Preferred Stock Purchase Right (a "Columbia Right") is issued with respect to each share of Columbia Common Stock issued by Columbia. Each Columbia Right entitles the registered holder to purchase from Columbia one one-hundredth of a share of Columbia Series A Preferred Stock at a price of $100, subject to adjustment (the "Purchase Price"). The description and terms of the Columbia Rights are set forth in a Rights Agreement dated September 1, 1993 (the "Columbia Rights Agreement") between Columbia and Mid-America Bank of Louisville & Trust Company, as Rights Agent (the "Columbia Rights Agent").

  Currently, the Columbia Rights are attached to all Columbia Common Stock certificates representing shares outstanding and are not represented by separate Columbia Rights certificates. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that, without the prior approval of Columbia, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of Columbia or (ii) ten days (unless such date is extended by the Columbia Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (the earlier of such dates being called the "Rights Distribution Date"), the Columbia Rights will be evidenced by the Columbia Common Stock certificates. Until the Rights Distribution Date, the Columbia Rights will be transferred only with Columbia Common Stock certificates. Columbia Common Stock certificates contain a notation incorporating the Columbia Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Columbia Rights), the surrender for transfer of any certificates for Columbia Common Stock outstanding as of the Rights Distribution Date will also constitute the transfer of the Columbia Rights associated with the Columbia Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Columbia Rights ("Rights Certificates") will be mailed to holders of record of the Columbia Common Stock as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Columbia Rights.

  The Columbia Rights are not exercisable until the Rights Distribution Date. The Columbia Rights expire on the earliest of (i) September 1, 2003, (ii) consummation of a merger transaction with a person or group who acquired Columbia Common Stock pursuant to a Permitted Offer (as defined below), and is offering in the merger the same form of consideration, and not less than the price per share, paid pursuant to the Permitted Offer or (iii) redemption of the Columbia Rights by Columbia as described below.

  The Purchase Price payable, and the number of shares of Columbia Series A Preferred Stock or other securities issuable, upon exercise of the Columbia Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Columbia Series A Preferred Stock, (ii) upon the grant to holders of the Columbia Series A Preferred Stock of certain rights or warrants to subscribe for Columbia Series A Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Columbia Series A Preferred Stock at less than the current market price of the Columbia Series A Preferred Stock or
(iii) upon the distribution to holders of the Columbia Series A Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Columbia Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  In the event that, after the first date of public announcement by Columbia or an Acquiring Person that an Acquiring Person has become such, Columbia is involved in a merger or other business combination transaction in which the Columbia Common Stock is exchanged or changed (other than a merger with a person or group who acquired Columbia Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of Columbia's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Columbia Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Columbia Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Columbia Right (such right being called the "Merger Right"). "Permitted Offer" means a tender offer or exchange offer for all outstanding shares of Columbia Common Stock at a price and on terms determined, prior to the purchase of shares under such tender offer or exchange offer, by at least a majority of the members of the Board of Directors who are not officers of Columbia to be both adequate and otherwise in the best interest of Columbia, its stockholders (other than the person on whose behalf the offer is being made) and other relevant constituencies.

  In the event that an Acquiring Person becomes such, proper provision shall be made so that each holder of a Columbia Right will have, for a 60 day period thereafter, the right to receive upon exercise that number of shares of Columbia Common Stock having a market value of two times the exercise price of the Columbia Right, to the extent available, and then (after all authorized and unreserved shares of Columbia Common Stock have been issued) a common stock equivalent (such as Columbia Series A Preferred Stock or another equity security with at least the same economic value as the Columbia Common Stock), or, in certain circumstances, cash, property or a reduction in the purchase price, having a market value of two times the exercise price of the Columbia Right (such right being called the "Subscription Right").

  The holder of a Columbia Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the right to exercise the Merger Right or the Subscription Right, any Columbia Rights that are or were at any time owned by an Acquiring Person shall become void insofar as they relate to the Merger Right or the Subscription Right.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Columbia Common Stock on the last trading date prior to the date of exercise.

  At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Columbia Rights, Columbia may redeem the Columbia Rights in whole, but not in part, at a price of $.01 in cash per Columbia Right (the "Redemption Price"), which redemption shall be effective upon the action of the Columbia Board in the exercise of its sole discretion. Additionally, Columbia may, following the Stock Acquisition Date, redeem the then outstanding Columbia Rights in whole, but not in part, at the Redemption Price provided that such redemption is (i) in connection with a merger or other business combination transaction or series of transactions involving Columbia in which all holders of Columbia Common Stock are treated alike but not involving an Acquiring Person or any person who was an Acquiring Person or (ii) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as no person beneficially owns securities representing 15% or more of the voting power of Columbia's voting securities. Upon the effective date of the redemption of the Columbia Rights, the right to exercise the Columbia Rights will terminate and the only right of the holders of Columbia Rights will be to receive the Redemption Price.

  Any of the provisions of the Columbia Rights Agreement may be amended by the Columbia Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Columbia Rights

Agreement may be amended by the Columbia Board to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Columbia Rights (excluding the interests of any Acquiring Person).

  The Columbia Series A Preferred Stock purchasable upon exercise of the Columbia Rights will be nonredeemable and junior to any other series of preferred stock Columbia may issue (unless otherwise provided in the terms of such stock). Each share of Columbia Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Columbia Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Columbia Series A Preferred Stock will receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. Each share of Columbia Series A Preferred Stock will have 100 votes, voting together with the shares of Columbia Common Stock. In the event of any merger, consolidation or other transaction in which shares of Columbia Common Stock are exchanged, each share of Columbia Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Columbia Common Stock. The rights of Columbia Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Columbia Series A Preferred Stock will be issuable; however, Columbia may elect to distribute depository receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Columbia Series A Preferred Stock on the last trading date prior to the date of exercise. Any Regulated Stockholder may convert shares of Columbia Series A Preferred Stock into Columbia Series B Preferred Stock.

  Until a Columbia Right is exercised, the holder thereof, as such, has no rights as a stockholder of Columbia including, without limitation, the right to vote or to receive dividends.

  The Columbia Rights have certain anti-takeover effects. The Columbia Rights will cause substantial dilution to a person or group that attempts to acquire Columbia without conditioning the offer on the Columbia Rights being redeemed or a substantial number of Columbia Rights being acquired. However, the Columbia Rights should not interfere with any tender offer or merger approved by Columbia because the Columbia Rights (i) do not become exercisable in the event of a Permitted Offer and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable in connection with an approved merger in which all holders of Columbia Common Stock are treated alike.

  The foregoing summary of certain terms of the Columbia Rights is qualified in its entirety by reference to the Columbia Rights Agreement, a copy of which is incorporated herein by reference.

  Columbia has amended the Columbia Rights Agreement to provide for the issuance of one Preferred Stock Purchase Right (a "Nonvoting Right") with respect to each share of Columbia Nonvoting Common Stock. Each Nonvoting Right will entitle the registered holder to purchase from Columbia one one-hundredth of a share of Columbia Series B Preferred Stock at a price of $100, subject to adjustment. The terms of the Nonvoting Rights and the Columbia Series B Preferred Stock will be substantially identical to the terms of the Columbia Rights and the Columbia Series A Preferred Stock except that (i) the Columbia Series B Preferred Stock will not have the right to vote on matters upon which the Columbia Common Stock have the right to vote, (ii) the subscription right applicable to the Nonvoting Rights will differ from the Subscription Right in that each holder of a Nonvoting Right will have, for a 60-day period after an Acquiring Person becomes such, the right to receive upon exercise thereof Columbia Nonvoting Common Stock or a common stock equivalent to the Columbia Nonvoting Common Stock instead of Columbia Common Stock, which is the case with respect to the Columbia Rights, and (iii) the shares of Columbia Series B Preferred Stock will be convertible into shares of Columbia Series A Preferred Stock.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

  As a result of the Merger, holders of MCA Common Stock will become stockholders of Columbia and the rights of all such former MCA stockholders will thereafter be governed by the Columbia Certificate, Columbia's bylaws (the "Columbia Bylaws") and the Delaware General Corporation Law (the "Delaware Law"). The rights of the holders of MCA Common Stock are presently governed by the certificate of incorporation of MCA (the "MCA Certificate"), the bylaws of MCA (the "MCA Bylaws") and the Delaware Law. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of Columbia and MCA, sets forth certain differences between the Columbia Certificate and the MCA Certificate and between the Columbia Bylaws and the MCA Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents and the Delaware Law. For information as to how such documents may be obtained, see "Available Information."

CLASSIFIED BOARD OF DIRECTORS

  The Delaware Law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The Columbia Certificate provides that the Columbia Board is divided into three classes of directors, as nearly equal in number as reasonably possible. One class of directors is elected each year for a three-year term.

  Classification of directors has the effect of making it more difficult for stockholders to change the composition of the Columbia Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Columbia Board. Such a delay may help ensure that the Columbia directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Columbia even though such a transaction could be beneficial to Columbia and its stockholders. The classification of the Columbia Board might also increase the likelihood that incumbent directors will retain their positions.

  The MCA Certificate also provides that the MCA directors, other than those who may be elected by the holders of any series of MCA Preferred Stock under specified circumstances, shall be divided into three classes, as nearly equal in number as possible. One class of directors is elected each year for a three-year term.

STOCKHOLDER RIGHTS PLAN

  Columbia has adopted a stockholder rights plan that is designed to protect Columbia stockholders from coercive or unfair takeover tactics. To implement the plan, on September 1, 1993, the Columbia Board declared a dividend distribution of one preferred stock purchase right (a "Columbia Right") for each share of Columbia Common Stock then outstanding and authorized the issuance of one Columbia Right for each share of Columbia Common Stock issued thereafter, but prior to the triggering of the plan. One Columbia Right will be issued with respect to each share of Columbia Common Stock issued pursuant to the Merger. Each Columbia Right entitles a registered holder to purchase, upon the occurrence of certain specified events, one one-hundredth of a share of the Columbia Series A Preferred Stock at a purchase price of $100. The description and terms of the Columbia Rights are set forth in the Columbia Rights Agreement. In general, pursuant to the Columbia Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than Columbia or any of its subsidiaries) of the beneficial ownership of securities representing 15% or more of the Columbia Common Stock, Columbia stockholders (except those stockholders whose Columbia Rights have been voided under the Columbia Rights Agreement as a result of a triggering event) shall have the right to receive, in lieu of the Columbia Series A Preferred Stock, that amount of the Columbia Common Stock (or in certain circumstances, cash, property or other securities of Columbia or a reduction in the purchase price) having a value equal to two times the exercise price of the Columbia Rights. The Columbia Rights Agreement further provides that if Columbia is acquired in a merger or other business combination which is not approved by the Columbia Board, Columbia stockholders (except those stockholders whose Columbia Rights have been voided under the Columbia Rights Agreement as a result of a triggering event) shall have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the Columbia Rights. Under certain circumstances, Columbia may redeem the Columbia Rights, which will otherwise expire on the tenth anniversary of the adoption of the Columbia Rights Agreement. The Columbia Rights Agreement further provides for the issuance of a Nonvoting Right with respect to each share of the Columbia Nonvoting Common Stock issued. The effect of the Columbia Rights Agreement may be to render more difficult a change in control of Columbia

  MCA also adopted a stockholder rights plan that is designed to protect MCA stockholders from coercive or unfair takeover tactics. To implement the plan, on July 29, 1992, the Board of Directors of MCA (the "MCA Board") declared a dividend distribution of one preferred stock purchase right (an "MCA Right") for each share of MCA Common Stock then outstanding and authorized the issuance of one MCA Right for each share of MCA Common Stock issued thereafter but prior to the triggering of the plan. Each MCA Right entitles the registered holder to purchase upon the occurrence of certain specified events one one-hundredth of a share of MCA Series A Junior Participating Preferred Stock, par value $1.00 per share (the "MCA Series A Preferred Stock"), at a purchase price of $250.00 per one one-hundredth of a share of MCA Series A Preferred Stock. The description and terms of the MCA Rights are set forth in a Rights Agreement between Medical Care International, Inc. (as predecessor to MCA) and Society National Bank, as Rights Agent, dated as of July 30, 1992 (the "MCA Rights Agreement"). In general, pursuant to the MCA Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than MCA or any of its subsidiaries) of the beneficial ownership of securities representing 15% or more of the MCA Common Stock, MCA's stockholders (except those stockholders whose MCA Rights have been voided under the MCA Rights Agreement as a result of the triggering event) shall have the right to receive, in lieu of MCA Series A Preferred Stock, that amount of the MCA Common Stock (or in certain circumstances, cash, property or other securities of MCA or a reduction in the purchase price) having a value equal to two times the exercise price of the MCA Right. The MCA Rights Agreement further provides that if MCA is acquired in a merger or other business combination which is not approved by the MCA Board, MCA's stockholders (except those stockholders whose MCA Rights have been voided under the MCA Rights Agreement as a result of the takeover) shall have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the MCA Right. Under certain specified circumstances, MCA may redeem the MCA Rights, which will otherwise expire on September 9, 2002.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Columbia Certificate provides that, subject to any rights of holders of the Columbia Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by action of not less than a majority of the Columbia Board then in office, but in no event shall the number of directors be less than three nor more than fifteen. The Columbia Board currently consists of 15 directors. The Columbia Certificate provides that, subject to any rights of holders of the Columbia Preferred Stock, any vacancies (including newly-created directorships) will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director. Accordingly, the Columbia Board could prevent any stockholder from enlarging the Columbia Board and filling the new directorships with such stockholder's own nominees.

  Under the Delaware Law, unless provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Columbia Certificate provides that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (the "Columbia Voting Stock"), voting together as a single class, subject to any rights of holders of the Columbia Preferred Stock.

  The MCA Board currently consists of ten directors. The MCA Certificate provides that, subject to the rights of the holders of any series of preferred stock of MCA ("MCA Preferred Stock") to elect directors under specified circumstances, the number of directors of the MCA Board may be fixed, from time to time, exclusively by the MCA Board pursuant to a resolution adopted by a majority of the total number of directors that MCA would have if there were no vacancies.

  The MCA Certificate also states that vacancies on the MCA Board, whether arising from death, resignation, retirement, disqualification, removal from office, an increase in the number of directors or other cause, may only be filled by the vote of a majority of the directors then in office, though less than a quorum. Each director so elected shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires and until his or her successor shall have been duly elected and qualified. In addition, the MCA Certificate provides that, subject to the rights of the holders of the MCA Preferred Stock, any director may be removed, but only for cause, at any time by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of MCA stock entitled to vote generally in the election of directors (the "MCA Voting Stock"), voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  The Columbia Certificate (i) provides that, subject to the rights of any holders of the Columbia Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and (ii) prohibits stockholder action by written consent in lieu of a meeting. The Columbia Certificate also provides that, subject to the rights of holders of any series of the Columbia Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the Board or the Chief Executive Officer of Columbia or the Columbia Board. Stockholders are not permitted to call a special meeting or to require that the Columbia Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Columbia.

  The MCA Certificate (i) provides that, subject to the rights of the holders of the MCA Preferred Stock, stockholder action can be taken only at an annual or special meeting of stockholders and (ii) prohibits stockholder action by written consent. The MCA Certificate also provides that, subject to the rights of the holders of the MCA Preferred Stock, special meetings of the stockholders may be called only by the Chairman or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that MCA would have if there were no vacancies. Moreover, pursuant to the MCA Bylaws, only such business shall be conducted at a special meeting of MCA's stockholders as shall have been brought before the meeting pursuant to the notice of meeting given by MCA.

  The provisions of the Columbia Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders. These provisions would also prevent the holders of a majority of the voting power of the Columbia Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman of the Board, the Chief Executive Officer and the Columbia Board by calling a special meeting of stockholders prior to the time the Chairman of the Board, the Chief Executive Officer or the Columbia Board believes such consideration to be appropriate.

FAIR PRICE PROVISIONS

  The Columbia Certificate contains a "fair price" provision, requiring that, in addition to any other vote required by the Columbia Certificate or the Delaware Law, certain "Business Combination" transactions with a "Related Person" will be subject to the affirmative vote of the holders of not less than 85% of the outstanding Columbia Voting Stock held by stockholders other than the Related Person.

  For the purposes of this provision, certain terms are defined as follows:

  "Business Combination" means (a) any merger or consolidation of Columbia or a subsidiary with a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the ordinary course of business to or with a Related Person of any assets of Columbia or a subsidiary having an aggregate fair market value of $25,000,000 or more, (c) the issuance or transfer by Columbia of any shares of the Columbia Voting Stock or securities convertible into or exercisable for such shares (other than by way of pro rata distribution to all stockholders) to a Related Person, (d) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person, (e) the adoption of any plan or proposal for the liquidation or dissolution of Columbia or a subsidiary proposed, directly or indirectly, by or on behalf of a Related Person, (f) any merger or consolidation of Columbia with another person proposed, directly or indirectly, by or on behalf of a Related Person unless the entity surviving or resulting from such merger or consolidation has a provision in its certificate or articles of incorporation, charter or similar governing instrument which is substantially identical to the "fair price" provisions of the Columbia Certificate or (g) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the foregoing transactions.

  "Related Person" means any individual, partnership, corporation, trust or other person which together with its "affiliates" and "associates," as defined in Rule 12b-2 under the Exchange Act as in effect on July 1, 1993, and together with any other individual, partnership, corporation, trust or other person with which it or they have any agreement, contract or other arrangement or understanding with respect to acquiring, holding, voting or disposing of the Columbia Voting Stock, "beneficially owns" (within the meaning of Rule 13d-3 under the Exchange Act on said date) an aggregate of 10% or more of the outstanding Columbia Voting Stock. A Related Person, its affiliates and associates and all such other individuals, partnerships, corporations and other persons with whom it or they have any such agreement, contract or other arrangement or understanding, are deemed a single Related Person for purposes of this provision; provided, however, that the members of the Columbia Board shall not be deemed to be associates or otherwise to constitute a Related Person solely by reason of their board membership. A person who is a Related Person (a) as of the time any definitive agreement relating to a Business Combination is entered into, (b) as of the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination or (c) immediately prior to the consummation of a Business Combination, shall be deemed a Related Person for purposes of this provision.

  "Continuing Director" means any member of the Columbia Board who is not an "affiliate" or "associate" of the Related Person and was a member of the Columbia Board prior to the time that such person became a Related Person, and any successor of a Continuing Director who is unaffiliated with such Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors.

  "Market Value" means the average of the high-bid and low-asked quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a share on the NYSE Composite Tape, or, if the shares are not listed or admitted to trading on such exchange, on the principal United States securities exchange registered under the Exchange Act on which the shares are listed or admitted to trading, or, if the shares are not listed or admitted to trading on any such exchange, the mean between the closing high bid and the low-asked quotations with respect to a share on such date as quoted on NASDAQ, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a share as at least 66 2/3% of the Continuing Directors shall determine.

  The 85% voting requirement will not be applicable and a Business Combination with a Related Person may be approved by the vote (if any) required by law or by any other provision of the Columbia Certificate if either:

    1. The Business Combination is approved by the Board of Directors of Columbia by the affirmative vote of at least 66 2/3% of the Continuing Directors, or

    2. All of the following conditions are satisfied:

      (a) The aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share of capital stock of Columbia in the Business Combination by the holders of capital stock of Columbia, other than the Related Person involved in the Business Combination, will not be less than the highest of (i) the highest per share price (including brokerage commissions, soliciting dealers' fees, and dealer-manager compensation, and with appropriate adjustments for recapitalizations, stock splits, stock dividends and like transactions and distributions) paid by such Related Person in acquiring any of its holdings of such class or series of capital stock,
    (ii) the highest per share Market Value of such class or series of capital stock within the twelve-month period immediately preceding the date the proposal for such Business Combination was first publicly announced or (iii) the book value per share of such class or series of capital stock, determined in accordance with generally accepted accounting principles, as of the last day of the month immediately preceding the date the proposal for such Business Combination was first publicly announced;

      (b) The consideration to be received in such Business Combination by holders of capital stock other than the Related Person involved will, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring capital stock already owned by it, provided, however, that if the Related Person has paid for capital stock with varying forms of consideration, the form of consideration for shares of capital stock acquired in the Business Combination by the Related Person must either be cash or the form used to acquire the largest number of shares of capital stock previously acquired by it; and

      (c) A proxy statement responsive to the requirements of the Exchange Act is mailed to the stockholders of Columbia for the purpose of soliciting stockholder approval of such Business Combination and contains (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors may choose to state and (ii) the opinion of a reputable investment banking firm selected by the Continuing Directors as to the fairness of the terms of such Business Combination, from a financial point of view, to the public stockholders (other than the Related Person) of Columbia.

  The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against coercive or two-tiered takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for Columbia, even though such an offer might be beneficial to Columbia and its stockholders.

  The MCA Certificate contains no "fair price" provision.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

  The Columbia Certificate establishes an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders, of Columbia (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that, subject to the rights of any holders of the Columbia Preferred Stock, only persons who are nominated by, or at the direction of, the Columbia Board, or by a stockholder who has given timely written notice to the Secretary of Columbia prior to the meeting at which directors are to be elected, will be eligible for election as directors of Columbia. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board, the Chief Executive Officer, or the Columbia Board or by a stockholder who has given timely written notice to the Secretary of Columbia of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by Columbia no less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the date such notice was mailed or (ii) the date such public disclosure was made).

  Under the Stockholder Notice Procedure, a stockholder's notice to Columbia proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of Columbia which are owned by such stockholder and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of Columbia beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board, the Chief Executive Officer or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Columbia Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Columbia Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Columbia Board, provides the Columbia Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Columbia Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the Columbia Certificate does not give the Columbia Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Columbia and its stockholders.

  The MCA Bylaws contain similar provisions relating to stockholder nominations and stockholder proposals.

COMMON STOCK AND NONVOTING COMMON STOCK

  The terms of the Columbia Common Stock are substantially identical to those of the MCA Common Stock. The Columbia Certificate authorizes the Columbia Nonvoting Common Stock. The MCA Certificate does not authorize nonvoting common stock.

PREFERRED STOCK

  Pursuant to the Columbia Certificate, the Columbia Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of the Columbia Preferred Stock in one or more series (including the Columbia Series A Preferred Stock), to establish the number of shares of each such series, and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. See "--Stockholder Rights Plan." The MCA Certificate contains substantially similar provisions relating to the MCA Preferred Stock.

  Management of Columbia believes that the ability of the Columbia Board to issue one or more series of the Columbia Preferred Stock provides Columbia with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of the Columbia Preferred Stock, as well as shares of the Columbia Common Stock, are available for issuance without further action by the Columbia stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Columbia securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of shares of common stock or in the amount of voting securities outstanding. If the approval of the Columbia stockholders is not required for the issuance of shares of the Columbia Preferred Stock or the Columbia Common Stock, the Columbia Board may not seek stockholder approval.

  Although the Columbia Board has no intention at the present time of doing so, it could issue a series of the Columbia Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Columbia Board will make any determination to issue such shares based on its judgment as to the best interests of Columbia and its stockholders. The Columbia Board, in so acting, could issue Columbia Preferred Stock having terms that discourage an acquisition attempt through which an acquiror may be able to change the composition of the Columbia Board, including a tender offer or other transaction that some, or a majority, of the Columbia stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

  The Columbia Certificate contains provisions requiring the affirmative vote of the holders of at least 75% of the voting power of the Columbia Voting Stock, after approval by the Columbia Board, to amend certain provisions of the Columbia Certificate (including the provisions discussed above relating to directors, action by written consent, special stockholder meetings and the Stockholder Notice Procedure) or to amend any provision of the Columbia Bylaws. An amendment of the "fair price" provision requires the approval of 66 2/3% of the directors of Columbia then in office and the affirmative vote of 85% of the Columbia Voting Stock held by stockholders other than any Related Person, unless the amendment is approved by 66 2/3% of the Continuing Directors. These provisions make it more difficult for stockholders to make changes in the Columbia Certificate and the Columbia Bylaws, including changes designated to facilitate the exercise of control over Columbia.

  The MCA Certificate contains provisions requiring the affirmative vote of the holders of at least 80% of the voting power of the MCA Voting Stock to amend certain provisions of the MCA Certificate (including the provisions discussed above relating to directors, stockholder action by written consent, special stockholder meetings, stockholder nominations and stockholder proposals) or to amend any provision of the MCA Bylaws.

BUSINESS COMBINATIONS

  Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 of the Delaware Law may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Columbia Certificate does not exclude Columbia from the restrictions imposed under Section 203 of the Delaware Law. Similarly, the MCA Certificate does not exclude MCA from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring Columbia to negotiate in advance with the Columbia Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder's becoming an interested stockholder.

SPECIAL VOTING REQUIREMENTS

  The Columbia Certificate requires that (i) any change in the powers, preferences or special rights of the Columbia Nonvoting Common Stock so as to affect the holders thereof adversely will require the affirmative vote of a majority of the directors then in office and the affirmative vote of the holders of not less than 66 2/3% of the then outstanding shares of the Columbia Nonvoting Common Stock and (ii) any change in the authorized number of shares of any class of capital stock of Columbia will require the affirmative vote of a majority of the directors then in office and the affirmative vote of the holders of not less than a majority of the then outstanding shares of the Columbia Common Stock and the Columbia Nonvoting Common Stock, voting together as a single class. The MCA Certificate provides that the number of authorized shares of MCA Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the MCA Voting Stock, voting together as a single class, without a separate vote of the holders of the MCA Preferred Stock, or any series thereof unless a vote of any such holders is required pursuant to any designation of the MCA Preferred Stock.

LIMITATION OF LIABILITY OF DIRECTORS

  The Delaware Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. Each of the Columbia Certificate and the MCA Certificate includes such a provision, as set forth below, to the maximum extent permitted by law.

  Each of the Columbia Certificate and the MCA Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

  While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Delaware Law permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware Law provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. Delaware Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

  The Columbia Certificate provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. The indemnification rights conferred by the Columbia Certificate are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Columbia is authorized to purchase and maintain (and Columbia maintains) insurance on behalf of its directors, officers, employees and agents. The MCA Bylaws contain substantially similar provisions relating to indemnification and insurance.

OTHER PROVISIONS

  The Columbia Certificate provides that in discharging their respective duties under applicable law and in determining what they believe to be in the best interests of Columbia and its stockholders, the Columbia Board, each committee of the Columbia Board and each director may take into account the effects, both long- and short-term, of the proposed action on the employees, associates, associated physicians, distributors, patients or other customers, suppliers and creditors of Columbia and the communities in which Columbia conducts its business, to the extent such persons believe pertinent (including the possibility that the interests of Columbia may best be served by remaining independent). The MCA Certificate contains a substantially similar provision.

  The Columbia Certificate also authorizes the Columbia Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Columbia Board and management respecting any transaction which may result in a change of control of Columbia, and to contest or oppose any such transaction which the Columbia Board determines to be unfair, abusive or otherwise undesirable to Columbia, its businesses, stockholders or constituents. The Columbia Board is specifically authorized to adopt plans or to issue securities of Columbia (including the Columbia Common Stock or the Columbia Preferred Stock, rights (including the Columbia Rights) or debt securities), which securities may be exchangeable or convertible into cash or other securities on such terms as the Columbia Board determines and may provide for different and unequal treatment of different holders or classes of holders. The existence of this authority or the actions which may be taken by the Columbia Board pursuant thereto are intended to give the Columbia Board flexibility to act in the best interests of stockholders in the event of a potential change of control transaction. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Columbia Board and might enable the Columbia Board to hinder or frustrate such a transaction if proposed, including a transaction in which stockholders might receive a premium for their stock over the then current market price of such stock. The MCA Certificate contains substantially similar provisions.

         APPROVAL OF 1994 RESTRICTED AND NONQUALIFIED STOCK OPTION PLAN

GENERAL DESCRIPTION OF THE PLAN

  The MCA 1994 Restricted and Nonqualified Stock Option Plan (the "1994 Plan") was adopted by the MCA Board effective June 22, 1993. The MCA Board directed that the 1994 Plan be submitted to the stockholders for approval and adoption.

  Approval and adoption of the 1994 Plan will not entail any additional potential for dilution of the holdings of MCA stockholders. In connection with the adoption of the 1994 Plan and the Directors Plan by the MCA Board, certain of the existing stock option plans of MCA, which were originally Critical Care America, Inc. plans ("CCA Plans"), have been amended to provide that no further issuances of MCA Common Stock will be possible under these existing CCA Plans. The shares previously issuable under these existing CCA Plans have been reallocated to the 1994 Plan and the Directors Plan such that the total number of shares issuable under the 1994 Plan and the Directors Plan is equal to the number of shares that would otherwise have been issuable under these existing CCA Plans had they not been amended. The total number of shares of MCA Common Stock issuable under the 1994 Plan and the Directors Plan is thus equal to the number of shares previously authorized by stockholders in approving and adopting these existing CCA Plans.

  The purposes of the 1994 Plan are (a) to provide additional incentive for key employees of MCA and its subsidiaries by authorizing the payment of bonus or incentive compensation in shares of MCA Common Stock and by encouraging such key employees to invest in shares of MCA Common Stock, thereby furthering their identity of interest with the interests of MCA's stockholders, increasing their stake in the future growth and prosperity of MCA and stimulating and sustaining constructive and imaginative thinking; and (b) to enable MCA, by offering comparable incentives, to induce the employment and continued employment of key employees and to compete with other organizations in attracting and retaining the services of competent executives.

  The 1994 Plan provides that it shall be administered by a committee that shall be appointed by the MCA Board and shall consist of not less than three disinterested members of the MCA Board. No member of the committee is eligible to participate in the 1994 Plan. The MCA Board has appointed the Option and Compensation Committee (the "Committee") to administer the 1994 Plan.

  Participation in the 1994 Plan is limited to such key employees
("participants") as the Committee may select from the employees of MCA who are in positions of responsibility and who can, in the judgment of the Committee, contribute significantly to the growth and successful operation of MCA and its subsidiaries.

  Subject to the provisions of the 1994 Plan, the Committee may at any time, or from time to time, grant stock incentives to key employees in the following forms: (i) nonqualified stock options to purchase shares of the MCA Common Stock ("Options"); (ii) shares of restricted MCA Common Stock ("Restricted Stock") which are substantially nonvested until specified vesting conditions set forth in the participant's stock agreement are met; (iii) stock awards, or retention shares ("Retention Share Awards") under which shares of the MCA Common Stock are granted to a participant, with vesting pursuant to conditions set forth in the participant's stock agreement; or (iv) plan units consisting of a combination of shares of restricted stock and nonqualified stock options which are granted together ("Plan Units"). The Committee may not, however, grant to any one participant stock incentives totalling more than an average of 75,000 shares on an annual basis over any two year period.

  The 1994 Plan provides that the maximum number of shares that may be issued is 750,000. All of the stock which is to be issued under the 1994 Plan consists of authorized but unissued or reacquired shares of MCA Common Stock reallocated from dormant CCA Plans. The number of shares subject to Options and the exercise price, the number of shares of Restricted Stock and the number of shares covered by Retention Share Awards are subject to adjustment to reflect any subdivision or consolidation of shares, or other capital readjustment, stock dividend, exchange of shares, recapitalization, merger, split-up or similar transaction affecting the shares.

  Shares of Restricted Stock issued under the 1994 Plan are subject to forfeiture and reversion to MCA until vested. Options granted under the 1994 Plan may not be exercised until vested, and shares of MCA Common Stock may not be issued pursuant to any Retention Share Award until vested. The Committee is empowered under the 1994 Plan to establish the terms and conditions of vesting for any participant.

  Options to purchase 254,414 shares of the MCA Common Stock have been granted pursuant to the 1994 Plan, subject to stockholder approval of the 1994 Plan, to 16 current employees, effective as of July 1, 1993, by the Committee as required by the terms of the 1994 Plan. Such options vest on each succeeding July 1 in accordance with the following schedule for each participant who is an employee on the designated vesting date:

                                                        1994 1995 1996 1997 1998
                                                        ---- ---- ---- ---- ----
   % Vested............................................ 20%  30%  40%  50%  100%

  A total of 165,737 shares of Restricted Stock were granted on July 1, 1993 by the Committee, as required by the terms of the 1994 Plan, subject to stockholder approval of the 1994 Plan. The initial Restricted Stock granted effective as of July 1, 1993, vests 50% on July 1, 1997 and the remaining 50% on July 1, 1998.

  In order to encourage long term holding of exercised options, the Committee granted Retention Share Awards, effective as of July 1, 1993, to participants who were also granted Options effective as of July 1, 1993. A total of 50,881 Retention Share Awards were granted on July 1, 1993, subject to stockholder approval of the 1994 Plan. Such Retention Share Awards provide for the issuance of one share of the MCA Common Stock for each five shares covered by an Option. Such Retention Share Awards vest as follows: Retention Share Awards equal to one share of MCA Common Stock for each five shares purchased by the participant upon exercise of an Option and which continue to be held by such participant on the Effective Date, as defined below, will be deemed immediately vested as of the Effective Date and a stock certificate representing the shares will be issued to such participant, provided a participant is an employee of MCA or a subsidiary on the date which is thirty-six months after the date of the participant's exercise of an Option (the "Effective Date").

  The exercise price at which shares of MCA Common Stock may be purchased pursuant to an Option may not be less than 100% of the fair market value of such shares of MCA Common Stock on the grant date. No Option may be exercised more than ten years from the date it was granted. An Option under the 1994 Plan is exercisable by a participant only during his lifetime and only while he is an employee of MCA. No Option is transferrable by a participant except by will or the laws of descent and distribution.

  Each unexercised Option and nonvested Retention Share Award expires, and each nonvested share of Restricted Stock is forfeited, immediately upon severance of the employment relationship between MCA and the participant, other than by death or disability, unless otherwise vested at the sole discretion of the Committee. If a participant terminates employment due to disability, any vested Option (whether vested prior to or as a consequence of the disability of the participant) may be exercised at any time prior to the earlier of six months after such termination or the expiration date of the Option. In the event of the death of a participant while in the employ of MCA, any vested Option (whether vested prior to or as a consequence of the death of the participant) may be exercised at any time prior to the earlier of the date of expiration of the Option or six months following the date of death. The Committee may specify in each participant's stock agreement whether all or any nonvested shares of Restricted Stock or any nonvested Retention Share Award shall become vested as a result of the participant's death or disability.

  The 1994 Plan provides that if MCA is to be dissolved or liquidated, if MCA is not to be the surviving corporation in any merger or consolidation, or if there is a change of control of MCA, each outstanding Option, Retention Share Award and share of Restricted Stock shall become 100% vested, and for Options immediately exercisable, and for Retention Share Awards, immediately issuable and distributable. THE CONSUMMATION OF THE MERGER WOULD CONSTITUTE A "CHANGE OF CONTROL" WITHIN THE MEANING OF THE 1994 PLAN, WITH THE FOREGOING RESULTS.

  The MCA Board may suspend, discontinue, revise or amend the 1994 Plan without stockholders' approval, except that such approval will be required for any revision or amendment that would (i) increase the number of shares subject to the 1994 Plan or (ii) change the description of the class of persons eligible to receive benefits under the 1994 Plan. Adjustment in the total number of shares subject to the 1994 Plan may be made, however, without stockholders' approval pursuant to the anti-dilution adjustment provisions described above.

FEDERAL INCOME TAX CONSEQUENCES

  Neither the receipt of shares of Restricted Stock nor the grant of an Option should be a taxable event for federal income tax purposes. The receipt of shares of Restricted Stock is not a taxable event because the shares are not substantially vested at the time of receipt. The receipt of Options is not a taxable event because the Options do not have a "readily ascertainable fair market value" under criteria set forth in currently applicable regulations. Rather, a participant will realize compensation income at the time the shares of Restricted Stock become substantially vested or, if later, the first date on which the participant's sale of the shares of Restricted Stock would no longer be subject to liability under the "short-swing" profit prohibitions of Section 16(b) of the Exchange Act.

  Recipients of Retention Share Awards granted under the 1994 Plan will not realize compensation income for services until the later of (i) the time the shares issuable pursuant to such Retention Share Award become substantially vested or (ii) the first date upon which the participant's sale of such shares received would no longer be subject to liability under the "short-swing" profit prohibitions of Section 16(b) of the Exchange Act.

  The amount of compensation income recognized by a participant who acquires shares of stock (whether shares of Restricted Stock or shares of MCA Common Stock received upon exercise of an Option or subject to a Retention Share Award) is the excess of the fair market value of the shares of stock at the time the shares become substantially vested, or, if later, the first date on which the participant's sale of such shares would no longer be subject to liability under Section 16(b) of the Exchange Act, over the amount paid by the participant for such shares. A participant who is issued shares of Restricted Stock or shares of MCA Common Stock acquired upon exercise of an Option or pursuant to a Retention Share Award which is not substantially vested or the sale of which is subject to potential liability under Section 16(b), however, may elect to treat the shares as if they are substantially vested and, thus, recognize income as of the date of the issuance of the shares. The amount of income recognized by a participant making such an election will be the excess of the fair market value of the acquired shares on the date of the issuance over the amount paid for the acquired shares.

  Based on applicable provisions of the Code, no taxable income or gain should be recognized, for federal tax purposes, as a result of the tender of previously owned shares of MCA Common Stock in payment for the shares of MCA Common Stock acquired upon the exercise of an Option under the 1994 Plan; provided, however, that if any such shares were received on the exercise of a statutory stock option or purchased pursuant to an employee stock purchase plan, and such shares were held for less than the required holding period, then the tender of such shares may constitute a disqualifying disposition.

  If MCA determines that it is required to withhold Federal, state and/or local taxes in connection with the exercise of an Option, the issuance of shares covered by a Retention Share Award or the vesting of Restricted Stock, the participant may elect to pay such withholding taxes by having shares with a total fair market value equal to the withholding taxes withheld by MCA from the shares otherwise to be issued to the participant, provided that the participant has made an irrevocable written election to have such shares withheld at least six months prior to the date that such shares are to be withheld. If MCA withholds all amounts required to be withheld under applicable legal authority, MCA ordinarily will be entitled to a compensation expense deduction equivalent to the amount of compensation income realized by the participant. A deduction is allowed to MCA in the same taxable year in which the income is included by the participant.

  The 1993 amendments to the federal tax laws increased the tax rate differential between capital gains and ordinary income. The top marginal individual tax rate for capital gains remains at 28%, whereas the top marginal individual tax rate for ordinary income became 36%. A surtax imposed on higher income brackets, however, effectively makes the top rate for ordinary income 39.6%.

VOTE REQUIRED AND RECOMMENDATION

  Approval of the resolution to adopt the 1994 Plan requires the affirmative vote of a majority of the shares of MCA Common Stock represented, in person or by proxy, at the Special Meeting. The enclosed form of Proxy provides a means for stockholders to vote for the 1994 Plan, to vote against the 1994 Plan, or to abstain from voting with respect to the 1994 Plan. Each properly executed Proxy received in time for the Special Meeting will be voted as specified therein. If a stockholder executes and returns a Proxy but does not specify otherwise, the shares represented by such stockholder's Proxy will be voted FOR the approval of the 1994 Plan. Approval of the 1994 Plan will be effective at the Effective Time of the Merger or, if the Merger is not approved by stockholders, at the time the 1994 Plan is approved by stockholders.

  THE MCA BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE 1994 PLAN. EACH OF THE EMPLOYEE-DIRECTORS AND EXECUTIVE OFFICERS OF MCA HAS AN INTEREST IN AND WILL BENEFIT FROM APPROVAL OF THE 1994 PLAN.

                          APPROVAL OF DIRECTOR OPTIONS

  Effective as of June 22, 1993, MCA granted to each of its non-employee directors an option (the "1993 Director Options") to purchase 10,000 shares of MCA Common Stock at $17.875 per share (which was the closing price of the MCA Common Stock reported on the New York Stock Exchange Composite Tape on that date). The 1993 Director Options become exercisable with respect to 3,333 shares, 3,333 shares and 3,334 shares on the first, second and third anniversary dates of grant, respectively, and expire five years from the date of grant. If the optionee ceases to be a member of the MCA Board for any reason, such option will terminate thirty days following the day he ceases to be a director. In the event of the death of the optionee while serving as a director of MCA, such option will terminate on the earlier of the expiration date of the 1993 Director Option and ninety days following his death.

  The purpose of granting the 1993 Director Options and previous options was to provide further incentive to certain directors of MCA whose continuing services as directors were considered valuable to the financial success of MCA.

FEDERAL INCOME TAX CONSEQUENCES

  The 1993 Director Options do not qualify as incentive stock options within the meaning of Section 422 of Code. Accordingly, the 1993 Director Options are "nonqualified stock options." No income was recognized by an optionee at the time of grant of a 1993 Director Option. In addition, there were no federal income tax consequences to MCA upon the grant of such options to an optionee.

  Upon the exercise of a nonqualified stock option, the amount by which the fair market value of the MCA Common Stock on the "determination date" (defined below) exceeds the exercise price will be taxable to the optionee as ordinary income. Since the holders of the 1993 Director Options are subject to Section 16(b) of the Exchange Act, the "determination date" is the date on which a sale of MCA Common Stock by the optionee is no longer restricted by Section 16(b). MCA will generally be entitled to a compensation expense deduction upon the exercise of such an option in an amount equal to the compensation received by the optionee as ordinary income; the deduction is allowed to MCA in the same taxable year in which the income is included by the optionee.

  The date the six-month restriction of Section 16(b) of the Exchange Act ends, rather than the date of exercise, will generally be the determination date for measuring the amount of ordinary income to be recognized upon exercising an option and for the beginning of the optionee's holding period for capital gains purposes. Nevertheless, pursuant to Section 83(b) of the Code, the optionee may elect to have the date of exercise be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date of exercise.

  The sale of shares acquired upon the exercise of a nonqualified stock option may result in capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale and the optionee's tax basis in the shares. If payment of the option exercise price is made by cash or check, the tax basis of the shares of MCA Common Stock will be equal to the fair market value on the date of exercise (or, if applicable, the date on which the six-month period under Section 16(b) ends), but not less than the option exercise price. The holding period for determining short or long term capital gain for MCA Common Stock will begin on the day after the shares are acquired pursuant to the exercise of the option.

  If payment of the exercise price for a nonqualified stock option is made with shares of MCA Common Stock previously owned by the optionee, such payment generally will not be considered a taxable disposition of the previously owned shares of MCA Common Stock and thus no gain or loss will be recognized with respect to such shares upon such exercise. The optionee's tax basis and holding period of the previously owned shares of MCA Common Stock will be carried over to the equivalent number of shares of MCA Common Stock received upon exercise. The tax basis of the additional shares of MCA Common Stock received upon exercise will be the fair market value of such shares on the date of exercise (or, if applicable, the date on which the six-month period under Section 16(b) ends), but not less than the amount of cash used in payment, and the holding period for determining short or long term capital gain for such additional shares of MCA Common Stock will begin on the day the shares are acquired.

VOTE REQUIRED AND RECOMMENDATION

  Approval of the grant of 1993 Director Options to non-employee directors requires the affirmative vote of a majority of the shares of MCA Common Stock represented, in person or by proxy, at the Special Meeting. MCA is soliciting stockholder approval of its grant of the 1993 Director Options because it is a requirement of the New York Stock Exchange and to qualify the 1993 Director Options under Rule 16b-3 under the Exchange Act. MCA anticipates terminating the 1993 Director Options if the stockholders do not approve the proposed grant. The enclosed form of Proxy provides a means for stockholders to vote for approval of the grant of the 1993 Director Options, to vote against approval of such grant, or to abstain from voting with respect to such grant. Each properly executed Proxy received in time for the Special Meeting will be voted as specified therein. If a stockholder executes and returns a Proxy but does not specify otherwise, the shares represented by such stockholder's Proxy will be voted FOR the approval of the grant of the 1993 Director Options. Approval of the 1993 Director Options will be effective at the Effective Time of the Merger or, if the Merger is not approved by stockholders, at the time the 1993 Director Options are approved by stockholders.

  THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE GRANT OF 1993 DIRECTOR OPTIONS TO NON-EMPLOYEE DIRECTORS.

                             APPROVAL OF DIRECTORS
                         NONQUALIFIED STOCK OPTION PLAN

GENERAL DESCRIPTION OF THE PLAN

  The MCA Directors Nonqualified Stock Option Plan (the "Directors Plan") was adopted by the MCA Board effective April 12, 1994. The MCA Board directed that the Directors Plan be submitted to the stockholders for approval and adoption.

  Approval and adoption of the Directors Plan will not entail any additional potential dilution of the holdings of the stockholders of MCA. In connection with the adoption of the Directors Plan and the 1994 Plan by the MCA Board, certain of the currently existing CCA Plans have been amended to provide that no further issuances of MCA Common Stock will be possible under these CCA Plans. The shares previously issuable under these existing CCA Plans have been reallocated to the Directors Plan and the 1994 Plan such that the total number of shares of MCA Common Stock issuable under the Directors Plan and the 1994 Plan is equal to the shares that would otherwise have been issuable under these existing CCA Plans had they not been amended. The total number of shares of MCA Common Stock issuable under the Directors Plan is thus equal to the number of shares previously authorized by stockholders in approving and adopting the existing CCA Plans (less the number of shares allocated to the 1994 Plan).

  The Directors Plan is designed to assist MCA in attracting and retaining the services of directors who are not employees or significant stockholders of MCA and whose training, experience and ability are of value to MCA. If approved by the stockholders, the Directors Plan will assist MCA in increasing the stock ownership of outside directors. The MCA Board believes that a mechanism to place more MCA Common Stock in the hands of the outside, non-employee directors will provide a strong connection between management and stockholder interests and incentives to enhance stockholder value.

  The Directors Plan is administered by the MCA Board subject to the provisions of the Directors Plan. All decisions of the MCA Board must be approved by the affirmative vote of a majority of its members then serving. There are currently 200,000 shares of MCA Common Stock authorized for issuance under the Directors Plan.

  Under the Directors Plan, each outside director is, on a biennial basis, automatically granted an option (each a "Director Option") to purchase 10,000 shares of MCA Common Stock. The first Director Option will be granted on August 1, 1994 to each outside director then serving on the MCA Board, with further Director Options to be granted on a biennial basis to each outside director then serving on the MCA Board. All grants made under the Directors Plan will be made without the exercise of discretion by any person. Director Options granted under the Directors Plan will have an exercise price equal to the fair market value of the shares on the date of grant. Each Director Option becomes exercisable with respect to 3,333 shares, 3,333 shares and 3,334 shares on the first, second and third anniversary dates of grant, respectively, and expires five years from the date of grant. If the optionee ceases to be a member of the MCA Board for any reason, all outstanding Director Options of the optionee will terminate 30 days following the day the optionee ceases to be a director, unless otherwise vested at the sole discretion of the Committee. In the event of the death of the optionee while serving as a director of MCA, all outstanding Director Options of the optionee will terminate on the earlier of the expiration date of such Director Options or 90 days following the optionee's death.

  The MCA Board has retained the right to amend or terminate the Directors Plan as it deems advisable. Stockholder approval is required, however, for any alteration or amendment that would (i) materially increase the benefits accruing to optionees under the Directors Plan, (ii) materially increase the number of securities that may be issued under the Directors Plan, or (iii) materially modify the eligibility requirements for participation in the Directors Plan. No termination or amendment of the Directors Plan may adversely affect the rights of an optionee, except with the consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

  The federal income tax consequences with respect to options granted under the Directors Plan are the same as those with respect to the 1993 Director Options. See "Approval of Director Options--Federal Income Tax Consequences."

VOTE REQUIRED AND RECOMMENDATION

  Approval of the resolution to adopt the Directors Plan requires the affirmative vote of a majority of the shares of MCA Common Stock voting, in person or by proxy, at the Special Meeting. The enclosed form of Proxy provides a means for stockholders to vote for the Directors Plan, to vote against the Directors Plan, or to abstain from voting with respect to the Directors Plan. Each properly executed Proxy received in time for the Special Meeting will be voted as specified therein. If a stockholder executes and returns a Proxy but does not specify otherwise, the shares represented by such stockholder's Proxy will be voted FOR the approval of the Directors Plan.

  THE MCA BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE DIRECTORS
PLAN.

                    SUMMARY OF BENEFITS UNDER THE 1994 PLAN,
                THE DIRECTORS PLAN AND THE 1993 DIRECTOR OPTIONS

  It is not possible to determine the number of shares that will in the future be awarded under either the 1994 Plan or the Directors Plan to any particular individual, or the dollar value of the Options, shares of Restricted Stock or Retention Share Awards. The following table sets forth the number of Options, the shares of Restricted Stock and the Retention Share Awards which were awarded during the fiscal year ended December 31, 1993, to certain individuals and groups under the 1994 Plan, the Directors Plan and the 1993 Director Options, subject, in each case, to stockholder approval.

                                               SHARES OF  RETENTION
                                               RESTRICTED   SHARE      DOLLAR
NAME AND POSITION                 OPTIONS(1)    STOCK(1)  AWARDS(1) VALUE ($)(2)
- -----------------                 ----------   ---------- --------- ------------
Donald E. Steen..................   52,941       37,059    10,588    1,970,732
President and Chief
Executive Officer
William H. Wilcox................   36,029       24,706     7,206    1,326,271
President of MCI
S. Tucker Taylor.................   22,059       14,706     4,412      799,828
Senior Vice President
Lawrence M. Mullen...............   22,059       14,706     4,412      799,828
Senior Vice President and
Chief Financial Officer
Emmett E. Moore..................   14,706        9,412     2,941      521,841
Senior Vice President
Executive Group..................  189,706      126,913    37,941    6,878,745
Non-Executive Director Group.....   70,000(3)                          778,750
Non-Executive Officer Employee
 Group...........................   64,708       38,824    12,940    2,221,033

- --------

(1) Number of Options, shares of Restricted Stock or Retention Share Awards granted during 1993 to the named individual or group under the 1994 Plan, the Directors Plan or the 1993 Director Options, as applicable. On July 27, 1994, the closing sales price of the MCA Common Stock was $27.88 per share. The number of Options, shares of Restricted Stock or Retention Share Awards to be granted under the 1994 Plan is not determinable. The Committee has complete authority to determine which persons will be granted Options, shares of Restricted Stock or Retention Share Awards under the 1994 Plan, and the number of Options, shares of Restricted Stock and Retention Share Awards to be granted. The Committee may not, however, grant to any one participant stock incentives totaling more than an average of 75,000 shares on an annual basis over any two year period. The grants of the Options, shares of Restricted Stock and Retention Share Awards are subject to stockholder approval.
(2) For purposes of determining the amount shown in the table, the dollar values of the Options were determined by subtracting the exercise price of the Options from an assumed value of $29 per share (the "value" the MCA stockholders would receive for each of their shares of MCA Common Stock, assuming the Average Price of the Columbia Common Stock is at least $36). For purposes of determining the dollar values of the shares of Restricted Stock and Retention Share Awards, each underlying share was similarly valued at $29. UNDER THE TERMS OF THE 1994 PLAN, UPON A "CHANGE OF CONTROL" (WHICH INCLUDES CONSUMMATION OF THE MERGER), EACH OPTION, SHARE OF RESTRICTED STOCK AND RETENTION SHARE AWARD WILL BECOME 100% VESTED.
(3) Number of options granted to the non-executive director group pursuant to the 1993 Director Options, at an exercise price of $17.875 per share.

                             ELECTION OF DIRECTORS

  The MCA Certificate provides that the MCA Board shall be divided into three classes of similar size, with the term of each class expiring in consecutive years so that only one class is elected in any given year. Successors to those directors whose terms have expired are required to be elected by stockholder vote; vacancies in unexpired terms and any additional positions initiated by the MCA Board actions are to be filled by the existing MCA Board. The MCA Bylaws provide that the number of directors constituting the MCA Board shall be determined from time to time by a vote of a majority of the MCA Board, and the MCA Board has determined that the number of directors shall be ten.

  At the Special Meeting, four directors are to be elected to serve three-year terms and until their respective successors are elected and qualified. Shares represented by the enclosed Proxy will be voted FOR the election as directors of the four nominees named below unless authority is withheld. The withholding of authority will have no effect upon the election of directors because the MCA Bylaws provide that directors are to be elected by a plurality of the votes cast. The shares held by each stockholder who signs and returns the enclosed Proxy will be counted for purposes of determining the presence of a quorum at the Special Meeting. If for any reason any nominee shall not be a candidate for election as a director at the Special Meeting, an event not now anticipated, the enclosed proxy will be voted for such substitute as shall be designated by the MCA Board.

NOMINEES

  The following sets forth, as of the date hereof, information concerning the four nominees for election as directors of MCA.

                           DIRECTOR
   NAME AND AGE             SINCE                    BIOGRAPHY
   ------------            --------                  ---------
Jack R. Anderson, 69......   1983   President, Calver Corporation, a health
                                     care investment and management consulting
                                     firm; director, Manor Care, Inc. and
                                     Navistar International Corporation.
Theodore A. Bosler, 59....   1983   Vice President, Lincoln Capital Management,
                                     an investment advisory firm (since 1980).
George D. Kennedy, 67.....   1992   Chairman of the Board, Mallinckrodt Group,
                                     Inc., (1986 to present) and Chief
                                     Executive Officer (1983 to 1991);
                                     director, American National Can
                                     Corporation, Kemper Corporation, Kemper
                                     National Insurance Co., Brunswick
                                     Corporation, Illinois Tool Works, Inc.,
                                     Scotsman Industries, Inc., and Stone
                                     Container Corporation.
William H. Wilcox, 42.....   1987   Executive Vice President of MCA and
                                     President of Medical Care International,
                                     Inc. ("MCI"), MCA's operating subsidiary
                                     (1992 to present); MCI Executive Vice
                                     President and Chief Operating Officer
                                     (1987 to 1992).

EXECUTIVE OFFICERS AND DIRECTORS OTHER THAN NOMINEES

  The following table sets forth, as of the date hereof, information concerning the executive officers and directors, other than nominees for director, of MCA and of MCI.

        NAME              AGE                     POSITION
        ----              ---                     --------
Donald E. Steen..........  47 President, Chief Executive Officer and Director
Jonathan R. Bond.........  35 Senior Vice President and Secretary
Emmett E. Moore..........  52 Senior Vice President
Lawrence M. Mullen.......  51 Senior Vice President and Chief Financial Officer
Sue H. Shelley...........  40 Senior Vice President
Steven C. Straus.........  38 Senior Vice President
S. Tucker Taylor.........  51 Senior Vice President
James F. Glenn, M.D. ....  65 Director
B. Lee Karns.............  64 Director
M. Robert Knapp, M.D. ...  69 Director
Patrick S. Smith.........  41 Director
William L. Wearly........  78 Director

  DONALD E. STEEN. Mr. Steen has served as President and Chief Executive Officer of MCA since its inception in September 1992. Mr. Steen was also a founder of MCI and has served as Chairman, President and Chief Executive Officer and as a director of MCI since September 1981.

  JONATHAN R. BOND. Mr. Bond has served as a Senior Vice President of MCA since March 1993 and was a Vice President--Acquisitions and Development of MCI from April 1991 to March 1993. Mr. Bond served as Vice President--Operations and Regional Director of MCI from April 1990 to April 1991 and Treasurer of MCI since its inception through April 1990.

  EMMETT E. MOORE. Mr. Moore has served as Senior Vice President of MCA since January 1993 and Executive Vice President of MCI since its inception. From March 1984 until January 1987, Mr. Moore served as Chief Financial Officer of MCI.

  LAWRENCE M. MULLEN. Mr. Mullen has served as MCA's Senior Vice President and Chief Financial Officer since May 1993. Prior to joining MCA, Mr. Mullen was a partner of KPMG Peat Marwick and had been with KPMG Peat Marwick since 1964.

  SUE H. SHELLEY. Ms. Shelley has served as Senior Vice President of MCA since November 1993 and as Senior Vice President of MCI since March 1991. From October 1985 to March 1991, Ms. Shelley served as Vice President--Operations of MCI; she served as Regional Director, Development of MCI from its inception to October 1985.

  STEVEN C. STRAUS. Mr. Straus has served as Senior Vice President of MCA since October 1993. From 1986 until he joined MCA, Mr. Straus held several senior sales positions with Baxter Healthcare Corporation, most recently as Vice President--Multi-Hospital Systems. From 1978 until 1986, he served in sales and sales management capacities with American Hospital Supply Corporation.

  S. TUCKER TAYLOR. Mr. Taylor has served as a Senior Vice President of MCA since September 1992 and as an Executive Vice President of MCI since April 1992. Mr. Taylor was a consultant to public and private companies from 1982 until joining MCA. From 1973 until 1982, he was employed by Federal Express Corporation, serving in several management capacities, including Senior Vice President of Human Resources and Senior Vice President of Sales and Customer Service.

  JAMES F. GLENN, M.D. Dr. Glenn has served as a director of MCA since 1992. Dr. Glenn has been Professor of Surgery at the University of Kentucky Medical Center since July 1987. He was President of the Mount Sinai Medical Center, New York, New York from 1983 to 1987 and was Dean of the Emory University School of Medicine, Atlanta, Georgia from 1980 to 1983. Dr. Glenn serves as director of the National City Bank, Lexington, Kentucky.

  B. LEE KARNS. Mr. Karns, a founder of MCI, has served as a director of MCI since 1981 and of MCA since its formation in 1992. Prior to his retirement in 1990, Mr. Karns was the Chief Executive Officer of Comprehensive Care Corporation, a provider of hospital-based alcoholism treatment services, for 18 years.

  M. ROBERT KNAPP, M.D. Dr. Knapp, a founder of MCI and the founder of the Minor Surgery Center, Wichita, Kansas, which was acquired by MCI in 1984, has been a director of MCA since its formation. He was in the private practice of anesthesiology in Wichita from 1955 until his retirement in 1982. Dr. Knapp is a Fellow of the American College of Anesthesiologists and American College of Physicians. He served as Corporate Medical Director of MCI from 1981 to 1991.

  PATRICK S. SMITH. Mr. Smith, a founder of Critical Care America, Inc. ("CCA") and its Chief Executive Officer from 1981 to 1992, has served as a director of MCA since 1992.

  WILLIAM L. WEARLY. Mr. Wearly served as the Chairman and Chief Executive Officer of the Ingersoll-Rand Company from 1967 to 1980, and was Chairman of its Executive Committee until his retirement in

1986. Mr. Wearly serves as a director of A.S.A. Ltd. and has been elected to the National Academy of Engineering. Mr. Wearly was a director of MCI from 1991 until the September 1992 formation of MCA and has been a director of MCA since that time.

CERTAIN BOARD INFORMATION

  The MCA Board held a total of seven meetings during 1993. During their periods of service, all directors attended 75% percent or more of such meetings and meetings of the MCA Board committees of which they were members.

  The MCA Board has four committees: (i) the Audit Committee; (ii) the Executive Committee; (iii) the Nominating Committee; and (iv) the Option and Compensation Committee.

  The Audit Committee is authorized by the MCA Board to review, with MCA's independent auditors, the annual financial statements of MCA prior to publication; to review the work of, and approve non-audit services performed by, such independent auditors; and to make annual recommendations to the MCA Board for the appointment of independent auditors for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of MCA and its subsidiaries. Its current members are Messrs. Bosler (Chairman), Anderson and Karns. The Audit Committee held two meetings in 1993 and one meeting in 1994 to review MCA's 1993 consolidated financial statements and to consider other financial and accounting matters.

  The Executive Committee exercises certain powers of the MCA Board in the management of the business and affairs of MCA between MCA Board meetings to the extent permitted by Delaware law. The Executive Committee, the members of which are Messrs. Anderson, Bosler and Steen, held three meetings in 1993.

  The Nominating Committee recommends the nominees for directors to the MCA Board. Its current members are Messrs. Wearly (Chairman) and Kennedy and Drs. Glenn and Knapp. The Nominating Committee held one meeting in 1993 and one in 1994 to consider nominees for directors, which it recommended unanimously to the MCA Board.

  The Option and Compensation Committee reviews and recommends to the MCA Board the compensation and benefits of all officers of MCA and reviews general policy matters relating to compensation and benefits of employees of MCA. The Option and Compensation Committee also administers MCA's bonus and stock option plans. Its current members are Messrs. Karns (Chairman), Kennedy and Wearly. Three meetings were held in 1993 and one in 1994.

  MCA's non-employee directors receive an annual retainer of $10,000 and $1,250 for each Board of Directors or Committee meeting attended. Non-employee chairmen of the various Committees and non-employee members of the Executive Committee each receive an additional annual retainer of $2,500. Each non-employee director of MCA has been granted effective June 22, 1993, subject to stockholder approval, an option to purchase 10,000 shares of MCA Common Stock at a purchase price equal to the fair market value of the MCA Common Stock on the date of grant. Each non-employee director of MCA will also be granted on a bi-annual basis, commencing on August 1, 1994, subject to stockholder approval, an option to purchase 10,000 shares of MCA Common Stock at a purchase price equal to the fair market value of the MCA Common Stock on the date of grant. Such options will vest over a three-year period, with one-third vesting on the first three anniversaries of the date of grant. The Directors Plan will be discontinued if the Merger Agreement is approved by the stockholders of MCA. For a full description of future stock option grants to MCA's non-employee directors, see "Approval of Directors Nonqualified Stock Option Plan."

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires MCA's executive officers and directors to file reports of ownership and changes of ownership of MCA's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers and directors are required by Commission regulations to furnish MCA with copies of all such reports filed by them. Based solely on a review of the copies of such reports furnished to MCA and written representations from MCA's executive officers and directors, MCA believes that none of its executive officers and directors failed to comply with Section 16(a) reporting requirements during 1993 other than Mr. Moore, Ms. Shelley and Mr. Straus who filed their initial statements of stock ownership beyond their respective due dates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following non-employee directors serve on the Option and Compensation
Committee: Messrs. Karns (Chairman), Kennedy and Wearly.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table discloses for each of the last three fiscal years compensation received by MCA's Chief Executive Officer and the four most highly paid executive officers (the "Named Executive Officers") serving as executive officers at the end of the last completed fiscal year.

                                                    LONG-TERM COMPENSATION
                                                -------------------------------
                                                        AWARDS         PAYOUTS
                                                ---------------------- --------
                          ANNUAL COMPENSATION   RESTRICTED  SECURITIES
NAME AND PRINCIPAL       ----------------------    STOCK    UNDERLYING   LTIP    ALL OTHER
POSITION                 YEAR  SALARY  BONUSES  AWARD(S)(1)  OPTIONS   PAYOUTS  COMPENSATION
- ------------------       ---- -------- -------- ----------- ---------- -------- ------------
Donald E. Steen......... 1993 $472,500 $ 74,000  $851,690     52,941   $ 77,344  $12,000(2)
 President and Chief     1992 $450,000 $160,534         0          0   $ 99,808  $10,000(2)
 Executive Officer       1991 $305,000 $206,964         0          0   $339,453  $ 9,000(2)
William H. Wilcox....... 1993 $325,500 $ 51,000  $570,427     36,029   $ 46,406  $10,200(2)
 President of MCI        1992 $310,000 $110,590         0          0   $ 59,888  $ 9,400(2)
                         1991 $220,000 $149,286         0          0   $203,672  $ 9,000(2)
S. Tucker Taylor (3).... 1993 $240,000 $ 37,000  $341,734     92,059          0  $34,769(4)
 Senior Vice President   1992 $170,313 $ 60,200         0          0          0        0
                         1991        -        -         -          -          -        -
Lawrence M. Mullen (5).. 1993 $157,000 $ 30,000  $341,734     62,059          0  $ 6,800(2)
 Senior Vice President
 and                     1992        -        -         -          -          -        -
 Chief Financial Officer 1991        -        -         -          -          -        -
Emmett E. Moore......... 1993 $192,500 $ 20,000  $220,810     14,706   $  7,722  $ 9,000(2)
 Senior Vice President   1992 $170,000 $ 55,295         0          0   $  9,976  $ 7,800(2)
                         1991 $135,000 $ 45,804         0          0   $ 33,291  $ 7,800(2)

- --------
(1) Represents dollar value of restricted stock calculated by multiplying the closing market price of the MCA Common Stock on the date of grant by the number of shares awarded. Restricted stock has been awarded under two plans: the 1991 Restricted Stock and Nonqualified Stock Option Plan (the "1991 Plan") and the 1994 Restricted Stock and Nonqualified Stock Option Plan (the "1994 Plan") (collectively, the "Plans"). Either "restricted stock" may be granted or "stock awards" may be made under the Plans. Restricted stock granted under the 1991 Plan begins vesting January 1, 1996, with 20% vesting on January 1 of each year from 1996 through 2000 unless certain earnings per share performance targets are met, in which case the restricted stock may vest earlier. With respect to 25% of the stock awards, 75% were vested on January 1, 1994 and the remaining 25% vest on January 1, 1995. The vesting of the remaining 75% of such stock awards is dependent upon the achievement of certain performance targets. Ten percent of such stock awards that are dependent on company performance vested as a result of MCA's fiscal year 1991 performance; 6.66% vested as a result of MCA's fiscal year 1992 performance. Restricted stock, options and stock awards granted under the 1994 Plan are subject to stockholder approval and accelerate upon consummation of the Merger. For a full description of the 1994 Plan, see "Approval of 1994 Restricted Stock and Nonqualified Stock Option Plan." The number of shares of restricted stock held by the Named Executive Officers as of December 31, 1993 and the value of such stock based on the closing market price of the MCA Common Stock on such date of $22.875 were:

                               1991 PLAN      1991 PLAN     1994 PLAN      1994 PLAN
                            RESTRICTED STOCK STOCK AWARD RESTRICTED STOCK STOCK AWARD TOTAL    VALUE
                            ---------------- ----------- ---------------- ----------- ------ ----------
   Donald E. Steen.........          0         34,377         37,059        10,588    82,024 $1,876,299
   William H. Wilcox.......          0         20,626         24,706         7,206    52,538 $1,201,807
   S. Tucker Taylor........          0              0         14,706         4,412    19,118 $  437,324
   Lawrence M. Mullen......          0              0         14,706         4,412    19,118 $  437,324
   Emmett E. Moore.........      3,000          3,439          9,412         2,941    18,792 $  429,867

  As of December 31, 1993, an aggregate of 112,000 and 216,620 shares of restricted stock (including stock awards), having an aggregate value of $2,562,000 and $4,955,183, respectively, had been awarded under the 1991 Plan and the 1994 Plan, respectively. Dividends, if any, are paid to the recipients of restricted stock and stock awards at the same time and at the same rate as paid to all stockholders.
(2) Automobile allowance.
(3) Commenced employment with MCA on April 1, 1992.
(4) Relocation allowance.
(5) Commenced employment with MCA on May 1, 1993.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE
                                      PERCENT OF                          VALUE AT ASSUMED
                                         TOTAL                          ANNUAL RATES OF STOCK
                         SECURITIES     OPTIONS                          PRICE APPRECIATION
                         UNDERLYING     GRANTED                          FOR OPTION TERM(1)
                          OPTIONS   TO EMPLOYEES IN EXERCISE EXPIRATION ---------------------
          NAME            GRANTED     FISCAL YEAR    PRICE      DATE       5%         10%
          ----           ---------- --------------- -------- ---------- ---------------------
Donald E. Steen.........   52,941        4.0%       $17.875   7/01/03   $ 595,136 $ 1,508,191
William H. Wilcox.......   36,029        2.8%       $17.875   7/01/03   $ 405,020 $ 1,026,399
S. Tucker Taylor........   20,000        1.5%       $ 26.50   1/15/03   $ 333,314 $   844,684
                           22,059        1.7%       $17.875   7/01/03   $ 247,976 $   628,420
                           50,000        3.8%       $ 19.00   5/21/97   $ 204,731 $   440,895
Lawrence M. Mullen......   40,000        3.1%       $ 14.25   5/03/98   $ 157,480 $   347,991
                           22,059        1.7%       $17.875   7/01/03   $ 247,976 $   628,420
Emmett E. Moore.........   14,706        1.1%       $17.875   7/01/03   $ 165,317 $   418,947

- --------
(1) Based on assumption that market price of underlying security appreciates in value from date of grant to the end of the option term.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table provides information on option exercises during the year ended December 31, 1993 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1993.

                                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                          SHARES             UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                         ACQUIRED          OPTIONS AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                            ON     VALUE   -------------------------------    -------------------------
          NAME           EXERCISE REALIZED EXERCISABLE     UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
          ----           -------- -------- ------------    ---------------    ----------- -------------
Donald E. Steen.........  25,000  $328,125      0               181,402             0       $810,664
William H. Wilcox.......  50,000  $656,250      0               100,712             0       $455,048
S. Tucker Taylor........       0         0      0                92,059             0       $304,045
Lawrence M. Mullen......       0         0      0                62,059             0       $455,295
Emmett E. Moore.........       0         0      0                48,294             0       $186,572

- --------
(1) Values have been calculated based on the closing price of the MCA Common Stock reported on the New York Stock Exchange composite tape on December 31, 1993, which was $22.875 per share.

TEN-YEAR OPTION/SAR REPRICINGS

  Set forth below is certain information concerning all repricings of options held by any of the Named Executive Officers since 1983.

                                   NUMBER OF                                       LENGTH OF
                                  SECURITIES  MARKET PRICE   EXERCISE               ORIGINAL
                                  UNDERLYING  OF STOCK AT    PRICE AT             OPTION TERM
                                   OPTIONS/     TIME OF      TIME OF              REMAINING AT
                                     SARS     REPRICING OR REPRICING OR    NEW      DATE OF
                                  REPRICED OR  AMENDMENT    AMENDMENT   EXERCISE  REPRICING OR
          NAME             DATE   AMENDED (#)     ($)          ($)      PRICE ($)  AMENDMENT
          ----           -------- ----------- ------------ ------------ --------- ------------
William H. Wilcox....... 01/20/88   12,500       $ 4.75       $ 8.00     $ 4.75     3 months
 President of MCI        01/20/88    7,000       $ 4.75       $14.00     $ 4.75    13 months
                         01/20/88   20,000       $ 4.75       $ 6.50     $ 4.75    53 months
Tucker Taylor........... 05/21/93   50,000       $16.00       $61.38     $19.00    48 months
 Senior Vice President

EMPLOYMENT AGREEMENTS

  Effective November 15, 1993, MCA amended its employment agreement with Mr. Steen under which he is employed as Chief Executive Officer of MCA at a base salary of $495,000 per year. The initial term of the agreement expires November 15, 1996 with automatic renewal for successive two-year terms. Either party may terminate the agreement at any time upon at least 60 days prior written notice. MCA may terminate the agreement, whether for cause or without cause, only upon the affirmative vote of at least 75% of the members of the MCA Board. If terminated without cause, Mr. Steen would be entitled to severance pay equal to his salary at the time of termination, plus a bonus equal to the average annual bonuses paid to Mr. Steen for the two calendar years preceding the date of termination. No compensation or benefits would be paid or furnished to Mr. Steen after termination for cause. If MCA terminates Mr. Steen without cause, or if there is a change of control of MCA, then MCA must cause to vest all unvested stock options and restricted stock awards then held by Mr. Steen, provide him 90 days to exercise such options, and lend to him for one year, at the prime rate, the funds needed to exercise such options if he is unable, with the assistance of MCA, to obtain third party financing for such funds.

  Effective November 15, 1993, MCA amended its employment agreement with Mr. Wilcox under which he is employed as President of MCI at a base salary of $341,000 per year. The initial term of the agreement expires November 15, 1995, with automatic renewal thereafter for successive one-year terms. The agreement may be terminated by either party at any time upon at least 60 days prior written notice. If so terminated, Mr. Wilcox would be entitled to severance pay based upon his base salary for a period of 12 months following termination, plus a bonus equal to the average annual bonuses paid to Mr. Wilcox for the two calendar years preceding the date of notice of termination. MCA may terminate Mr. Wilcox for cause upon the affirmative vote of a majority of all of the members of the MCA Board. No further compensation or benefits would be required to be paid or furnished to Mr. Wilcox after termination for cause. If MCA terminates Mr. Wilcox without cause, or if there is a change of control of MCA, then MCA must cause to vest all unvested stock options and restricted stock awards then held by Mr. Wilcox, provide Mr. Wilcox 90 days to exercise such options, and lend to him for one year, at the prime rate, the funds needed to exercise such options if he is unable, with the assistance of MCA, to obtain third party financing for such funds.

  Effective November 15, 1993, MCA entered into employment agreements with Messrs. Taylor (Senior Vice President of MCA) and Mullen (Senior Vice President, Treasurer and Chief Financial Officer of MCA). Mr. Taylor's initial base salary under his employment agreement was established at $245,000 per year. Mr. Mullen's initial base salary was $235,000. The initial term of both employment agreements expires

November 15, 1994 with automatic renewal for successive one-year terms. Each party to the agreements may terminate at any time upon at least 60 days prior written notice. If so terminated, either party would be entitled to severance pay based on his base salary at the time of termination for a period of 12 months following termination. The amount of severance pay due may be reduced under certain circumstances. MCA may terminate Mr. Taylor or Mr. Mullen for cause, in which event no compensation or benefits would be payable after termination. If either agreement is terminated without cause or there is a change in control of MCA within the initial term of the agreement, then MCA must cause to vest all unvested stock options then held by the employee, provide him 90 days to exercise such options, and lend to him for one year, at the prime rate, the funds needed to exercise such options if he is unable, with the assistance of MCA, to obtain third party financing for such funds.

  MCA and Mr. Moore, a Senior Vice President of MCA, entered into an employment agreement on August 1, 1986 at a base salary of $200,000. The agreement is automatically renewed annually for successive one-year terms, subject to termination at any time by either party by giving at least six months prior written notice. MCA may terminate the agreement, whether for cause or without cause, only upon a unanimous vote of MCA's Executive Committee. If the agreement is terminated for cause, no further compensation or benefits would be payable after termination. If the agreement is terminated without cause, MCA must cause to vest all unvested stock options which would vest if employment continued for an additional year, provide Mr. Moore 30 days to exercise such vested options, and lend to him for one year, at the prime rate, the funds needed to exercise such options if he is unable, with the assistance of MCA, to obtain third party financing for such funds.

  Notwithstanding anything to the contrary set forth in any of MCA's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement/Prospectus, in whole or in part, the following Report of the Option and Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

                REPORT OF THE OPTION AND COMPENSATION COMMITTEE

  The principal duties of the Option and Compensation Committee are to: (i) establish the executive compensation policies of MCA; (ii) oversee the design and administration of executive officer compensation programs; and (iii) approve specific compensation decisions with respect to executive officers. The Option and Compensation Committee offers the following report on its decisions concerning compensation for 1993.

  Guiding Principles. MCA applies a consistent philosophy to compensation for all employees, including senior management. In all cases, MCA is committed to maximizing stockholder value and as part of that commitment seeks to align the financial interests of all its employees, including its executive officers, with those of its stockholders. MCA provides executive compensation that is designed to attract and retain highly qualified and seasoned executive officers from the health care industry. To ensure that compensation is competitive, MCA regularly compares its pay practices with those of comparable companies with the assistance of an outside executive compensation consultant and sets compensation parameters based on this review. In selecting companies to be used for executive compensation comparisons, the Option and Compensation Committee believes that MCA's most direct source for executive talent is a smaller peer group than the one established to compare total return to stockholders. While the peer group for total return to stockholders (See the Performance Graph in the following Section) includes both the S&P Health Care Composite Index and the S&P 500 Index, MCA competes directly with eight to ten other U.S. companies that operate alternate-site health care services. Thus the peer group used by the Option and Compensation Committee is not the same as the peer group used for comparing cumulative total return to stockholders during the previous five years. The Option and Compensation Committee administers an executive compensation program that has been crafted in accordance with these guiding principles. It consists of two basic elements: annual compensation and long-term stock compensation. The Option and Compensation Committee has reviewed the implications of the $1 million pay cap rules specified in the Omnibus Budget Reconciliation Act of 1993. The 1994 Plan and the Directors Plan proposed in this Proxy Statement/Prospectus have been designed to qualify as "performance-based compensation," thereby enabling MCA to achieve maximum tax deductibility of such compensation costs.

  Annual Compensation. Annual compensation is comprised of two components: base salary and annual incentive bonus, both of which are targeted to provide compensation equivalent to the median of that provided by a range of similar companies. The Option and Compensation Committee annually establishes executive officer base salary and annual incentive bonuses after reviewing data from similar companies. Annual compensation also reflects the executive's experience, sustained performance and corporate or operating unit performance. Annual incentive bonuses increase or decrease based upon both individual officer performance and with achievement of annual financial goals established by the Option and Compensation Committee at the beginning of each year. MCA has adopted, effective April 1, 1994, an Executive Incentive Plan ("EIP") which provides for the payment of bonuses to senior officers. EIP bonuses are earned in two segments: (1) a corporate performance segment based on growth in MCA's net income; and (2) an individual segment based on the achievement by the individual senior officer of personal goals established at the beginning of the year. Each participant in the EIP is assigned a target bonus (ranging from 25% to 60% of salary) that can increase to twice the targeted amount (or decrease to zero) based on annual company and individual performance.

  Long-Term Stock Compensation. MCA's long-term stock compensation for executive officers includes restricted stock and stock option programs. Generally, awards and grants under these programs vest over a three-year to ten-year period, based on the achievement of multi-year net income or earnings per share growth goals. Both programs provide for the retention of key executives as well as the alignment of executives' and stockholders' financial interests since a substantial portion of potential executive compensation is realized only through increases in stockholder value. The Option and Compensation Committee determines eligibility to participate, the size and frequency of awards and grants, performance measures and goals, and final awards under the plans.

  CEO Compensation. Generally, MCA compensates its Chief Executive Officer in accordance with the same guiding principles applied to its compensation of other executive officers and employees. Donald E. Steen, the President and Chief Executive Officer of MCA, received a base salary and annual incentive bonus of $546,500 in 1993, a decrease of 10% compared to 1992, consistent with MCA's cost-reduction efforts. Mr. Steen also earned $77,344 in 1993 as a result of the vesting of a stock award granted in 1991. The Committee considers the annual compensation and stock award paid to Mr. Steen to be appropriate and consistent with the compensation received by CEOs of comparable companies. At this time, the Committee has elected not to increase Mr. Steen's and other executive officers' base salaries for the year 1994.

  Repricing of Option. Effective May 21, 1993, the Committee approved the repricing of an outstanding option to purchase 50,000 shares of MCA Common Stock held by S. Tucker Taylor from an exercise price of $61.375 to a new exercise price of $19.00 per share. The market price of the MCA Common Stock on that date was $16.00. The Committee believed that without the repricing, the option (granted to Mr. Taylor in 1992) would not have continued to serve its purpose of providing an incentive aligned with the interests of MCA's stockholders. No other options held by Named Executive Officers were repriced within the last five years.

                                          The Option and Compensation
                                           Committee

                                          B. Lee Karns, Chairman
                                          George D. Kennedy
                                          William L. Wearly

                               PERFORMANCE GRAPH

  The following graph demonstrates the performance of the cumulative total return to stockholders of the MCA Common Stock since September 9, 1992, the date such stock was first publicly traded, in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care Composite Index.



                                 [INSERT GRAPH]



                                                 09/09/92 12/31/92 12/31/93
- ---------------------------------------------------------------------------
  Medical Care America, Inc.                       100      44.24    42.17
- ---------------------------------------------------------------------------
  Standard & Poor's 500 Index                      100     106.18   116.88
- ---------------------------------------------------------------------------
  Standard & Poor's Health Care Composite Index    100      97.53    89.34

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Columbia Common Stock being offered hereby will be passed upon for Columbia by Stephen T. Braun, Senior Vice President and General Counsel of Columbia. As of June 30, 1994, Mr. Braun owned approximately 1,072 shares and held stock options to purchase 94,500 shares of Columbia Common Stock. The federal income tax consequences in connection with the Merger will be passed upon for Columbia by Weil, Gotshal & Manges, Houston, Texas. The federal income tax consequences in connection with the Merger will be passed upon for MCA by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of Columbia, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Ernst & Young, independent auditors, as set forth in their report with respect thereto. Such financial statements and schedules have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and financial statement schedules of MCA, incorporated by reference in this Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick, independent auditors, as set forth in their report with respect thereto. Such consolidated financial statements and schedules are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The report of KPMG Peat Marwick covering the December 31, 1993 consolidated financial statements of MCA contains an explanatory paragraph which states that MCA is a defendant in a class action lawsuit alleging that during 1992, MCA, its subsidiaries, directors and certain of its officers violated federal securities and various state laws by making false and misleading statements to the public, and seeking damages in unspecified amounts. No provision for any liability that may result upon adjudication has been recognized in the consolidated financial statements.

  The report of KPMG Peat Marwick covering the December 31, 1993 consolidated financial statements of MCA also refers to a change in method of accounting for income taxes in 1993 in accordance with Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" and change in method of accounting for investment securities on December 31, 1993 in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                             SELECTION OF AUDITORS

  The firm of KPMG Peat Marwick has been retained by MCA as independent auditors to audit the consolidated financial statements of MCA. KPMG Peat Marwick served as MCA's independent auditors for fiscal 1993. Representatives of KPMG Peat Marwick will be present at the Special Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  In the event that the Merger Agreement is not approved by stockholders, any stockholder who wishes to present a proposal for consideration at the 1995 annual meeting of MCA stockholders must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be included in MCA proxy materials relating to the 1995 annual meeting, the stockholder must submit such proposal in writing to MCA so that it is received not later than December 14, 1994. Such proposals should be addressed to Jonathan R. Bond, Senior Vice President and Secretary, Medical Care America, Inc., 13455 Noel Road, Dallas, Texas 75240.

                                 OTHER MATTERS

  The MCA Board of Directors has no knowledge of any business to be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. Should any such other matters properly come before the Special Meeting or any adjournment thereof, the persons named in the enclosed Proxy will have discretionary authority to vote such Proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the Special Meeting.

  A copy of MCA's 1993 Annual Report to Stockholders is being mailed with this Proxy Statement/Prospectus. Additional copies of the Annual Report and the Notice of Special Meeting of Stockholders, this Proxy Statement/Prospectus and the accompanying Proxy may be obtained from MCA.

                                                                      APPENDIX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                      COLUMBIA/HCA HEALTHCARE CORPORATION,

                          CHOS ACQUISITION CORPORATION

                                      AND

                           MEDICAL CARE AMERICA, INC.

                            DATED AS OF MAY 23, 1994


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 1. The Merger............................................................  A-1
  1.1.  The Merger.......................................................   A-1
  1.2.  The Closing......................................................   A-1
  1.3.  Effective Time...................................................   A-1

 2. Certificate of Incorporation and Bylaws of the Surviving Corporation..  A-2
  2.1.  Certificate of Incorporation.....................................   A-2
  2.2.  Bylaws...........................................................   A-2

 3. Directors and Officers of the Surviving Corporation...................  A-2
  3.1.  Directors........................................................   A-2
  3.2.  Officers.........................................................   A-2

 4. Effect of the Merger on Securities of Merger Sub and MCA..............  A-2
  4.1.  Merger Sub Stock.................................................   A-2
  4.2.  MCA Securities...................................................   A-2
  4.3.  Exchange of Certificates Representing MCA Common Stock...........   A-4
  4.4.  Adjustment of Exchange Ratio.....................................   A-6

 5. Representations and Warranties of MCA.................................  A-6
        Existence; Good Standing; Corporate Authority; Compliance With
  5.1.   Law.............................................................   A-6
  5.2.  Authorization, Validity and Effect of Agreements.................   A-7
  5.3.  Capitalization...................................................   A-7
  5.4.  Subsidiaries.....................................................   A-7
  5.5.  Other Interests..................................................   A-7
  5.6.  No Violation.....................................................   A-7
  5.7.  SEC Documents....................................................   A-8
  5.8.  Litigation.......................................................   A-8
  5.9.  Absence of Certain Changes.......................................   A-8
  5.10. Taxes............................................................   A-9
  5.11. Employee Benefit Plans...........................................   A-9
  5.12. Labor Matters....................................................   A-9
  5.13. No Brokers.......................................................   A-9
  5.14. Opinion of Financial Advisor.....................................  A-10
  5.15. Columbia Stock Ownership.........................................  A-10
  5.16. Medicare Participation/Accreditation.............................  A-10

 6. Representations and Warranties of Columbia and Merger Sub............. A-10
        Existence; Good Standing; Corporate Authority; Compliance With
  6.1.   Law.............................................................  A-10
  6.2.  Authorization, Validity and Effect of Agreements.................  A-10
  6.3.  Capitalization...................................................  A-11
  6.4.  Subsidiaries.....................................................  A-11
  6.5.  Other Interests..................................................  A-11
  6.6.  No Violation.....................................................  A-11
  6.7.  SEC Documents....................................................  A-12
  6.8.  Litigation.......................................................  A-12
  6.9.  Absence of Certain Changes.......................................  A-12
  6.10. Taxes............................................................  A-13
  6.11. Employee Benefit Plans...........................................  A-13
  6.12. Labor Matters....................................................  A-13
  6.13. Opinion of Financial Advisor.....................................  A-13

                                                                           PAGE
                                                                           ----
   6.14. MCA Stock Ownership.............................................  A-13
   6.15. Columbia Common Stock...........................................  A-14
   6.16. Convertible Securities..........................................  A-14
   6.17. Medicare Participation/Accreditation............................  A-14

 7. Covenants............................................................. A-14
   7.1.  Alternative Proposals...........................................  A-14
   7.2.  Interim Operations..............................................  A-15
   7.3.  Meeting of MCA Stockholders.....................................  A-16
   7.4.  Filings; Other Action...........................................  A-16
   7.5.  Inspection of Records...........................................  A-16
   7.6.  Publicity.......................................................  A-17
   7.7.  Registration Statement..........................................  A-17
   7.8.  Listing Application.............................................  A-17
   7.9.  Further Action..................................................  A-18
   7.10. Affiliate Letters...............................................  A-18
   7.11. Expenses........................................................  A-18
   7.12. Insurance; Indemnity............................................  A-18
   7.13. Restructuring of Merger.........................................  A-19
   7.14. Rights Agreement................................................  A-19

 8. Conditions............................................................ A-19
   8.1.  Conditions to Each Party's Obligation to Effect the Merger......  A-19
   8.2.  Conditions to Obligation of MCA to Effect the Merger............  A-19
         Conditions to Obligation of Columbia and Merger Sub to Effect
   8.3.   the Merger.....................................................  A-20

 9. Termination........................................................... A-21
   9.1.  Termination by Mutual Consent...................................  A-21
   9.2.  Termination by Either Columbia or MCA...........................  A-21
   9.3.  Termination by MCA..............................................  A-21
   9.4.  Termination by Columbia.........................................  A-21
   9.5.  Effect of Termination and Abandonment...........................  A-21
   9.6.  Extension; Waiver...............................................  A-22

 10. General Provisions................................................... A-23
  10.1.  Nonsurvival of Representations, Warranties and Agreements.......  A-23
  10.2.  Notices.........................................................  A-23
  10.3.  Assignment; Binding Effect......................................  A-23
  10.4.  Entire Agreement................................................  A-23
  10.5.  Amendment.......................................................  A-24
  10.6.  Governing Law...................................................  A-24
  10.7.  Counterparts....................................................  A-24
  10.8.  Headings........................................................  A-24
  10.9.  Interpretation..................................................  A-24
  10.10. Waivers.........................................................  A-24
  10.11. Incorporation of Exhibits.......................................  A-24
  10.12. Severability....................................................  A-24
  10.13. Enforcement of Agreement........................................  A-24
  10.14. Subsidiaries....................................................  A-25

 Exhibit A Form of Affiliate Letter....................................... A-26

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 23, 1994, between Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), CHOS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), and Medical Care America, Inc., a Delaware corporation ("MCA").

                                    RECITALS

  A. The Boards of Directors of Columbia and MCA each have determined that a business combination between Columbia and MCA is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

  B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  C. Columbia and MCA have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

  D. It is the present intention of Columbia that MCA will continue to operate as a separate division, headquartered in Dallas, Texas, under MCA's current management.

  E. Columbia, Merger Sub and MCA desire to make certain representations, warranties and agreements in connection with the merger.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

1. THE MERGER.

  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into MCA in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). MCA shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

  1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Columbia and MCA may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3. Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of

Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

2. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.

  2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

  2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

3. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

  3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4

4. EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND MCA.

  4.1. Merger Sub Stock. At the Effective Time, each share of the Common Stock, $.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value, of the Surviving Corporation.

4.2. MCA SECURITIES.

  (a) At the Effective Time, shares of Common Stock, $.01 par value (the "MCA Common Stock"), of MCA issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive shares of Common Stock, $.01 par value (the "Columbia Common Stock"), of Columbia on the basis set forth below. The number of shares of Columbia Common Stock to be issued to a holder of a share of MCA Common Stock in the Merger (the "Exchange Ratio") shall be determined as follows:

    (i) if the Average Price (as hereinafter defined) of a share of Columbia Common Stock is less than $36.00, the Exchange Ratio shall be .8056;

    (ii) if the Average Price of a share of Columbia Common Stock is at least $36.00 but less than or equal to $40.00, the Exchange Ratio shall be equal to the amount obtained by dividing 29 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent);

    (iii) if the Average Price of a share of Columbia Common Stock is greater than $40.00 but less than or equal to $44.00, the Exchange Ratio shall be equal to the amount obtained by dividing the sum of 29 plus 25% of the excess of the Average Price of a share of Columbia Common Stock above $40.00 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent); or

    (iv) if the Average Price of a share of Columbia Common Stock is greater than $44.00, the Exchange Ratio shall be equal to the amount obtained by dividing 30 by the Average Price of a share of Columbia Common Stock (with any fractional cent being rounded to the next higher full cent).

  The Exchange Ratio shall, in each case, be rounded to the nearest ten-thousandth of a share. The "Average Price" of a share of Columbia Common Stock shall be the average of the closing sales prices thereof on The New York Stock Exchange (the "NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the twenty (20) trading days immediately preceding the date which is five trading days prior to the Closing Date.

  Each share of Columbia Common Stock issued to holders of MCA Common Stock in the Merger shall be issued together with one associated preferred stock purchase right (a "Right") in accordance with the Rights Agreement dated as of September 1, 1993, between Columbia and Mid-America Bank of Louisville & Trust Company. References herein to the shares of Columbia Common Stock issuable in the Merger shall be deemed to include the associated Rights.

  (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of MCA Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of MCA Common Stock shall thereafter cease to have any rights with respect to such shares of MCA Common Stock, except the right to receive, without interest, the Columbia Common Stock and cash for fractional shares of Columbia Common Stock in accordance with Sections 4.3(b) and 4.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of MCA Common Stock.

  (c) Each share of MCA Common Stock issued and held in MCA's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

  (d) All options (individually, an "MCA Option" and collectively, the "MCA Options") outstanding at the Effective Time under any MCA stock option plan (the "MCA Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such MCA Options shall, by virtue of the Merger and without any further action on the part of MCA or the holder of any such MCA Options, be assumed by Columbia in such manner that Columbia (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such MCA Options, would be such a corporation were Section 424 applicable to such option. Each MCA Option assumed by Columbia shall be exercisable upon the same terms and conditions as under the applicable MCA Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each such MCA Option shall be exercisable for that whole number of shares of Columbia Common Stock (to the nearest whole share) into which the number of shares of MCA Common Stock subject to such MCA Option immediately prior to the Effective Time would be converted under this
Section 4.2, and (ii) the option price per share of Columbia Common Stock shall be an amount equal to the option price per share of MCA Common Stock subject to such MCA Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional interests. From and after the date of this Agreement, except as provided in
Section 7.2(f), no additional options shall be granted by MCA or its Subsidiaries (as defined in Section 10.14 hereof) under the MCA Stock Option Plans or otherwise.

  Each MCA option or other award granted under any MCA Benefit Plan (as defined in Section 5.11 hereof), including options or awards (collectively, the "MCA Awards") granted under any employment agreement or director stock option agreement, shall be governed by the terms of the respective agreement under which it was issued, or by which it is otherwise governed, it being the intent of parties hereto that no such option or award will be accelerated by virtue of the Merger unless the agreement under which it was granted, or by which it is otherwise governed, specifically provides for acceleration. Notwithstanding the foregoing sentence and subject to obtaining the consents of holders of MCA Awards, Columbia and MCA may agree prior to the Effective Time to an alternative treatment of any such MCA Awards in order to
(i) eliminate or mitigate any potential adverse tax effects under Sections 280G or 4999 of the Code or (ii) cancel any such MCA Awards and substitute therefor awards based on Columbia Common Stock; provided, however, the foregoing language shall not in any way be deemed to obligate Columbia, MCA or the holders of MCA Awards to so modify the terms of any MCA Award.

  (e) Those certain 7% Convertible Subordinated Debentures due 2015 and 6.75% Convertible Subordinated Debentures due 2006 issued by Medical Care International, Inc. ("MCI"), a wholly-owned Subsidiary of MCA (collectively, the "Medical Care Debentures"), shall remain outstanding in accordance with the terms of the indentures, as supplemented, governing the Medical Care Debentures (unless any such Medical Care Debenture is redeemed or converted pursuant to its terms at or prior to the Effective Time), except that each Medical Care Debenture shall be convertible into such number of shares of Columbia Common Stock which is equal to the number of shares of MCA Common Stock into which such Medical Care Debenture would have otherwise been converted multiplied by the Exchange Ratio.

  4.3.  EXCHANGE OF CERTIFICATES REPRESENTING MCA COMMON STOCK.

  (a) As of the Effective Time, Columbia shall deposit, or shall cause to be deposited, with an exchange agent selected by Columbia, which shall be Columbia's Transfer Agent or such other party reasonably satisfactory to MCA (the "Exchange Agent"), for the benefit of the holders of shares of MCA Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of Columbia Common Stock (such certificates for shares of Columbia Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.2 and paid pursuant to this Section
4.3 in exchange for outstanding shares of MCA Common Stock.

  (b) Promptly after the Effective Time, Columbia shall cause the Exchange Agent to mail to each holder of record of shares of MCA Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of MCA Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which shall be in such form and have such other provisions as Columbia may reasonably specify and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Columbia Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Columbia Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article 4, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of MCA Common Stock. In the event of a transfer of ownership of MCA Common Stock which is not registered in the transfer records of MCA, a certificate representing the proper number of shares of Columbia Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such MCA Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Columbia Common Stock shall be paid with respect to any shares of MCA Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Columbia Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Columbia Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Columbia Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of MCA of the shares of MCA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Columbia Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of MCA for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Columbia has received a written agreement from such person as provided in Section 7.10.

  (e) No certificates or scrip representing fractional shares of Columbia Common Stock will be issued in the Merger, but in lieu thereof each holder of MCA Common Stock otherwise entitled to a fractional share of Columbia Common Stock will be entitled to receive in accordance with the provisions of this
Section 4.3(e) from the Exchange Agent a cash payment in lieu of such fractional share of Columbia Common Stock representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractional shares of Columbia Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE as promptly as practicable after the Effective Time through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of MCA Common Stock, the Exchange Agent will hold such proceeds in trust (the "Common Stock Trust") for the holders of the MCA Common Stock. Columbia shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of MCA Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction the numerator of which is the amount of the fractional Columbia Common Stock interest to which such holder of MCA Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of MCA Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of MCA Common Stock in lieu of any fractional shares of Columbia Common Stock, the Exchange Agent shall make available such amounts to such holders of MCA Common Stock without interest.

  (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Columbia Common Stock) that remains unclaimed by the former stockholders of MCA one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of MCA who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of their shares of Columbia Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Columbia Common Stock deliverable in respect of each share of MCA Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  (g) None of Columbia, MCA, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of MCA Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Columbia Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Columbia Common Stock as provided in
Section 4.3(c), deliverable in respect thereof pursuant to this Agreement.

4.4. ADJUSTMENT OF EXCHANGE RATIO.

  In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Columbia Common Stock or MCA Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 5

5. REPRESENTATIONS AND WARRANTIES OF MCA.

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Columbia (the "MCA Disclosure Letter") or in the MCA Reports (as defined below). MCA represents and warrants to Columbia as of the date of this Agreement as follows:

  5.1. Existence; Good Standing; Corporate Authority; Compliance With Law. MCA is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. MCA is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of MCA and its Subsidiaries (as defined in Section 10.14) taken as a whole (an "MCA Material Adverse Effect"). MCA has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of MCA's Significant Subsidiaries (as defined in Section 10.14 hereof) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have an MCA Material Adverse Effect. Neither MCA nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which MCA or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have an MCA Material Adverse Effect. MCA and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have an MCA Material Adverse Effect. The copies of MCA's Certificate of Incorporation and Bylaws previously delivered to Columbia are true and correct.

  5.2. Authorization, Validity and Effect of Agreements. MCA has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of MCA Common Stock, the consummation by MCA of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of MCA, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  5.3. Capitalization. The authorized capital stock of MCA consists of 500,000,000 shares of MCA Common Stock and 50,000,000 shares of preferred stock, $.01 par value (the "MCA Preferred Stock"). As of March 31, 1994, there were 29,645,932 shares of MCA Common Stock (excluding 325,000 shares issued and held in treasury), and no shares of MCA Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of MCA have been issued, except pursuant to the exercise of options outstanding under the MCA Stock Option Plans. Except for the Medical Care Debentures, MCA has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of MCA on any matter. All issued and outstanding shares of MCA Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the MCA Reports, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate MCA or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of MCA or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of MCA or the Surviving Corporation pursuant to any MCA Benefit Plan (as defined in Section 5.11).

  5.4. Subsidiaries. MCA owns directly or indirectly each of the outstanding shares of capital stock of each of MCA's Subsidiaries, except as set forth in the MCA Disclosure Letter. Each of the outstanding shares of capital stock of each of MCA's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by MCA free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of MCA has been previously provided to Columbia, if applicable: (i) its name and jurisdiction of incorporation or organization;
(ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

  5.5. Other Interests. Except for interests in the MCA Subsidiaries, neither MCA nor any MCA Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity other than investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings, arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $3,000,000.

  5.6. No Violation. Neither the execution and delivery by MCA of this Agreement nor the consummation by MCA of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of MCA;
(ii) except as disclosed in the MCA Reports (as defined below), result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of its existing MCA Stock Option Plans, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of MCA or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which MCA or any of its Subsidiaries is a party, or by which MCA or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have an MCA Material Adverse Effect; or (iv) other than the filings provided for in Article 1, applicable federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have an MCA Material Adverse Effect.

  5.7. SEC Documents. MCA has delivered to Columbia each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since December 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the year ended December 31, 1993, as amended, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1994, and (iii) its Current Reports on Form 8-K dated January 16, 1994 and March 8, 1994, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "MCA Reports"). As of their respective dates, the MCA Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of MCA included in or incorporated by reference into the MCA Reports (including the related notes and schedules) fairly presents the consolidated financial position of MCA and the MCA Subsidiaries as of its date, and each of the consolidated statements of income or operations, stockholders' equity and cash flows of MCA included in or incorporated by reference into the MCA Reports (including any related notes and schedules) fairly presents the results of operations, stockholders' equity or cash flows, as the case may be, of MCA and the MCA Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of MCA and the MCA Subsidiaries at December 31, 1993, including all notes thereto, or as set forth in the MCA Reports, neither MCA nor any of the MCA Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of MCA or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

  5.8. Litigation. Except as disclosed in the MCA Reports filed with the SEC prior to the date hereof, there are no actions, suits or proceedings pending against MCA or the MCA Subsidiaries or, to the actual knowledge of the executive officers of MCA, threatened against MCA or the MCA Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have an MCA Material Adverse Effect.

  5.9. Absence of Certain Changes. Except as disclosed in the MCA Reports filed with the SEC prior to the date hereof, since December 31, 1993, MCA has conducted its business only in the ordinary course of such business, and there has not been (i) any MCA Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally); (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

  5.10. Taxes. MCA and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects,
(ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the MCA Reports.

  5.11. Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of MCA and the MCA Subsidiaries (the "MCA Benefit Plans") are listed in the MCA Reports, except MCA Benefit Plans which are not material. True and complete copies of the MCA Benefit Plans have been made available to Columbia. To the extent applicable, the MCA Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any MCA Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified. No MCA Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No MCA Benefit Plan nor MCA has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each MCA Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of MCA, there are no pending or anticipated material claims against or otherwise involving any of the MCA Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of MCA Benefit Plan activities) has been brought against or with respect to any such MCA Benefit Plan, except for any of the foregoing which would not have an MCA Material Adverse Effect. All material contributions required to be made as of the date hereof to the MCA Benefit Plans have been made or provided for. Since September 25, 1980, neither MCA nor any entity under "common control" with MCA within the meaning of ERISA
Section 4001 has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). MCA does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and MCA has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the MCA Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

  5.12. Labor Matters. Neither MCA nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of MCA, threatened against MCA or its Subsidiaries relating to their business, except for any such proceeding which would not have an MCA Material Adverse Effect. To the knowledge of the executive officers of MCA, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of MCA or any of its Subsidiaries.

  5.13. No Brokers. MCA has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of MCA or Columbia to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that MCA has retained Dillon, Read & Co. Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Columbia prior to the date hereof. Other than the foregoing arrangements, MCA is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  5.14. Opinion of Financial Advisor. MCA has received the opinion of Dillon, Read & Co. Inc., to the effect that, as of the date hereof, the merger consideration is fair to the holders of MCA Common Stock from a financial point of view.

  5.15. Columbia Stock Ownership. Neither MCA nor any of its Subsidiaries owns any shares of Columbia Common Stock or other securities convertible into Columbia Common Stock.

  5.16. Medicare Participation/Accreditation. With respect to each of MCA's surgical centers the business or activities of which includes the provision of services through the Medicare or Medicaid program, such surgical center is certified for participation or enrollment in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs and is in substantial compliance with the conditions of participation of such programs. Neither MCA nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither MCA nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have an MCA Material Adverse Effect. As of the date hereof, an aggregate of 44 of MCA's surgical centers are either accredited by the Joint Commission on Accreditation of Healthcare Organizations or the Accreditation Association for Ambulatory Health Care.

                                   ARTICLE 6

6. REPRESENTATIONS AND WARRANTIES OF COLUMBIA AND MERGER SUB.

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to MCA (the "Columbia Disclosure Letter") or in the Columbia Reports (as defined below), Columbia and Merger Sub represent and warrant to MCA as of the date of this Agreement as follows:

  6.1. Existence; Good Standing; Corporate Authority; Compliance With Law. Each of Columbia and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Columbia is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Columbia and its Subsidiaries taken as a whole (a "Columbia Material Adverse Effect"). Columbia has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Columbia's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Columbia Material Adverse Effect. Neither Columbia nor any Columbia Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Columbia or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Columbia Material Adverse Effect. Columbia and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Columbia Material Adverse Effect. The copies of Columbia's Certificate of Incorporation and Bylaws previously delivered to MCA are true and correct.

  6.2. Authorization, Validity and Effect of Agreements. Each of Columbia and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Columbia and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Columbia and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  6.3. Capitalization. The authorized capital stock of Columbia consists of 800,000,000 shares of Columbia Common Stock, 25,000,000 shares of nonvoting common stock, $.01 par value (the "Columbia Nonvoting Common Stock"), and 25,000,000 shares of preferred stock, $.01 par value (the "Columbia Preferred Stock"). As of March 31, 1994, there were 318,806,885 shares of Columbia Common Stock, 18,989,999 shares of Columbia Nonvoting Common Stock, and no shares of Columbia Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of Columbia have been issued except pursuant to the exercise of options outstanding under Columbia's stock option and employee stock purchase plans (the "Columbia Stock Option Plans"). Columbia has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Columbia on any matter. All such issued and outstanding shares of Columbia Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Columbia or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Columbia or any of its Subsidiaries.

  6.4. Subsidiaries. (a) Columbia owns directly or indirectly each of the outstanding shares of capital stock of each of Columbia's Subsidiaries, except as set forth in the Columbia Reports (as defined in Section 6.7) filed prior to the date of this Agreement. Each of the outstanding shares of capital stock of each of Columbia's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Columbia free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Columbia has been previously provided to MCA, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

  (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, all of which shares are issued and outstanding and owned by Columbia. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

  6.5. Other Interests. Except for interests in the Columbia Subsidiaries, neither Columbia nor any Columbia Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments of two captive insurance companies and investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

  6.6. No Violation. Neither the execution and delivery by Columbia and Merger Sub of this Agreement, nor the consummation by Columbia and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Columbia or Merger Sub; (ii) except as disclosed in the Columbia Reports (as defined below), result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Columbia Stock Option Plans, or any grant or award under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Columbia or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Columbia or any of its Subsidiaries is a party, or by which Columbia or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Columbia Material Adverse Effect; or (iv) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Columbia Material Adverse Effect.

  6.7. SEC Documents. Columbia has delivered to MCA each registration statement, report, proxy statement or information statement prepared by it since December 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the year ended December 31, 1993, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1994, and (iii) its Proxy Statement for the Annual Meeting of Stockholders held May 12, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Columbia Reports"). As of their respective dates, the Columbia Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Columbia Reports (including the related notes and schedules) fairly presents the consolidated financial position of Columbia and the Columbia Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Columbia Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Columbia and the Columbia Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Columbia and its Subsidiaries at December 31, 1993, including all notes thereto, or as set forth in the Columbia Reports, neither Columbia nor any of the Columbia Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Columbia or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

  6.8. Litigation. Except as disclosed in the Columbia Reports filed with the SEC prior to the date hereof, there are no actions, suits or proceedings pending against Columbia or the Columbia Subsidiaries or, to the actual knowledge of the executive officers of Columbia, threatened against Columbia or the Columbia Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Columbia Material Adverse Effect.

  6.9. Absence of Certain Changes. Except as disclosed in the Columbia Reports filed with the SEC prior to the date hereof, since December 31, 1993, Columbia has conducted its business only in the ordinary course of such business, and there has not been (i) any Columbia Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally); (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends of $.03 per share, payable on the Columbia Common Stock and the Columbia Nonvoting Common Stock); or (iii) any material change in its accounting principles, practices or methods.

  6.10. Taxes. Columbia and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects,
(ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Columbia Disclosure Letter.

  6.11. Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of Columbia and the Columbia Subsidiaries (the "Columbia Benefit Plans") are listed in the Columbia Reports, except Columbia Benefit Plans which are not material. True and complete copies of the Columbia Benefit Plans have been made available to MCA. To the extent applicable, the Columbia Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Columbia Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No Columbia Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No Columbia Benefit Plan nor Columbia has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Columbia Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Columbia, there are no pending or anticipated claims against or otherwise involving any of the Columbia Benefit Plans, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Columbia Benefit Plan activities) has been brought against or with respect to any such Columbia Benefit Plan, except for any of the foregoing which would not have a Columbia Material Adverse Effect. All material contributions required to be made as of the date hereof to the Columbia Benefit Plans have been made or provided for. Since September 25, 1980, neither Columbia nor any entity under "common control" with Columbia within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Columbia does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Columbia has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the Columbia Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

  6.12. Labor Matters. Neither Columbia nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of Columbia, threatened against Columbia or its Subsidiaries relating to their business, except for any such proceeding which would not have a Columbia Material Adverse Effect. To the knowledge of the executive officers of Columbia, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Columbia or any of its Subsidiaries.

  6.13. Opinion of Financial Advisor. Columbia has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that as of the date hereof, the consideration to be paid by Columbia pursuant to the Merger is fair to Columbia from a financial point of view.

  6.14. MCA Stock Ownership. Neither Columbia nor any of its Subsidiaries owns any shares of MCA Common Stock or other securities convertible into shares of MCA Common Stock.

  6.15. Columbia Common Stock. The issuance and delivery by Columbia of shares of Columbia Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Columbia. The shares of Columbia Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

  6.16. Convertible Securities. Columbia has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Columbia Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

  6.17. Medicare Participation/Accreditation. All of Columbia's hospitals are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Columbia assets. Neither Columbia nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither Columbia nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have a Columbia Material Adverse Effect. All of Columbia's hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

                                   ARTICLE 7

7. COVENANTS.

  7.1. Alternative Proposals. Prior to the Effective Time, MCA agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, MCA or any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that it will notify Columbia immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of MCA from
(i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire MCA pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of MCA determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law,
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, MCA provides written notice to Columbia to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which MCA determined in good faith was required to be executed in order for its Board of Directors to comply with fiduciary duties to stockholders imposed by law), MCA keeps Columbia informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.1 shall (x) permit MCA to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) permit MCA to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, MCA shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of MCA under this Agreement.

  7.2. Interim Operations. (a) Prior to the Effective Time, except as set forth in the MCA Disclosure Letter or as contemplated by any other provision of this Agreement, unless Columbia has consented in writing thereto, MCA:

    (i) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (iii) Shall not amend its Certificate of Incorporation or Bylaws;

    (iv) Shall promptly notify Columbia of any material emergency or other material change in its condition (financial or otherwise), business or results of operations, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

    (v) Shall promptly deliver to Columbia true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (vi) Shall not (x) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any stock option, stock benefit or stock purchase plan existing on the date hereof, provided that the aggregate amount of employee stock options granted pursuant to such employee stock option plans shall not exceed 50,000, (z) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs, or (aa) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

    (vii) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with its stock-based employee benefit plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; and

    (viii) Shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business.

  (b) Prior to the Effective Time, except as set forth in the Columbia Disclosure Letter or as contemplated by any other provision of this Agreement, unless MCA has consented in writing thereto, Columbia:

    (i) Shall conduct its operations in the ordinary course in substantially the same manner as heretofore conducted;

    (ii) Shall not amend its Certificate of Incorporation;

    (iii) Shall promptly deliver to MCA true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (iv) Shall not sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

    (v) Shall not redeem, purchase or otherwise acquire, or propose to redeem, purchase or acquire, a material amount of the outstanding Columbia Common Stock; and

    (vi) Shall not declare or make any extraordinary distributions with respect to its capital stock, which distributions are individually, or in the aggregate, material; provided, however, that scheduled quarterly cash dividends payable on the Columbia Common Stock shall not be deemed "extraordinary."

  7.3. Meeting of MCA Stockholders. MCA will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of MCA shall recommend such approval and shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of MCA in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law. It shall be a condition to the mailing of the Proxy Statement/Prospectus that
(i) Columbia shall have received a "comfort" letter from KPMG Peat Marwick, independent public accountants for MCA, dated the date of the Proxy Statement/Prospectus, with respect to the financial statements of MCA included in the Proxy Statement/Prospectus, substantially in the form described in
Section 8.3(c), and (ii) MCA shall have received (A) an opinion of Dillon, Read & Co. Inc., dated the date of the Proxy Statement/Prospectus, to the effect that, as of the date thereof, the merger consideration is fair to the holders of MCA Common Stock from a financial point of view, and (B) a "comfort" letter from Coopers & Lybrand, independent public accountants for Columbia, dated the date of the Proxy Statement/Prospectus, with respect to the financial statements of Columbia included in the Proxy Statement/Prospectus, substantially in the form described in Section 8.2(c).

  7.4. Filings; Other Action. Subject to the terms and conditions herein provided, MCA and Columbia shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Columbia and MCA shall take all such necessary action.

  7.5. Inspection of Records. From the date hereof to the Effective Time, each of MCA and Columbia shall (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of MCA and Columbia and their respective Subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of MCA or Columbia, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

  7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter MCA and Columbia shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

  7.7. Registration Statement. Columbia and MCA shall cooperate and promptly prepare and Columbia shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Columbia Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of MCA in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Columbia shall use all reasonable efforts, and MCA will cooperate with Columbia, to have the Form S-4 declared effective by the SEC as promptly as practicable. Columbia shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Columbia agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of MCA, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Columbia in reliance upon and in conformity with written information concerning MCA furnished to Columbia by MCA specifically for use in the Proxy Statement/Prospectus. MCA agrees that the written information concerning MCA provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of MCA, or, in the case of written information concerning MCA provided by MCA for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Columbia or MCA without the approval of the other party. Columbia will advise MCA, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Columbia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

  7.8. Listing Application. Columbia shall promptly prepare and submit to the NYSE a listing application covering the shares of Columbia Common Stock (and associated Rights) issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Columbia Common Stock (and associated Rights), subject to official notice of issuance.

  7.9. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

  7.10. Affiliate Letters. At least 30 days prior to the Closing Date, MCA shall deliver to Columbia a list of names and addresses of those persons who were, in MCA's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of MCA within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. MCA shall provide Columbia such information and documents as Columbia shall reasonably request for purposes of reviewing such list. MCA shall use all reasonable efforts to deliver or cause to be delivered to Columbia, prior to the Closing Date, from each of the Affiliates of MCA identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Columbia shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Columbia Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, consistent with the terms of such Affiliate Letters.

  7.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by MCA and Columbia.

  7.12. Insurance; Indemnity. Columbia will cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, MCA's current directors and officers insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of MCA) with respect to acts or failures to act prior to the Effective Time; provided, however, that in order to maintain or procure such coverage, Columbia shall not be required to pay an annual premium in excess of two times the current annual premium paid by MCA for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Columbia shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of MCA or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided that it will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided further that the Surviving Corporation shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. From the Effective Time to a date which is six years from the Effective Time, Columbia shall cause the net worth (determined in accordance with generally accepted accounting principles) of the Surviving Corporation and its consolidated subsidiaries to be not less than the net worth of MCA and its consolidated subsidiaries as reflected on its Quarterly Report on Form 10-Q for the period ended March 31, 1994.

  7.13. Restructuring of Merger. Upon the mutual agreement of Columbia and MCA, the Merger shall be restructured in the form of a forward subsidiary merger of MCA into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of MCA into Columbia, with Columbia being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

  7.14. Rights Agreement. Immediately prior to the Effective Time, MCA shall redeem the preferred stock purchase rights issued pursuant to that certain Rights Agreement dated as of July 30, 1992, by and between MCA and Society National Bank, at a cost of not more than $.01 per right.

                                   ARTICLE 8

8. CONDITIONS.

  8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

  (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of MCA entitled to vote thereon.

  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

  (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Columbia Common Stock to be issued to MCA stockholders in connection with the Merger shall have been received.

  (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Columbia and MCA (and their respective Subsidiaries), taken as a whole, following the Effective Time.

  8.2. Conditions to Obligation of MCA to Effect the Merger. The obligation of MCA to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

  (a) Columbia shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Columbia and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and MCA shall have received a certificate of the President or a Vice President of Columbia, dated the Closing Date, certifying to such effect; provided however, that notwithstanding anything herein to the contrary, this Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Columbia Material Adverse Effect.

  (b) MCA shall have received the opinion of Davis Polk & Wardwell, special counsel to MCA, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that MCA and Columbia will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

  (c) MCA shall have received a "comfort" letter from Coopers & Lybrand, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the Closing Date, in form and substance reasonably satisfactory to MCA, in connection with the procedures undertaken by them with respect to the financial statements of Columbia and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

  (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Columbia and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Columbia Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally).

  (e) The Columbia Common Stock to be issued to MCA stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

  8.3. Conditions to Obligation of Columbia and Merger Sub to Effect the Merger. The obligations of Columbia and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

  (a) MCA shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of MCA contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Columbia shall have received a certificate of the President or a Vice President of MCA, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have an MCA Material Adverse Effect.

  (b) Columbia shall have received the opinion of Weil, Gotshal & Manges, special counsel to Columbia, dated the Closing Date, to the effect that no gain or loss will be recognized for federal income tax purposes by Columbia, Merger Sub or MCA as a result of the Merger.

  (c) Columbia shall have received a "comfort" letter from KPMG Peat Marwick, of the kind contemplated by the AICPA Statement, dated the Closing Date, in form and substance reasonably satisfactory to Columbia, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of MCA and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

  (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of MCA and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an MCA Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally).

                                   ARTICLE 9

9. TERMINATION.

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of MCA, by the mutual consent of Columbia and MCA.

  9.2. Termination by Either Columbia or MCA. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Columbia or MCA if (a) the Merger shall not have been consummated by December 31, 1994, or (b) the approval of MCA's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; provided, in the case of a termination pursuant to clause (a) above, MCA shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by December 31, 1994.

  9.3. Termination by MCA. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of MCA referred to in Section 8.1(a), by action of the Board of Directors of MCA, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, the Board of Directors of MCA determines that such termination is required by reason of an Alternative Proposal being made, (b) there has been a breach by Columbia or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Columbia Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Columbia, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by MCA to Columbia.

  9.4. Termination by Columbia. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Columbia, if (a) the Board of Directors of MCA shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of this Agreement or the Merger due to the existence of an Alternative Proposal, or shall have recommended an Alternative Proposal to MCA stockholders, or (b) there has been a breach by MCA of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an MCA Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of MCA, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Columbia to MCA.

  9.5. Effect of Termination and Abandonment.

  (a) In the event that any person shall have made an Alternative Proposal for MCA and thereafter this Agreement is terminated pursuant to Section 9.3(a) or
Section 9.4(a), then MCA, if requested by Columbia, shall promptly, but in no event later than two days after the date of such request, pay Columbia a fee of $25,000,000, which amount shall be payable by wire transfer of same day funds. MCA acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Columbia and Merger Sub would not enter into this Agreement; accordingly, if MCA fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Columbia or Merger Sub commences a suit which results in a judgment against MCA for the fee set forth in this Section 9.5(a), the non-prevailing party shall pay to the prevailing party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.11 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.12, 10.13 and 10.14. Moreover, in the event of termination of this Agreement pursuant to Section 9.3 or 9.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; and provided further, that in the event Columbia has received the fee payable under
Section 9.5(a) hereof, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Alternative Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against MCA or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Proposal.

  9.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

10. GENERAL PROVISIONS.

  10.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4,
Section 7.12 and this Article 10 and the agreements delivered pursuant to this Agreement shall survive the Merger.

  10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Columbia or Merger Sub:                 If to MCA:


  Richard L. Scott                              Donald E. Steen
  President and Chief Executive Officer         President and Chief
  Columbia/HCA Healthcare Corporation           Executive Officer
  201 West Main Street                          Medical Care America, Inc.
  Louisville, KY 40202                          13455 Noel Road
  Facsimile: (502) 572-2161                     Dallas, Texas 75240
                                                Facsimile: (214) 385-3183

  With copies to:                               With a copy to:


  Mr. Stephen T. Braun                          Steven F. Goldstone
  Senior Vice President and General Counsel     Davis Polk & Wardwell
  Columbia/HCA Healthcare Corporation           450 Lexington Avenue
  201 West Main Street                          New York, NY 10017
  Louisville, KY 40201-7433                     Facsimile: (212) 450-4800
  Facsimile: (502) 572-2163

  Linda M. Robison
  Weil, Gotshal & Manges
  700 Louisiana, Suite 1600
  Houston, Texas 77002
  Facsimile: (713) 224-9511

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  10.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 4 and Section 7.12, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  10.4. Entire Agreement. This Agreement, the Exhibits, the MCA Disclosure Letter, the Columbia Disclosure Letter, the previously executed Confidentiality Agreements between MCA and Columbia and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  10.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of MCA, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of MCA and Columbia hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

  10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  10.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  10.11. Incorporation of Exhibits. The MCA Disclosure Letter, the Columbia Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  10.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.14. Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          Columbia/HCA Healthcare Corporation

ATTEST:

         /s/ Stephen T. Braun                      /s/ Richard L. Scott
By: _________________________________     By: _________________________________
           Stephen T. Braun                          Richard L. Scott
          Assistant Secretary                  President and Chief Executive
                                                          Officer

                                          CHOS Acquisition Corporation

ATTEST:

         /s/ Stephen T. Braun                      /s/ Richard L. Scott
By: _________________________________     By: _________________________________
           Stephen T. Braun                          Richard L. Scott
          Assistant Secretary                            President

                                          Medical Care America, Inc.

ATTEST:

         /s/ Jonathan R. Bond                       /s/ Donald E. Steen
By: _________________________________     By: _________________________________
  Name: Jonathan R. Bond                              Donald E. Steen
  Title: Senior Vice President and             President and Chief Executive
                 Secretary                               Officer

                                                                       EXHIBIT A

                            FORM OF AFFILIATE LETTER

Columbia/HCA Healthcare Corporation
201 West Main Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Medical Care America, Inc., a Delaware corporation ("MCA"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of May , 1994 (the "Agreement"), between Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), CHOS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), and MCA, MCA will be merged with and into Merger Sub (the "Merger").

  As a result of the Merger, I may receive shares of Common Stock, par value $.01 per share, of Columbia (the "Columbia Securities") in exchange for shares owned by me of Common Stock, par value $.01 per share, of MCA.

  I represent, warrant and covenant to Columbia that in the event I receive any Columbia Securities as a result of the Merger:

    A. I shall not make any sale, transfer or other disposition of the Columbia Securities in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Columbia Securities to the extent I felt necessary, with my counsel or counsel for MCA.

    C. I have been advised that the issuance of Columbia Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of MCA, I may be deemed to have been an affiliate of MCA and the distribution by me of the Columbia Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Columbia Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or under other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Columbia, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    D. I understand that Columbia is under no obligation to register the sale, transfer or other disposition of the Columbia Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    E. I also understand that there will be placed on the certificates for the Columbia Securities issued to me, or any substitutions therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
    TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED BETWEEN THE REGISTERED HOLDER HEREOF AND

    COLUMBIA/HCA HEALTHCARE CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF COLUMBIA/HCA HEALTHCARE CORPORATION."

    F. I also understand that unless the transfer by me of my Columbia Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Columbia reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Columbia Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Columbia Securities received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Columbia has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Columbia, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of MCA as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,



                                          _____________________________________
                                          Name:

Accepted this    day of     , 1994 by

Columbia/HCA Healthcare Corporation



By: _________________________________
  Name:
  Title:

                                                                     APPENDIX B



July 29, 1994

The Board of Directors Medical Care America, Inc. Two Galleria Tower 13455 Noel Road Dallas, TX 75240

Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view of the consideration to be received by the holders of common stock, par value $0.01 per share ("MCA Common Stock") of Medical Care America, Inc. ("MCA") pursuant to an Agreement and Plan of Merger, dated as of May 23, 1994 (the "Agreement"), among MCA, Columbia/HCA Healthcare Corporation ("Columbia") and CHOS Acquisition Corporation, a wholly owned subsidiary of Columbia ("Columbia Sub"). The Agreement provides for a merger (the "Merger") of Columbia Sub into MCA and that at the effective time of the Merger, each outstanding share of MCA Common Stock shall be converted into the right to receive such number of shares of Columbia common stock, par value $0.01 per share ("Columbia Common Stock ") as is determined in accordance with the formula set forth in Section 4.2(a) of the Agreement, subject to adjustment as provided in the Agreement. The formula as of the date hereof would result in the receipt of Columbia Common Stock having a value of $29.00.

   In arriving at our opinion, we have examined certain publicly available information relating to the business, financial condition and operations of MCA, as well as certain financial and other information furnished to us by MCA that is not publicly available, including projections prepared by the management of MCA. We have met with certain senior officers of MCA to discuss the operations, financial condition, history and prospects of MCA. We have reviewed historical common stock price and trading volume data relating to MCA and analyzed the consideration to be received by holders of MCA Common Stock in relation to, among other measures, market price, historical earnings, future earnings potential, cash flow and book value of MCA's businesses. We have considered recent merger and acquisition transactions involving similar companies, and have analyzed certain publicly available information, including financial information, relating to public companies whose operations we deemed comparable to those of MCA. In addition, we have examined certain publicly available information relating to the business, financial condition and operations of Columbia as well as certain financial and other information furnished to us by Columbia that is not publicly available, including projections prepared by the management of Columbia. We have also met with certain senior officers of Columbia to discuss the operations, financial condition, history and prospects of Columbia. Finally, we have conducted such other analyses and examinations as we have deemed necessary in arriving at our opinion.

   Dillon, Read & Co. Inc. has not been authorized to and has not solicited indications of interest in a business combination with MCA from parties other than Columbia and MCA has advised us that it has not held discussions with any party other than Columbia or conducted an "auction process". In the course of our analysis, we have relied upon the accuracy and completeness of the publicly available financial information, and non-public financial and other information provided to us by MCA and Columbia, which we have not independently verified. We have not made, requested or received any independent appraisal of the assets of MCA or Columbia. Our opinion herein is based upon market, economic and other circumstances existing and disclosed to us as of the date hereof.

   Subject to the foregoing and based upon our experience as investment bankers, our work described above and other factors we deemed relevant, we are of the opinion that the consideration as of the date hereof to be received by the holders of MCA Common Stock pursuant to the Agreement is fair to the stockholders of MCA from a financial point of view.

   This opinion, furnished to you solely in connection with the proposed Merger contemplated by the Agreement, shall not be otherwise used without our prior written consent.


                                                 Very truly yours,

                                                 Dillon, Read & Co. Inc.

                           MEDICAL CARE AMERICA, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Medical Care America, Inc., a Delaware corporation ("MCA"), to be held at the Westin Hotel, Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas on September 1, 1994 at 9:00 a.m., Dallas, Texas time, and the Proxy Statement and Prospectus in connection therewith (the "Proxy Statement/Prospectus") and (2) appoints Jack R. Anderson and Donald E. Steen, and each of them, his proxies with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of MCA standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Special Meeting and at any adjournment(s) or postponement(s) thereof. The undersigned directs that this proxy be voted as follows:

P
   (1) To approve and adopt an Agreement and Plan of Merger dated as of May 23, 1994 (the "Merger Agreement") among Columbia/HCA Healthcare
R Corporation ("Columbia"), CHOS Acquisition Corporation ("Columbia Sub") and MCA, pursuant to which, among other things (a) Columbia Sub would be merged with and into MCA (the "Merger") and (b) each
O stockholder of MCA would receive for each share of MCA Common Stock owned as of the effective time of the Merger a specified number of shares of Columbia Common Stock, as described in the accompanying
X      Proxy Statement/Prospectus.
               [_] FOR          [_] AGAINST           [_] ABSTAIN
   (2) To approve, effective at the Effective Time of the Merger, MCA's 1994
Y Restricted and Nonqualified Stock Option Plan, as described in the Proxy Statement/Prospectus.
               [_] FOR          [_] AGAINST           [_] ABSTAIN
   (3) To approve, effective at the Effective Time of the Merger, the June 1993 grant to each of MCA's non-employee directors of stock options to purchase 10,000 shares of MCA Common Stock.
               [_] FOR          [_] AGAINST           [_] ABSTAIN

   (4) To approve MCA's Directors Nonqualified Stock Option Plan, as described in the Proxy Statement/Prospectus.
               [_] FOR          [_] AGAINST           [_] ABSTAIN
   (5) Election of four Directors
               [_] FOR all nominees listed below (except as
                marked to the contrary below)
               [_] WITHHOLD AUTHORITY to vote
                for all nominees listed below

 Jack R. Anderson, Theodore A. Bosler, George D. Kennedy and William H. Wilcox


     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                    STRIKE THROUGH THE NOMINEE'S NAME.)



     (6) In the discretion of the proxies, on any other matter that may properly come before the Special Meeting or any adjournments or postponements thereof.
         THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.
         In connection with Proposal (1) above, Columbia and MCA reserve the right to change the structure of the Merger so that MCA would merge into Columbia Sub rather then Columbia Sub merging into MCA. Stockholder approval of the Merger Agreement shall be deemed to include approval of this alternative structure of the Merger.
         Notwithstanding stockholder approval of the foregoing Proposals, MCA reserves the right to abandon the Merger at any time prior to the consummation of the Merger. Proposals (4) and (5) will be presented and acted upon at the Special Meeting only in the event that Proposal (1) is not approved.
         The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of MCA and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.
         If one or more of the proxies named shall be present in person or by substitute at the Special Meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
         Please date, sign, and mail this proxy in the enclosed envelope. No postage is required.

                                       Date: ____________________________, 1994


                                       ----------------------------------------
                                               Signature of Stockholder



                                       ----------------------------------------
                                               Signature of Stockholder

                                       Please date this proxy and sign your
                                       name exactly as it appears hereon.
                                       Where there is more than one owner,
                                       each should sign. When signing as an
                                       attorney, administrator, executor,
                                       guardian, or trustee, please add your
                                       title as such. If executed by a
                                       corporation, the proxy should be signed
                                       by a duly authorized officer. If a
                                       partnership, please sign in partnership
                                       name by authorized person.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Restated Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the Registrant, to the full extent authorized by the Delaware General Corporation Law.

  Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  The Registrant's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director's liability (i) for breaches of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) for transactions in which the director received an improper personal benefit.

  The Registrant is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Restated Certificate of Incorporation. In addition, directors and officers are insured, at the Registrant's expense, against certain liabilities that might arise out of their employment and are not subject to indemnification under the Restated Certificate of Incorporation.

  The foregoing summaries are necessarily subject to the complete text of the statutes, Restated Certificate of Incorporation and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

    2   Agreement and Plan of Merger (attached as Appendix A to the Proxy
         Statement and Prospectus).
    3.1 Restated Certificate of Incorporation of the Registrant (filed as
         Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated
         February 11, 1994, and incorporated herein by reference).

    3.2(a) By-laws of the Registrant (filed as Exhibit 2.2 to the Registrant's
            Registration Statement on Form 8-A dated August 31, 1993, and incorporated herein by reference).
    3.2(b) Amendment to By-laws of the Registrant (filed as Exhibit 3(b).1 to the Registrant's Current Report on Form 8-K dated February 11,
            1994, and incorporated herein by reference).
    4.1    Specimen Certificate for shares of Common Stock, par value $.01 per share, of the Registrant (filed as Exhibit 4.1 to the Registrant's
            Form SE to Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.2    Columbia Hospital Corporation 9% Subordinated Mandatory Convertible
            Note Due June 30, 1999 (filed as Exhibit 4.4 to the Registrant's
            Annual Report on Form 10-K for the fiscal year ended December 31,
            1990, and incorporated herein by reference).
    4.3    Registration Rights Agreement between the Registrant and The 1818
            Fund, L.P. dated March 18, 1991 (filed as Exhibit 4.5 to the
            Registrant's Annual Report on Form 10-K for the fiscal year ended
            December 31, 1990, and incorporated herein by reference).
    4.4    Securities Purchase Agreement by and between the Registrant and The
            1818 Fund, L.P. dated as of March 18, 1991 (filed as Exhibit 4.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by reference).
    4.5    Warrant to purchase shares of Common Stock, par value $.01 per share, of the Registrant (filed as Exhibit 4.7 to the Registrant's
            Annual Report on Form 10-K for the fiscal year ended December 31,
            1990, and incorporated herein by reference).
    4.6    Registration Rights Agreement dated as of March 16, 1989, by and among HCA-Hospital Corporation of America and the persons listed on the signature pages thereto (filed as Exhibit (g)(24) to Amendment
            No. 3 to the Schedule 13E-3 filed by HCA-Hospital Corporation of
            America, Hospital Corporation of America and The HCA Profit Sharing
            Plan on March 22, 1989, and incorporated herein by reference).
    4.7    Assignment and Assumption Agreement dated as of February 10, 1994, between HCA-Hospital Corporation of America and the Registrant
            relating to the Registration Rights Agreement, as amended (filed as
            Exhibit 4.7 to the Registrant's Annual Report on Form 10-K for the
            fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.8    Amended and Restated Rights Agreement dated February 10, 1994 between the Registrant and Mid-America Bank of Louisville and Trust
            Company (filed as Exhibit 4.8 to the Registrant's Annual Report on
            Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.9    $1 Billion Credit Agreement dated as of February 10, 1994, among the
            Registrant, the Several Banks and Other Financial Institutions, and
            Chemical Bank as Agent and as CAF Loan Agent (filed as Exhibit 4.9 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.10   $2 Billion Credit Agreement dated as of February 10, 1994, among the
            Registrant, the Several Banks and Other Financial Institutions, and
            Chemical Bank as Agent and as CAF Loan Agent (filed as Exhibit 4.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
    4.11   Indenture dated as of December 15, 1993 between the Registrant and
            The First National Bank of Chicago, as Trustee (filed as Exhibit
            4.11 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by
            reference).
    *5     Opinion of Stephen T. Braun, Senior Vice President and General
            Counsel of the Registrant, regarding the issuance of the registered securities.

     23.1 Consent of Ernst & Young.
     23.2 Consent of KPMG Peat Marwick.
    *23.3 Consent of Stephen T. Braun (included in Exhibit 5).
     23.4 Consent of Weil, Gotshal & Manges.
     23.5 Consent of Davis Polk & Wardwell.
     23.6 Consent of Dillon Read & Co. Inc.
    *24   Power of Attorney.

- --------

* Previously filed.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 28th day of July, 1994.

                                   COLUMBIA/HCA HEALTHCARE CORPORATION

                                                /s/ Stephen T. Braun
                                   By: ________________________________________
                                                    Stephen T. Braun
                                       Senior Vice President and General Counsel

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----


/s/ Thomas F. Frist, Jr., M.D.*         Chairman of the         July 28, 1994
- -------------------------------------    Board
     THOMAS F. FRIST, JR., M.D.


     /s/ Richard L. Scott*              President, Chief        July 28, 1994
- -------------------------------------    Executive Officer
          RICHARD L. SCOTT               (Principal
                                         Executive Officer)
                                         and Director


      /s/ David C. Colby*               Senior Vice             July 28, 1994
- -------------------------------------    President, Chief
           DAVID C. COLBY                Financial Officer
                                         and Treasurer
                                         (Principal
                                         Financial Officer)

      /s/ Richard A. Lechleiter         Vice President &        July 28, 1994
- -------------------------------------    Controller
        RICHARD A. LECHLEITER            (Principal
                                         Accounting Officer)

              SIGNATURE                         TITLE                DATE

                                        Director
 /s/ Magdalena Averhoff, M.D.*                                  July 28, 1994
- -------------------------------------
      MAGDALENA AVERHOFF, M.D.

                                        Director
     /s/ J. David Grissom*                                      July 28, 1994
- -------------------------------------
          J. DAVID GRISSOM

                                        Director
       /s/ Ethan Jackson*                                       July 28, 1994
- -------------------------------------
            ETHAN JACKSON

                                        Director
      /s/ Charles J. Kane*                                      July 28, 1994
- -------------------------------------
           CHARLES J. KANE

                                        Director
      /s/ John W. Landrum*                                      July 28, 1994
- -------------------------------------
           JOHN W. LANDRUM

                                        Director
      /s/ T. Michael Long*                                      July 28, 1994
- -------------------------------------
           T. MICHAEL LONG

                                        Director
      /s/ Darla D. Moore*                                       July 28, 1994
- -------------------------------------
           DARLA D. MOORE

                                        Director
  /s/ Rodman W. Moorhead III*                                   July 28, 1994
- -------------------------------------
       RODMAN W. MOORHEAD III

                                        Director
      /s/ Carl F. Pollard*                                      July 28, 1994
- -------------------------------------
           CARL F. POLLARD

                                        Director
     /s/ Carl E. Reichardt*                                     July 28, 1994
- -------------------------------------
          CARL E. REICHARDT

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

   /s/ Frank S. Royal, M.D.*            Director                July 28, 1994
- -------------------------------------
        FRANK S. ROYAL, M.D.


     /s/ Robert D. Walter*              Director                July 28, 1994
- -------------------------------------
          ROBERT D. WALTER


     /s/ William T. Young*              Director                July 28, 1994
- -------------------------------------
          WILLIAM T. YOUNG


*By      /s/ Stephen T. Braun                                   July 28, 1994
   ----------------------------------
          STEPHEN T. BRAUN,
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                         DESCRIPTION                           PAGES
 -------                        -----------                        ------------
   2      Agreement and Plan of Merger (attached as Appendix A
          to the Proxy Statement and Prospectus).
   3.1    Restated Certificate of Incorporation of the
          Registrant (filed as Exhibit 3(a) to the Registrant's
          Current Report on Form 8-K dated February 11, 1994,
          and incorporated herein by reference).
   3.2(a) By-laws of the Registrant (filed as Exhibit 2.2 to the
          Registrant's Registration Statement on Form 8-A dated
          August 31, 1993, and incorporated herein by
          reference).
   3.2(b) Amendment to By-laws of the Registrant (filed as
          Exhibit 3(b).1 to the Registrant's Current Report on
          Form 8-K dated February 11, 1994, and incorporated
          herein by reference).
   4.1    Specimen Certificate for shares of Common Stock, par
          value $.01 per share, of the Registrant (filed as
          Exhibit 4.1 to the Registrant's Form SE to Form 10-K
          for the fiscal year ended December 31, 1993, and
          incorporated herein by reference).
   4.2    Columbia Hospital Corporation 9% Subordinated
          Mandatory Convertible Note Due June 30, 1999 (filed as
          Exhibit 4.4 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended December 31, 1990, and
          incorporated herein by reference).
   4.3    Registration Rights Agreement between the Registrant
          and The 1818 Fund, L.P. dated March 18, 1991 (filed as
          Exhibit 4.5 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended December 31, 1990, and
          incorporated herein by reference).
   4.4    Securities Purchase Agreement by and between the
          Registrant and The 1818 Fund, L.P. dated as of March
          18, 1991 (filed as Exhibit 4.6 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended
          December 31, 1990, and incorporated herein by
          reference).
   4.5    Warrant to purchase shares of Common Stock, par value
          $.01 per share, of the Registrant (filed as Exhibit
          4.7 to the Registrant's Annual Report on Form 10-K for
          the fiscal year ended December 31, 1990, and
          incorporated herein by reference).
   4.6    Registration Rights Agreement dated as of March 16,
          1989, by and among HCA-Hospital Corporation of America
          and the persons listed on the signature pages thereto
          (filed as Exhibit (g)(24) to Amendment No. 3 to the
          Schedule 13E-3 filed by HCA-Hospital Corporation of
          America, Hospital Corporation of America and The HCA
          Profit Sharing Plan on March 22, 1989, and
          incorporated herein by reference).
   4.7    Assignment and Assumption Agreement dated as of
          February 10, 1994, between HCA-Hospital Corporation of
          America and the Registrant relating to the
          Registration Rights Agreement, as amended (filed as
          Exhibit 4.7 to the Registrant's Annual Report on Form
          10-K for the fiscal year ended December 31, 1993, and
          incorporated herein by reference).
   4.8    Amended and Restated Rights Agreement dated February
          10, 1994 between the Registrant and Mid-America Bank
          of Louisville and Trust Company (filed as Exhibit 4.8
          to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1993, and incorporated
          herein by reference).

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                        DESCRIPTION                            PAGES
 -------                       -----------                         ------------
   4.9   $1 Billion Credit Agreement dated as of February 10,
         1994, among the Registrant, the Several Banks and Other
         Financial Institutions, and Chemical Bank as Agent and
         as CAF Loan Agent (filed as Exhibit 4.9 to the
         Registrant's Annual Report on Form 10-K for the fiscal
         year ended December 31, 1993, and incorporated herein
         by reference).
   4.10  $2 Billion Credit Agreement dated as of February 10,
         1994, among the Registrant, the Several Banks and Other
         Financial Institutions, and Chemical Bank as Agent and
         as CAF Loan Agent (filed as Exhibit 4.10 to the
         Registrant's Annual Report on Form 10-K for the fiscal
         year ended December 31, 1993, and incorporated herein
         by reference).
   4.11  Indenture dated as of December 15, 1993 between the
         Registrant and The First National Bank of Chicago, as
         Trustee (filed as Exhibit 4.11 to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 1993, and incorporated herein by
         reference).
  *5     Opinion of Stephen T. Braun, Senior Vice President and
         General Counsel of the Registrant, regarding the
         issuance of the registered securities.
  23.1   Consent of Ernst & Young.
  23.2   Consent of KPMG Peat Marwick.
 *23.3   Consent of Stephen T. Braun (included in Exhibit 5).
  23.4   Consent of Weil, Gotshal & Manges.
  23.5   Consent of Davis Polk & Wardwell.
  23.6   Consent of Dillon Read & Co. Inc.
 *24     Power of Attorney.

- --------

* Previously filed.